UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  — )

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

CNX RESOURCES CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

     (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

Fee paid previously with preliminary materials.
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

“X-Factor”: With our core values of responsibility, ownership and excellence as the foundation of our business model, CNX Resources Corporation implemented the X-Factor program to recognize, reward and incentivize employees for their extraordinary contributions to simplification efforts, innovative solutions and capital efficiencies.

CNX Resources Corporation CNX Center 1000 CONSOL Energy Drive, Suite 400 Canonsburg, Pennsylvania 15317-6506 Telephone (724) 485-4000 April 18, 2019

Annual Meeting of Shareholders – May 29, 2019

Dear Shareholder:

On behalf of the entire Board of Directors of CNX Resources Corporation (“CNX” or the “Corporation”), I cordially invite you to participate in CNX’s 2019 Annual Meeting of Shareholders (the “Annual Meeting”) on May 29, 2019, at 10:00 a.m., Eastern Time. In the spirit of innovation that defines CNX, this year’s Annual Meeting will be “virtual,” meaning that we are making our proxy materials available electronically as the primary means of furnishing proxy materials to our shareholders, and you can participate in the meeting online at www.virtualshareholdermeeting.com/CNX2019 at the appointed date and time. This “virtual” approach to the Annual Meeting provides a convenient way to access our proxy materials and vote, enables greater shareholder participation in the proceedings and reduces the cost and environmental impact of the Annual Meeting to the Corporation—all to the benefit of you, our shareholders.

In 2018, CNX’s first full year as a pure-play, oil and gas exploration and production (“E&P”) company, we continued to execute our strategy by: (i) reporting net income attributable to CNX shareholders of $797 million or $3.71 per diluted share, an increase of 109% compared to 2017; (ii) increasing adjusted earnings before interest, taxes, depreciation, depletion, amortization and exploration (“EBITDAX”) attributable to CNX shareholders by approximately 77% compared to 2017 (subsequent to sales of EBITDAX generating assets), to approximately $929 million;(1) (iii) repurchasing approximately $384 million (or 25.9 million shares) at an average price of $14.80 per share; (iv) decreasing average cash production costs by 11% to $1.09 per Mcfe, compared to 2017;(2) (v) building a hedge book that locks in cash margins in future years, where we see significant downward pressure on the forward commodity price curve; and (vi) reducing CNX’s leverage ratio (net debt/TTM adjusted EBITDAX) of 2.25x.(1)

Our goal as a Board of Directors is not to grow production, generate free cash flow or achieve some other short-term metric; rather, we intend to be disciplined in allocating the capital you have entrusted to us to investments that generate the highest returns in order to maximize the net asset value (NAV) per share(1) of the Corporation. With this goal of maximizing the NAV per share of the Corporation in mind, CNX is well-positioned for the future. Our operating plan is flexible enough and we are nimble enough to exploit periods of strong commodity prices and to thrive even in periods of low commodity prices. And we will continue to opportunistically repurchase shares if there is a disconnect between the market price of our shares and our internal NAV per share. We believe the future continues to be bright.

The accompanying proxy statement contains important information about the Annual Meeting, our nominees for election as directors, and executive compensation, among other important disclosures. Whether or not you plan to participate in the Annual Meeting, it is important that your shares be represented. Please vote your shares over the internet or via the toll-free telephone number provided or, if you received a paper copy of a proxy or voting instruction card by mail, you may vote your shares by completing, signing, dating, and returning your proxy or voting instruction card in the postage-paid envelope.

To participate in this year’s virtual Annual Meeting, you will need the 16-digit shareholder control number located on the Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials, to log in to the webcast of the Annual Meeting at www.virtualshareholdermeeting.com/CNX2019. Please keep your shareholder control number in a safe place so it is available to you for the meeting. Using this control number, you will be able to listen to the meeting live, submit questions and vote online.

Thank you for your investment in CNX. I hope you will be able to participate in this year’s Annual Meeting.

Sincerely,

Will Thorndike

Chairman of the Board

(1)	A reconciliation of adjusted EBITDAX, net debt and TTM adjusted EBITDAX to the nearest GAAP measures and an explanation of the calculation of NAV per share are set forth in Appendix A to this Proxy Statement.
(2)	Cash costs in 2018 of $1.09 per Mcfe excludes $0.89 per Mcfe of depreciation, depletion and amortization, and cash costs in 2017 of $1.23 per Mcfe excludes $1.00 per Mcfe of depreciation, depletion and amortization.

Intentionally left blank

Notice of Annual Meeting of Shareholders

To be held on May 29, 2019

10:00 a.m. (EST)

To be Held Online at www.virtualshareholdermeeting.com/CNX2019

Notice is hereby given that the 2019 Annual Meeting of Shareholders (the “Annual Meeting”) of CNX Resources Corporation (“CNX” or the “Corporation”) will be held on May 29, 2019, at 10:00 a.m., Eastern Time, online at www.virtualshareholdermeeting.com/CNX2019, for the following purposes:

1.	To elect six directors to hold office in accordance with our Amended and Restated Bylaws (the “Bylaws”);
2.	To ratify the anticipated selection of Ernst & Young LLP, an independent registered public accounting firm, as CNX’s independent auditor for the fiscal year ending December 31, 2019; and
3.	To approve, on an advisory basis, the compensation paid to our named executives in 2018, as reported in this Proxy Statement.

By resolution of the Board of Directors, we have fixed the close of business on April 9, 2019 as the record date for determining the shareholders of CNX entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Shareholders of record on April 9, 2019 will be able to participate in the Annual Meeting online at www.virtualshareholdermeeting.com/CNX2019. To participate in the Annual Meeting, you will need the 16-digit control number on your Notice of Internet Availability of Proxy Materials, your proxy card or on the instructions that accompanied your proxy materials. We encourage you to access the Annual Meeting before the start time of 10:00 a.m., Eastern Time, on May 29, 2019. Please allow ample time for online check-in, which will begin at 9:45 a.m., Eastern Time, on May 29, 2019. The online format for the Annual Meeting will permit broader participation in the meeting by our shareholders and provide you with access to copies of the proxy materials.

The proxy materials are first being released to shareholders on April 18, 2019. Whether or not you plan to attend the Annual Meeting, you can ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone or by internet or, if you received a paper copy of a proxy or voting instruction card, by completing and returning the card by mail which requires no postage if mailed in the United States. Your prompt response will be helpful and your cooperation is appreciated.

April 18, 2019

Sincerely,

Stephanie L. Gill

Vice President, General Counsel and

Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Shareholders’ Meeting to be Held on May 29, 2019: The Proxy Statement, form of proxy, Annual Report on Form 10-K for the fiscal year ended December 31, 2018 and related materials are available free of charge at www.proxyvote.com or may be obtained by contacting the Investor Relations Department at the address and phone number in the Chairman’s letter.

Intentionally left blank

  -  2019 Proxy Statement    5

Back to Contents

PROXY SUMMARY

This Proxy Summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. Please read the entire Proxy Statement carefully before voting.

Where, When and Who?

• Time and Date:	Wednesday, May 29, 2019, at 10:00 a.m. Eastern Time
• Place:	Online at www.virtualshareholdermeeting.com/CNX2019
• Record Date:	April 9, 2019
• Voting:	Shareholders of CNX as of the record date are entitled to vote. Each share of CNX common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted upon at the Annual Meeting.

Virtual Annual Meeting

We are excited to offer our shareholders a virtual Annual Meeting this year.

As permitted by Delaware law and our Bylaws, we have implemented the virtual annual meeting format in order to facilitate and increase shareholder attendance and participation by enabling shareholders to participate fully and equally from any location around the world, at no cost, as historically, we have had little to no attendance by our shareholders at our in-person annual meetings. We believe that the virtual annual meeting format is the right choice for a widely-held company, such as CNX, as it not only brings cost savings to the Corporation and our shareholders, but also increases our ability to engage with all shareholders, regardless of their size, resources, or physical location. Most recently, in 2018, we conducted an extensive shareholder outreach program (contacting shareholders representing over 80% of our common stock at the time and communicating with shareholders holding more than 60% of our common stock at the time), and view the virtual meeting format as consistent with our commitment to shareholder engagement as another tool by which to further reach our shareholder base. A virtual meeting is also environmentally friendly and in line with our commitment to sustainable business practices.

We remain sensitive to concerns regarding virtual meetings generally from investor advisory groups and other shareholder rights advocates who have voiced concerns that virtual meetings may diminish shareholder voice or reduce accountability. Our Bylaws provide that our annual meetings may be held virtually, by means of remote communication, provided that (i) we implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting is a shareholder or proxy holder, (ii) we implement reasonable measures to provide shareholders and proxy holders a reasonable opportunity to participate in the meeting and to vote on matters submitted to shareholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) we maintain a record of any votes or other action taken by shareholders or proxy holders at the meeting. Accordingly, we have designed the procedures for our virtual meeting format to comply with these requirements and to enhance, rather than constrain, shareholder access, participation and communication. For example, the online format allows shareholders to communicate with us during the meeting so they can ask appropriate questions of our Board or management in accordance with the rules of conduct for the meeting and as described under “Information About the Annual Meeting—Virtual Format—Questions. During the live Q&A session of the meeting, we will answer questions as they come in and address those asked in advance, as time permits. We have committed to publishing and answering each question received following the meeting.

See “Information About the Annual Meeting—Virtual Format” and “Instructions for the Virtual Annual Meeting” in this Proxy Statement for more information regarding this year’s virtual annual meeting. In addition, information regarding the ability of shareholders to ask questions during the Annual Meeting, related rules of conduct at the Annual Meeting, and procedures for posting appropriate questions received during the Annual Meeting (with the Corporation’s answers made available after the Annual Meeting), will be posted on our investor relations page under “Events and Presentations” in advance of the Annual Meeting. Similarly, matters addressing technical and logistical issues, including technical support during the Annual Meeting and related to accessing the Annual Meeting’s virtual meeting platform, will be available at www.virtualshareholdermeeting.com/CNX2019.

  -  2019 Proxy Statement    6

Back to Contents

Proposals Requiring Your Vote

Your vote is very important to us and to our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

Item	Proposal	Board Recommendation	Page
	Election of Directors	FOR	31
	The six Director nominees possess the necessary qualifications and range of experience and expertise to provide effective oversight and advice to Management.
	Ratification of Anticipated Selection of Ernst & Young LLP (“EY”)	FOR	67
	The Audit Committee has determined to approve the retention of EY as the Corporation’s independent auditor for fiscal year 2019 following this Annual Meeting. As a matter of good corporate governance, shareholders are being asked to ratify the Audit Committee’s anticipated selection of the independent auditor.
	Advisory Approval of Named Executive Compensation	FOR	68
	The Corporation’s executive compensation programs are designed to create a direct linkage between shareholder interests and Management with incentives specifically tailored to the achievement of financial, operational and stock performance goals.

Board Nominees

The following table provides summary information about each director nominee as of April 9, 2019. Each director of CNX is elected annually by a majority of votes cast.

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships
J. Palmer Clarkson	62	2017	President and Chief Executive Officer of Bridgestone HosePower, LLC	Yes	• CC • HSE* • NCG
William E. Davis	77	2004	Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	Yes	• AC • CC* • HSE
Nicholas J. DeIuliis	50	2014	CNX President and Chief Executive Officer	No	• HSE
Maureen E. Lally-Green	69	2013	Dean of Duquesne University School of Law; Former Judge, Superior Court of Pennsylvania	Yes	• CC • HSE • NCG*
Bernard Lanigan, Jr.	71	2016	Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc.	Yes	• AC* • HSE • NCG
William N. Thorndike, Jr., Chairman	55	2014	Managing Director of Housatonic Partners	Yes	• AC • CC • HSE

*	Committee Chair
AC	Audit Committee
CC	Compensation Committee
HSE	Health, Safety and Environmental Committee
NCG	Nominating and Corporate Governance Committee

  -  2019 Proxy Statement    7

Back to Contents

Who We Are and What We Stand For

As we entered 2018, we adopted a new Mission Statement and new Corporate Values for what was then a new company. They are:

Mission Statement

At CNX, our mission is to empower our team to embrace and drive innovative change that creates long-term per share value for our investors, enhances our communities and delivers energy solutions for today and tomorrow.

Business/Strategic Highlights

•	Focus on Execution. In 2018, the event-driven phase of our history was largely behind us, having completed the spin-off of our coal business in late 2017. As a pure-play E&P company, we are simpler and leaner and our entire team, guided by our Corporate Values, focused on capital allocation and operational execution. This focus resulted in record total gas production of 507.1 Bcfe in 2018 (including approximately 27 Bcfe of production related to assets that were sold during the year), which is 24.5% greater than 2017 production. Our Marcellus Shale production increased 20.4% and, more importantly for the future, our Utica Shale production increased 85.2% year-over-year. Perhaps most importantly, our average production cash costs decreased by $0.14 per Mcfe from 2017, to $1.09 per Mcfe in 2018. All of this translated into total adjusted EBITDAX attributable to CNX shareholders of $929 million(1), an increase of approximately 77% compared to 2017 (subsequent to sales of EBITDAX generating assets). And at the same time, we increased proved reserves by 4% to 7.9 Tcfe, notwithstanding the sale of approximately 825 Bcfe of proved reserves during the year.
•	Targeted Strategic Transactions. Our focus on operational execution did not prevent us from completing five transactions in 2018 that make CNX a stronger company for the future. Early in the year, we completed the acquisition of the 50% interest in CNX Gathering LLC, which holds the general partner interest and incentive distribution rights (“IDRs”) in CNX Midstream Partners LP (NYSE: CNXM) (“CXNM”), a master limited partnership that provides gathering services to CNX and third parties, and we concurrently amended the gathering agreements between CNX and CNXM. This transaction gives CNX control over its midstream future, which is particularly important as we ramp up production, and it gives CNXM much more certainty moving forward, which is to the benefit of CNX as the owner of a 33% interest in CNXM’s limited partnership units and owner of 100% of CNXM’s IDRs. Thereafter, (i) we sold a 95% interest in a West Virginia gathering system to CNXM for $265 million; (ii) we acquired 11,400 net Marcellus Shale acres (giving us 70 additional drilling locations) in our core southwest

(1)	A reconciliation of adjusted EBITDAX to the nearest GAAP measure is set forth in Appendix A to this Proxy Statement.

  -  2019 Proxy Statement    8

Back to Contents
Pennsylvania operating area in a three-way transaction with CNXM and HG Energy that further simplified CNXM; (iii) during the second quarter we sold substantially all of our shallow oil and gas wells as well as scattered acreage and miscellaneous assets for proceeds of approximately $102 million (and the elimination of approximately $200 million of balance sheet liabilities); and (iv) we sold substantially all of our Ohio Utica Shale joint venture assets for approximately $400 million. Taken together, these transactions strengthened our balance sheet, further focused our operations to our core operating areas, enhanced the value of our investment in CNXM and gave us greater control over our operations and our strategic future.
•	Continued Commitment to Increasing the NAV per CNX Share. During 2018, our overarching goal continued to be increasing the net asset value (“NAV”) per CNX share through prudent capital allocation in high, risk-adjusted return investments and continuous cost management. Our capital allocation alternatives include investing in the drill bit, the repurchase of shares, the retirement or refinancing of indebtedness and merger and acquisition opportunities. Given our low-cost structure, and helped by commodity prices, we realized significant returns by investing in the drill-bit in 2018. Together with our hedging strategy, we believe this drill-bit investment increased our NAV per share in 2018. We repurchased 25.9 million shares in 2018 at prices that reflect a discount to our internal NAV per share, serving to further increase our NAV per share, which we believe is an important metric for shareholders. We believe that our asset base, our cost structure, our hedging strategy, our approach to firm transportation, and our midstream relationship with CNXM provide the opportunity to continue to increase our NAV per share into the future, in almost any commodity price environment.
•	Giving Substance to Our Corporate Values. In 2018, our employees gave life to our Corporate Values—Responsibility, Ownership and Excellence. For example: as to Responsibility, our employee and contractor total recordable safety incident rates improved by at least 20% across the company, with our employee rate being over 2 times better than 2017 industry averages; as to Ownership, we saw our employees act like owners by significantly simplifying our general ledger accounts and cost centers in 2018 so we can better utilize our accounting system to analyze our business; and as to Excellence, we have established Operational Excellence teams in 2018 to improve everything from pad design to our communications with our regulators. These and similar efforts reduce the risk-profile of CNX, which leads to greater value for CNX shareholders.

Compensation Highlights

In 2018, CNX continued its commitment to executive compensation programs that drive long-term value for our shareholders.

•	Adopted Plans that Align Management with Shareholders in Both Weak and Strong Markets. Following our transformation to a pure-play E&P company after the spin-off of our coal business on November 28, 2017 (the “Separation”), our executive compensation program goals aligned directly with corporate and shareholder interests in stock price performance, adjusted Earnings Before Interest, Taxes, and Amortization (Adjusted EBITDA) per share and individual strategic goals.

–	Approved a Straightforward 2018 STIC Focused on Generating Earnings. In 2018, our annual Short-Term Incentive Compensation Program (“STIC”) for the performance period ending December 31, 2018 focused on the key goal of generating Adjusted EBITDA per share of the Corporation’s common stock, with individual performance goals that could increase award payout as much as 20%. CNX successfully executed a strategy to generate strong positive EBITDA in 2018, with goal achievement above target, as determined by the Compensation Committee of the Board.
–	Approved LTIC Programs that Continue to Focus on Stock Price Appreciation. Under our current Long-Term Incentive Compensation Programs (“LTICs”), executives receive the majority of their long-term equity awards in the form of performance share unit (“PSU”) awards that vest over a five-year period, based on the achievement of absolute and relative stock price goals. The performance goals applicable to the 2018 tranche of the 2016 PSU awards were achieved at a maximum performance level, the 2018 tranche of the 2017 PSU awards was not earned, and the 2018 tranche of the 2018 PSU awards was earned between threshold and target performance levels. The performance of the PSU programs aligns with our shareholders’ interests.

  -  2019 Proxy Statement    9

Back to Contents

–	Recognized for Further Aligning New Programs with Shareholder Interests. Over a majority – 68% – of the shares voted at our 2018 Annual Meeting of Shareholders approved our 2017 executive compensation program. We were disappointed by this result and conducted an extensive shareholder outreach program (contacting shareholders representing over 80% of our common stock at the time and communicating with shareholders holding more than 60% of our common stock at the time) to understand their respective perspectives regarding our executive compensation program and how we may address these concerns in our executive compensation programs going forward. The below chart details the principal shareholder concerns identified through our shareholder outreach efforts and our related responses to such issues in our executive compensation program.

CHANGES TO 2019 COMPENSATION PROGRAMS (IN RESPONSE TO 2018 SOP VOTE)

Shareholder Comment		CNX Response
•	CEO Compensation Level. After the Separation (and related reduction in the size of CNX), CEO compensation should be similarly reduced.	•	Volunteered to Reduce CEO Compensation. Our CEO voluntarily agreed to a 2019 target equity compensation decrease of $1 million.
•

Acceleration of Vesting for PSUs.

2017 and 2018 PSU awards include a term that accelerates vesting of future annual tranches if the closing market price per share of CNX common stock equals or exceeds the maximum performance of that future year.

•

Eliminated this Accelerated Vesting Term from CEO Awards.

CNX addressed this issue by excluding this feature from the CEO’s 2019 PSU award. In return, the Board approved a retirement provision for the CEO’s 2019 equity awards.

•

TSR Peer Group (S&P 500) Too Large.

For the PSU programs, shareholders indicated that the peer group for the total shareholder return (TSR) metric (50% of each award) of the S&P 500 was too broad since, after the Separation, CNX is a pure-play E&P company.

•

Streamlined the TSR Peer Group.

For the 2019 PSU program, CNX determined to use a more relevant, targeted group of E&P companies in the Appalachian Basin for purposes of measuring the TSR metric (i.e., Antero Resources Corporation, Cabot Oil and Gas Corporation, EQT Corporation, Gulfport Energy Corporation, Range Resources Corporation and Southwestern Energy Corporation).

•

Carryover of Excess STIC Results from Prior Year.

In connection with the 2017 STIC program, the Board approved the carryover of excess cash flow from the prior year’s STIC program based on the Corporation’s performance in 2016.

		•	Eliminated STIC Carryover Concept. The Board agreed to eliminate any carryover feature from year to year in its STIC programs adopted in 2018 and 2019.

–	CEO Declined Increase to 2018 Compensation. As a result of the Separation and the continued challenging economic environment for E&P companies, and shareholder comments, Mr. DeIuliis declined an increase to his compensation (salary, target STIC and LTIC awards) for 2018 as he had done for his cash compensation (salary and target STIC award) for 2017. His 2018 total direct compensation (salary, target STIC and LTIC awards) remained the same as 2017.

  -  2019 Proxy Statement    10

Back to Contents

–	Named Executives’ Compensation is Well Below CNX’s Performance Relative to Peers. As demonstrated by the below chart, the Corporation’s compensation of its named executives is well below CNX’s 2018 performance relative to its peers in metrics such as TSR, revenue and market capitalization.

CNX PERCENTILE RANKINGS FOR 2018 AMONG 2018 PEER GROUP

Average Target Total Direct
Compensation for Named Executives	Total Shareholder Return	Revenue	Market Capitalization
30th percentile(1)	68th percentile	34th percentile(2)	61st percentile(3)

(1)	Average total direct compensation includes base salary, annual incentive payment and target value of long-term incentives measured as of the January 30, 2018 grant date for the named executives: Messrs. DeIuliis, Rush, Johnson, and Dugan.
(2)	Based on CNX’s revenues of $1.730 billion in 2018.
(3)	Based on CNX’s market capitalization of $2.3 billion (as of December 31, 2018 and after $384 million of stock repurchases for the year).

•	Designed CEO Compensation with 90% At-Risk and Aligned with Shareholder Interests. In January 2018, the Board established our CEO’s target total direct compensation to be 90% at-risk, consisting of target STIC (approximately 13%) and target LTIC (approximately 77%), based on compensation values approved by the Compensation Committee. By making a significant portion of Mr. DeIuliis’ compensation at-risk, his interests are tightly aligned with those of our shareholders. In short, the CEO will realize most of his target compensation only if value is delivered to CNX’s shareholders, as demonstrated in the next chart.

•	Paid CEO on Target with 2016-2018 TSR Ranking Among Peers. When examining our CEO’s total direct compensation (salary, STIC, and LTIC) relative to our 2018 peer group over the past three years, Mr. DeIuliis’ compensation, shown on the vertical axis, ranks in the 66th percentile, while relative TSR performance over the same period was approximately at the 82nd percentile.

*	The shaded area is intended to represent “reasonable” CEO compensation relative to TSR. Compensation is measured using 2016-2018 CNX pay and publicly available peer pay (2015-2017). Compensation is defined as (i) total direct compensation (consisting of base salary, bonus, and the aggregate grant date fair value of the LTIC (for 2018, measured as of January 30, 2018 grant date for CNX, which values are set forth in the Summary Compensation Table – 2018, 2017 and 2016 (“SCT”) on page 51)) and (ii) all other compensation as disclosed in the SCT.

  -  2019 Proxy Statement    11

Back to Contents
•	CEO W-2 Pay Below Summary Compensation Table Reported Pay. The below chart demonstrates that Mr. DeIuliis’ W-2 pay for 2016 through 2018 was significantly less than the amounts reported in the “Total” column of the SCT. With respect to 2016, the discrepancy between W-2 pay is particularly significant and emphasizes the disconnect between compensation reported in the SCT, as required by the Securities and Exchange Commission (“SEC”) and under Generally Accepted Accounting Principles, and the pay actually received by Mr. DeIuliis for tax purposes in any given year.

(1)	SCT information includes the following for each respective year: salary, STIC, LTIC, change in pension values, and all other compensation.
(2)	The W-2 information with respect to CNX only includes the following for each respective year: base salary paid in that year, STIC paid in that year, LTIC that vested in that year, and taxable perquisites received in that year.

•	CEO Target Compensation Remains Unchanged. Mr. DeIuliis, our CEO, declined an increase to his target compensation (salary, bonus and long-term incentive compensation) in each of 2016, 2017 and 2018. Further, Mr. DeIuliis suggested, and the Board approved, a $1 million decrease to his target long-term incentive compensation for 2019.
•	Meaningful Stock Retention Requirements for Named Executives. Consistent with past practice and for equity awards granted in 2018, executive officers must keep half of any shares vested (net of taxes) until the earlier of (i) the participant’s retirement at age 62 or (ii) 10 years from the Board-determined grant date. In January 2018, we increased the stock ownership guidelines to 3.5 times salary for our current named executives (except for our CEO, whose guideline already is 5.5 times salary). Notably, each of our named executives holds more than 100% of his required guideline, and our CEO holds CNX equity in an amount that exceeds 20 times his salary.
•	Prohibited Tax Gross-Ups for Named Executives. In 2018, CNX maintained its policy prohibiting tax gross-ups for our named executives (except those provided for in the change in control agreements for Messrs. DeIuliis and Johnson, which were entered into prior to April 2009).
•	Restoration Plan Frozen. In July 2018, CNX froze the benefits for its nonqualified supplemental defined contribution plan, while moderately increasing salaries, to simplify the benefits program and, consistent with our pay-for-performance philosophy, as part of our transition to a new compensation structure that more directly ties compensation to individual and company performance.
•	Maintained Executive Compensation Clawback Policy. CNX continues to maintain a clawback policy that generally provides the Compensation Committee with the discretion to seek recovery of performance-based cash and equity compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.
•	No Employment Agreements with Named Executives. CNX does not have any employment agreements with its named executives.
•	No Hedging or Pledging Policy Regarding CNX Stock. CNX continues to maintain “no hedging” and “no pledging” policies that generally prohibit employees from engaging in hedging or pledging transactions with our stock.

  -  2019 Proxy Statement    12

Back to Contents

Corporate Governance and Compliance Highlights

•	Nominated all Independent Directors for the 2019-2020 Board Year (except the CEO). Each nominee for election at the upcoming Annual Meeting qualifies as an independent Director in accordance with the standards of the New York Stock Exchange (other than our CEO). We continue to balance the Board by introducing Board members with new perspectives with the more seasoned perspectives of our longer tenured directors. See the diagram below.

•	Appropriately Sized Board. As a result of the Separation, the size of our Board was reduced from eleven to six members to provide for a more efficient and nimble Board, while also saving the Corporation approximately $1.35 million per year.
•	Maintained Separate Chairman and CEO Roles. CNX has maintained separate Chairman and CEO roles since 2014, and Mr. Thorndike currently serves as the independent Chairman of the Board. This separation of roles will continue for the 2019-2020 Board year.
•	No Poison Pill. CNX does not maintain a poison pill.
•	Maintained Annual Full Board Elections, with a Majority Vote Standard and Resignation Policy. Since CNX’s stock has been publicly traded, Director elections have been held on an annual basis to provide our shareholders with regular input on the composition of our Board, and ultimately, of Management. Directors must be elected by a majority of votes cast, and a Director must offer to resign from the Board if he or she is not re-elected at an annual meeting of shareholders.
•	Maintained a Formal Corporate Compliance Program. We believe that the establishment and implementation of a formal Compliance Program is a necessary step to ensure best practices with respect to compliance measures and to promote the highest level of compliance efforts throughout the organization. Although many of the matters referenced in the Compliance Program are already part of our normal course of business operations, we believe it is best practice to consolidate these matters in one place.
•	Provided Transparency Through Proactive Shareholder Outreach. We have issued annual Corporate Responsibility Reports (CRRs) since 2012, and our Seventh CRR was published in mid-2018 (a copy of which can be found on our website).
•	Our Eighth CRR Regarding 2018 Will Be Published Mid-Year. This pending CRR will define who we are, what we believe and the manner in which we conduct our business. Not only will this year’s report highlight our key performance metrics, but, most importantly, it will clearly state our position that natural gas is a cornerstone fuel that will help meet the world’s ever-changing energy needs for the next generation. Some of the highlights of the 2018 report will include:

–	Performance. CNX is a performance driven organization seeking creative ways to solve challenges and improve efficiencies. The CRR will illustrate traditional performance metrics while highlighting our innovative approach to drive continuous improvement. A notable accomplishment in 2018 was the creation of the Integrated Real-Time Operations Center (IRTOC). The IRTOC combines various communications, dispatching, monitoring and control functions allowing for efficiencies in decision-making, optimization across operations and enhanced situational awareness.
–	Stewardship. Environmental stewardship and compliance is at the core of who we are at CNX. Our decision making is centered around protecting the safety of employees, our communities and the environment in which we operate. In 2018, CNX was excited to announce its partnership with Evolution Well Services. This patented electric fracturing fleet is powered by a gas turbine generator that converts CNX’s field gas into electricity. Not only does this result in fuel cost savings, but it provides significant safety and environmental benefits. It eliminates the use of diesel during pumping operations, reduces personnel exposure, has a 50 percent smaller footprint than a conventional frac fleet and significantly reduces air emissions. We are excited to be the first to broadly utilize Evolution’s innovative technology in the Appalachian Basin.

  -  2019 Proxy Statement    13

Back to Contents
–	Community. CNX is constantly seeking ways to further engage and enhance the communities within our operational footprint. We take pride in providing a “home grown” source of energy with our interactions extending beyond operations. We are committed to investing in our communities and providing a lending hand where we can. CNX engages in a variety of volunteer and partnership opportunities throughout the year. In 2019, CNX will complete a playground project begun in 2018 in Westmoreland County, an area that will be a key focus of the development of our Utica program in the coming years. CNX partnered with the Pittsburgh Penguins Foundation to construct this recreational area in Westmoreland County’s largest county park that will provide enjoyment for children of all ages for many years to come.

Human Capital and Talent Management

•	X-Factor. The X-Factor program was developed in 2018 to align our corporate mission, values and culture. This program seeks to recognize employees through peer nominations for their extraordinary contributions to simplification efforts, innovative solutions and capital efficiencies. This program is also designed to foster a collaborative environment where employees are encouraged to question the status quo and drive change to further CNX’s position within the Appalachian Basin.
•	Diversity and Inclusion. CNX believes strongly in diversity throughout our organization and has promoted women to several leadership positions at CNX, including the Senior Vice President – Engineering and Operations, the Vice President – General Counsel, the Vice President – Financial Planning Analysis, the Corporate Controller, and the Director- E&P Engineering. In addition, with respect to our Board, 1 of 5 of the independent Directors is female. A top priority for CNX is to hire and retain diverse candidates. By initiating new programs targeted towards women and minority candidates, such as our parental leave and our Women in Leadership program, we exceeded our company goal of hiring at least 25% female and minority candidates in 2018. Our final hiring percentage was 28.8%.
We strive to ensure all demographics are represented at CNX. We feel the Corporation’s success is fostered through the inclusion of different perspectives and experiences. Overall, women and minorities represent 28% of the total employee population of the Corporation. The following chart shows the representation of women and various minorities at the Corporation as of December 31, 2018, with the percent representation of each group with respect to the overall women and minority group in parenthesis:

  -  2019 Proxy Statement    14

Back to Contents
•	A Culture of Ownership. We recognize that our employees are our most important assets and we strive to support them through our culture of ownership. Along with a 2018 median compensation of $127,502, which reflects the Corporation’s leadership status among our in-basin peer group, the Corporation supports a work-life balance through a myriad of added benefits and features to provide an enriched workplace experience. CNX’s long-term business strategy is dependent on attracting, retaining, and developing a diverse population of employees. We hire and retain employees who think outside the box, who are not afraid to be transparent, and who want to win.
•	Developing Future Leaders. CNX invests significant time and capital in our employees. The Corporation encourages all employees to participate in professional organizations and provides the opportunity for them to be involved in their communities. This helps our employees expand their horizons, interact with different viewpoints and experience new ideas, all of which help our employees become innovative and creative leaders. Our leadership development program has allowed approximately 15% of our employees to receive professional certificates in areas like professional engineering, business analytics and project management or to continue their education through a master’s degree program.
Importantly, our Board and management team are always looking ahead with a succession plan for the future leaders of our Corporation. In 2018, to enhance our leadership development, we focused our training initiatives on the following four topics at all levels of the organization: Women’s Leadership, Communication Strategies, Working as a High Performing Team, and Executing Strategy. In addition, the Corporation started a formal leadership development program in 2017 to help CNX grow its pipeline of high potential employees into the leaders of the future. This program is conducted with third-party facilitators and is designed to impart key foundational skills and for employees from one functional area to learn from peers in other groups.
•	Employee Engagement. The Corporation continuously works on creating a company culture that enhances the workplace, and encourages our employees to work hard and gain satisfaction in their personal development at CNX. In order to gain further insight into the needs of our employees, we established a group of “Cultural Ambassadors” throughout the organization. These Cultural Ambassadors bring us new ideas, give us the pulse of the organization, and ultimately help us continuously improve our employee engagement.

  -  2019 Proxy Statement    15

Back to Contents

INFORMATION ABOUT THE ANNUAL MEETING

The proxy is being solicited by the Board of CNX to be voted at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held on May 29, 2019, at 10:00 a.m., Eastern Time, online at www.virtualshareholdermeeting.com/CNX2019.

The specific proposals to be considered and voted upon at the Annual Meeting are summarized in the Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

Virtual Format

We are excited to host a completely virtual Annual Meeting this year. We have implemented the virtual format to:

•	facilitate and increase shareholder attendance and participation by enabling shareholders to participate fully and equally from any location around the world, at no cost (historically, we have had little to no attendance by our shareholders at our in-person annual meetings);
•	provide for cost-savings to the Corporation and our shareholders;
•	increase our ability to engage with shareholders, regardless of their size, resources or physical location; and
•	make our Annual Meeting more environmentally friendly and sustainable.

Attendance and Participation

Our completely virtual Annual Meeting will be conducted on the internet via live webcast. You will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CNX2019. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through the 401(k) plan, which must be voted prior to the meeting).

All shareholders of record as of the Record Date, or their duly appointed proxies, may participate in the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your Notice, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting webcast will begin promptly at 10:00 a.m., Eastern Time. We encourage you to access the meeting prior to the start time. Online access will begin at 9:45 a.m., Eastern Time.

The virtual meeting platform is fully supported across browsers (Internet Explorer, Firefox, Chrome, and Safari) and devices (desktops, laptops, tablets, and cell phones) running the most updated version of applicable software and plugins. Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the meeting. Participants should also give themselves plenty of time to log in and ensure that they can hear streaming audio prior to the start of the meeting.

Voting

Shares held in your name as the shareholder of record may be voted electronically during the Annual Meeting. If you choose to vote your shares online during the Annual Meeting, please follow the instructions provided on the Notice of Internet Availability of Proxy Materials to log in to www.virtualshareholdermeeting.com/CNX2019. You will need the 16-digit control number included on your Notice, on your proxy card, or on the instructions that accompanied your proxy materials.

Even if you plan to participate in the Annual Meeting, the Corporation strongly recommends that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

  -  2019 Proxy Statement    16

Back to Contents

Questions

Shareholders may submit questions during the Annual Meeting. If you wish to submit a question, you may do so by logging into the virtual meeting platform at www.virtualshareholdermeeting.com/CNX2019, type your question into the “Ask a Question” field, and click “Submit.”

Questions pertinent to meeting matters will be answered during the meeting, subject to time constraints. Questions regarding personal matters, including those related to employment, product or landowner issues, are not pertinent to meeting matters and therefore will not be answered. Any questions pertinent to meeting matters that cannot be answered during the meeting due to time constraints will be posted online and answered at www.cnx.com.

Technical Difficulties

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Voting and Proposals

Whether you hold your shares directly as the shareholder of record or beneficially in street name, you may vote without attending the Annual Meeting in one of the following manners:

By Internet: Go to www.proxyvote.com and follow the instructions. You will need the 16-digit control number included on your proxy card or voting instruction form;

By Telephone: Dial 1-800-690-6903. You will need the control number included on your proxy card or voting instruction form; or

By Mail: Complete, date and sign your proxy card or voting instruction card and mail it.

If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for shareholders will be available 24 hours a day, and will close at 11:59 p.m., Eastern Daylight Time, on May 26, 2019.

The persons named as proxies have informed CNX of their intention, if no contrary instructions are given, to vote the shares represented by such proxies as follows:

•	FOR the election of each person nominated to serve as a director of CNX (Proposal No. 1);
•	FOR the ratification of the anticipated selection of EY, an independent registered public accounting firm, as the independent auditor of CNX for the fiscal year ending December 31, 2019 (Proposal No. 2);
•	FOR, on an advisory basis, the compensation paid to our named executives in 2018 (Proposal No. 3); and
•	in accordance with their judgment on any other matters which may properly come before the Annual Meeting.

The Board does not know of any other business to be brought before the Annual Meeting other than as indicated in the Notice of Annual Meeting of Shareholders.

Internet Availability of Proxy Materials

This Proxy Statement provides information regarding the matters to be voted on at the Annual Meeting, as well as other information that may be useful to you. In accordance with rules adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we are furnishing proxy materials to our shareholders on the internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail, you will not receive a printed copy of the proxy materials other than as described below. Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

  -  2019 Proxy Statement    17

Back to Contents

Record Date and Vote Required for Approval

The record date with respect to this solicitation is April 9, 2019 (the “Record Date”). All holders of record of CNX common stock as of the close of business on the Record Date are entitled to vote at the Annual Meeting and any adjournment or postponement thereof. As of the Record Date, CNX had 195,678,767 shares of common stock outstanding. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights. The holders of a majority of the outstanding shares of common stock of CNX as of the Record Date entitled to vote generally in the election of directors, represented in person or by proxy, will constitute a quorum at the Annual Meeting.

•	Director Elections (Proposal No. 1): Assuming a quorum, a majority of the votes cast at the Annual Meeting is required for each director nominee to be elected. Under our Bylaws, this means that the number of votes cast “for” a director’s election must exceed 50% of the total number of votes cast with respect to that director’s election. Votes cast include direction to withhold authority and exclude abstentions.
•	Independent Auditor (Proposal No. 2) and Executive Compensation Vote (Proposal No. 3): Assuming a quorum, the vote to ratify the anticipated appointment of EY as the independent auditor of the Corporation for the fiscal year ending December 31, 2019 and the advisory vote to approve the compensation paid to our named executives in 2018, as reported in this Proxy Statement, will be determined by the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote on the matter.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may be treated as “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and such instructions are not given. Brokers that have not received voting instructions from their clients cannot vote on their clients’ behalf on “non-routine” proposals, such as Proposal Nos. 1 and 3, although they may vote their clients’ shares on “routine matters,” such as Proposal No. 2. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal and have no effect on the outcome. Abstentions have the same effect as votes against the matter, except in the case of Proposal No. 1, where abstentions would not have an effect on the outcome. Proxies received but marked as abstentions and broker non-votes will be counted for quorum purposes.

The voting instruction form also serves as voting instructions for the trustees who hold shares of record for participants in the CNX Resources Corporation Investment Plan for Salaried Employees. If voting instructions representing shares in this plan are not received, those shares will not be voted.

Director Resignation Policy

Our Bylaws provide that if an incumbent director is not elected at a meeting for the election of directors and no successor has been elected at such meeting, the director must tender his or her resignation promptly to the Board. The Nominating and Corporate Governance (“NCG”) Committee of the Board will make a recommendation to the Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will act on the tendered resignation, taking into account the NCG Committee’s recommendation, and publicly disclose its decision and the underlying rationale in a press release, a filing with the SEC or other broadly disseminated means of communication within 90 days from the date of the certification of the election results.

Revocation of Proxy

If you are the owner of record of shares of our common stock as of the close of business on the Record Date, you can revoke your proxy at any time before its exercise by:

•	sending a written notice to CNX at CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, attention: Corporate Secretary, bearing a date later than the date of the proxy that is received prior to the Annual Meeting, stating that you revoke your proxy;
•	submitting your voting instructions again by telephone or over the internet;
•	signing another valid proxy card bearing a later date than the proxy initially received and mailing it so that it is received by the Corporation prior to the Annual Meeting; or
•	participating in the Annual Meeting and voting during the Meeting.

If you hold your shares through a bank, broker or other nominee, you must follow the instructions found on your voting instruction card, or contact your bank, broker or other nominee in order to revoke your previously delivered proxy.

  -  2019 Proxy Statement    18

Back to Contents

If a proxy is properly executed and is not revoked by the shareholder, the shares it represents will be voted at the Annual Meeting in accordance with the instructions provided by the shareholder. If a proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of the Board. Participation at the Annual Meeting without a request to revoke a proxy will not, by itself, revoke a previously executed and delivered proxy.

Proxy Solicitation

All costs relating to the solicitation of proxies will be borne by CNX. Georgeson LLC has been retained by CNX to aid in the solicitation of proxies at an estimated cost of $8,500, plus reimbursement of out-of-pocket expenses. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. Upon request, CNX will pay brokers and other persons holding shares of common stock in their names or in the names of their nominees for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

Secrecy in Voting

As a matter of policy, proxies, ballots and voting tabulations that identify individual shareholders are held confidentially by CNX. Such documents are available for examination only by the inspectors of election and certain employees who assist in the tabulation of votes. The vote of any individual shareholder will not be disclosed except as may be necessary to meet applicable legal requirements.

CNX will provide to any shareholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of CNX’s Annual Report on Form 10-K for the year ended December 31, 2018 (the “2018 Annual Report”) as filed with the SEC. Any such request should be directed to the CNX Resources Corporation Investor Relations Department, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317.

  -  2019 Proxy Statement    19

Back to Contents

BOARD OF DIRECTORS AND COMPENSATION INFORMATION

Board of Directors and its Committees

Board of Directors

The business and affairs of CNX are managed under the direction of our Board. We do not have a policy regarding directors’ attendance at our Annual Meetings of Shareholders; however, all directors are encouraged to attend. All of the currently serving members of our Board attended the 2018 Annual Meeting.

Board Leadership Structure

Mr. Thorndike currently serves as our non-employee Chairman of the Board. He and Mr. DeIuliis, our current President and CEO, provide the Board and CNX with the skills, leadership, and direction that CNX needs as it continues to execute on its strategic business plan. The combined depth of experiences of Messrs. Thorndike and DeIuliis at the helms of our Board and CNX, respectively, promote decisive, thoughtful and well-reasoned leadership.

Mr. Thorndike assumed the position of Chairman at the conclusion of the 2016 Annual Meeting. By selecting an independent director as the Chairman of the Board, our Board’s leadership structure, consistent with the significant changes occurring at CNX, has moved the Board into its next phase and continues to ensure clear accountability and enhance our ability to communicate a clear and consistent message and strategy to shareholders, employees, customers and suppliers.

All of our Board members (except the CEO) are independent. In addition, as indicated below, our Audit Committee, Compensation Committee and NCG Committee are composed entirely of independent directors, with independent chairs. We believe that the number of independent directors that comprise our Board, along with the independent oversight of the Board provided by our independent Chairman of the Board, benefits CNX and our shareholders.

Periodic Board Evolution

The Board seeks to maintain an effective, well-rounded and financially literate Board.

  -  2019 Proxy Statement    20

Back to Contents

Risk Management

THE BOARD

•	Oversees our risk management policies and practices, assesses major risks facing CNX, and reviews options for risk mitigation.
•	Monitors risks that have been delegated to a particular committee through reports provided by the respective committee chairpersons at each regularly-scheduled Board meeting.

Audit Committee		Health, Safety and Environmental (“HSE”) Committee
•	Assists the Board with policies related to risk assessment and risk management, compliance matters, and the integrity of CNX’s financial statements.	•	Oversees CNX’s policies to protect the health and safety of employees, contractors, customers and the public, and the environment.
•	Reviews the performance of our independent auditors (and their independence) and our internal audit department.	•	Reviews CNX’s procedures for identifying, assessing, monitoring and managing the principal risks associated with health, safety, environment, and security matters (including cybersecurity).

NCG Committee		Compensation Committee
•	Reviews and advises the Board regarding material corporate governance-related risks.	•	Reviews and oversees the risk assessment related to CNX’s compensation programs, and reports the results to the Board.
•	Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management.	•	Oversees management development plans and activities, including succession planning.

MANAGEMENT

•	Responsible for the management and assessment of risk at CNX and its subsidiaries.
•	Identifies, communicates and discusses the risks affecting CNX, its subsidiaries, and our business through regular presentations to the Board and appropriate committees (as determined by the subject matter of the particular risk).
•	In 2018, performed a comprehensive risk analysis of the material risks that could affect CNX and communicated those results to the full Board.

Committees of the Board of Directors

Our Board has four standing committees: Audit, Compensation, NCG, and HSE. Actions taken by our committees are reported to the full Board. Each of our standing committees has a written charter, which is accessible on our website (www.cnx.com) under Corporate Governance. In January 2019, the Board determined that all members of each of the Audit, Compensation, and NCG Committees are independent under the current listing standards of the New York Stock Exchange (“NYSE”) and other applicable regulatory requirements. See “Determination of Director Independence” on page 35 for additional information regarding the Board’s independence determinations with respect to its members.

  -  2019 Proxy Statement    21

Back to Contents

Audit Committee

Responsibilities	Three Independent Board Members
•	assist our Board in its oversight of the integrity of our financial statements, CNX’s compliance with its legal and regulatory requirements, the selection and review of the independent auditor’s qualifications, independence and performance, and review of the performance of CNX’s internal audit function; and
•	review significant accounting principles and financial statement presentation issues, including significant changes in accounting principles and issues with the adequacy of CNX’s internal controls, and prepare the Audit Committee Report.

Our Board has determined that all members of the Audit Committee are financially literate within the meaning of SEC rules and under the current listing standards of the NYSE. Our Board has also determined that each of the members of the Audit Committee qualifies as an “audit committee financial expert.” A copy of the Audit Committee Report for the 2018 fiscal year is included in this Proxy Statement.

Compensation Committee

Responsibilities	Four Independent Board Members
•	approve and oversee compensation plans and programs for non-employee directors and executive officers;
•	review the performance of executive officers and award or recommend incentive compensation, as appropriate based upon performance;
•	review and monitor our management development and succession plans and activities;
•	engage and oversee the outside compensation consultant; and
•	prepare the Compensation Committee Report.

Our Compensation Committee’s charter generally permits it to delegate its authority, duties and responsibilities or functions to one or more members of the Compensation Committee or to the Corporation’s officers, except where otherwise prohibited by law or applicable listing standards. The terms of our Executive Annual Incentive Plan and Equity Incentive Plan (the “Plan”) also permit our Compensation Committee to delegate its power and authority under such plans to our officers. In accordance with applicable law, in 2018, the Compensation Committee authorized our CEO to grant an aggregate of up to 600,000 shares of our common stock (in the form of equity incentive awards) and annual cash incentive awards to our non-executive employees in compliance with the terms and conditions of such delegation, the plans and applicable laws and regulations.

Our Compensation Committee periodically reviews the compensation paid to our non-employee directors and the principles upon which their compensation is determined. The Compensation Committee also periodically reports to the Board on how our non-employee director compensation practices compare with those of other similarly situated public corporations and, if the Compensation Committee deems it appropriate, recommends changes to our director compensation practices to our Board for approval.

In 2018, the Compensation Committee retained Mercer (the “consultant”) to assist it with its evaluation of our compensation programs for executive officers and directors. The role of the consultant is described on page 39 under “Role of Compensation Consultant.” Before retaining the consultant, the Compensation Committee considered the factors set forth in the NYSE rules regarding the independence of advisors from management and other relevant factors. After review, the Compensation Committee determined that the retention of the consultant would not pose a material conflict of interest based on a number of factors, including that the advisors providing consulting services to the Compensation Committee were not involved in, and would continue not to be involved in, any of the other services provided to the Corporation by Mercer affiliates. In 2018, the Mercer affiliate, Marsh USA Inc., provided insurance brokerage services to CNX relating to its properties, employment and directors and officers, and casualty matters in the amount of $1,031,672.

For additional information regarding the Compensation Committee’s processes and procedures for reviewing and determining executive officer compensation, see “Compensation Discussion and Analysis” on page 36.

  -  2019 Proxy Statement    22

Back to Contents

NCG Committee

Responsibilities	Three Independent Board Members
•	identify individuals qualified to serve as members of the Board;
•	provide recommendations to the Board as to (i) its structure and operations and (ii) CNX’s corporate governance principles;
•	annually review and recommend to the Board the appropriate size, function, and needs of the Board;
•	recommend to the Board the responsibilities of the Board committees, including each committee’s structure, operations, and delegation authority;
•	oversee the annual evaluation of the Board and the other Board committees and management, and report to the Board the results of such evaluations;
•	annually recommend to the Board the slate of director nominees to be elected by shareholders at the annual meeting, taking into consideration nominees submitted by shareholders, and, where applicable, fill director vacancies; and
•	annually review and assess CNX’s Corporate Governance Guidelines and recommend any changes to the Board.

The NCG Committee will consider director candidates recommended by shareholders. Shareholders wishing to submit candidates for election as directors should submit the names of such candidates to the Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317. See “Additional Matters” on page 70 for more information on submitting director nominations. In assessing the Board’s membership needs, the NCG Committee generally seeks to maintain a Board that is comprised of individuals who are competent in the following areas: general industry knowledge; accounting and finance; ability to make sound business decisions; management; leadership; knowledge of international markets; business strategy; crisis management; corporate governance; and risk management.

Nominees and directors must have experience in positions with a high degree of responsibility and leadership experience. Nominees and directors are selected based upon contributions that they can make to CNX. The NCG Committee’s process for identifying and evaluating director nominees is as follows:

(i)	determine what types of backgrounds, skills, and attributes are needed to help strengthen and balance the Board, taking into account the competencies described above;
(ii)	at appropriate times, actively seek individuals qualified to become new members of the Board, including through the review of candidates submitted by our independent directors, executive officers and shareholders;
(iii)	evaluate potential nominees by considering the competencies described above and conducting interviews (candidates recommended by shareholders are generally evaluated in the same manner as other nominees); and
(iv)	recommend to the Board the slate of director nominees to be elected by the shareholders at CNX’s next annual meeting of shareholders.

CNX does not maintain a separate policy regarding the diversity of its Board members. However, consistent with its charter, the NCG Committee and, ultimately, the Board, seeks director nominees with diverse personal and professional backgrounds, experience, and perspectives, including diversity of race, ethnicity, gender, and age, that, when combined, provide a diverse portfolio of experience and knowledge that will well serve CNX’s governance and strategic needs.

HSE Committee

Responsibilities	Six (Five Independent) Board Members
•	oversee risk policies and procedures for health, safety, environmental and security matters (including cybersecurity);
•	review CNX’s strategy, including objectives and policies, relative to the protection of the safety and health of employees, contractors, customers, the public, and the environment;
•	review any material compliance issues with health, safety and environmental laws, any material pending or threatened administrative, regulatory, or judicial proceedings regarding health, safety or environmental matters, and management’s response to the foregoing legal matters; and
•	review any significant health, safety and environmental public policy, legislative, political and social issues and trends that may materially affect the business operations, financial performance or public image of CNX or its industry, and management’s response to such matters.

  -  2019 Proxy Statement    23

Back to Contents

Corporate Governance Web Page and Available Documents

We maintain a corporate governance page on our website at www.cnx.com. The following documents are currently included on our website (under “Corporate Governance” or “Responsibility”):

•	Bylaws;
•	Corporate Governance Guidelines;
•	Code of Director Business Conduct and Ethics;
•	Code of Employee Business Conduct and Ethics, which covers all employees of CNX, including executives;
•	Charters of the Audit, NCG, Compensation, and HSE Committees;
•	Internal Auditing Charter;
•	Compliance Reporting Policy;
•	Related Party Policy and Procedures; and
•	Corporate Responsibility Reports.

We also will provide a printed copy of any of these documents, free of charge and upon request, to shareholders who contact the Investor Relations department in writing at CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, Pennsylvania 15317. These documents address important principles and corporate governance processes.

Membership and Meetings of the Board of Directors and its Committees

In 2018, each director attended no fewer than 96% of the aggregate of: (i) the total number of meetings held by our Board (during the period for which he or she was a director); and (ii) the total number of meetings held by all Board committees on which he or she served (during the period for which he or she served). Committee membership as of March 12, 2019 and the number of meetings held during 2018 are shown in the following table:

	Board of Directors	Audit Committee	Compensation Committee	NCG Committee	HSE Committee
J. Palmer Clarkson	Member	—	Member	Member	Chair
William E. Davis	Member	Member	Chair	—	Member
Nicholas J. DeIuliis	Member	—	—	—	Member
Maureen E. Lally-Green	Member	—	Member	Chair	Member
Bernard Lanigan, Jr.	Member	Chair	—	Member	Member
William N. Thorndike, Jr.	Chair	Member	Member	—	Member
No. of 2018 Meetings	8	8	4	3	4

During 2018, the non-management directors held four executive sessions of the Board. The presiding director for the executive sessions was Mr. Thorndike, our Chairman and an independent director.

Communication with the Board of Directors

Shareholders and other interested persons who wish to communicate with the Board may do so by writing to the Board at Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, or by sending an e-mail to directors@cnx.com. The Corporate Secretary will relay all such communications to the Board in their entirety or to individual directors (as appropriate) at the next regularly scheduled Board meeting (or earlier as necessary) except for spam, junk mail, mass mailings, solicitations, resumes, job inquiries or other matters unrelated to the Corporation. Communications that are intended specifically for the Chairman of the Board or the independent directors should be sent to the street address or e-mail address noted above, to the attention of the Chairman of the Board or the independent directors, as intended. Information concerning how to communicate with the Board is also included on CNX’s website at www.cnx.com.

  -  2019 Proxy Statement    24

Back to Contents

Director Compensation Table – 2018

The following table sets forth the compensation of our directors for the 2018 fiscal year:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)	Option Awards(4)	All Other Compensation	Total
J. Palmer Clarkson	$ 130,000	$ 250,000	$ —	$ —	$ 380,000
William E. Davis	$ 147,500	$ 250,000	$ —	$ —	$ 397,500
Maureen E. Lally-Green	$ 129,997	$ 250,000	$ —	$ —	$ 379,997
Bernard Lanigan, Jr.	$ 149,375	$ 250,000	$ —	$ —	$ 399,375
William N. Thorndike, Jr.	$ 174,167	$ 400,000	$ —	$ —	$ 574,167
(1)	Mr. DeIuliis is a member of the Board of Directors and President and CEO of CNX. His compensation for the 2018 fiscal year is reported in the SCT and other sections of this Proxy Statement. In 2018, Mr. DeIuliis did not receive any additional compensation for his service on our Board.
(2)	The non-employee directors have the ability to elect to receive deferred stock units (“DSUs”) and options granted under the Plan in lieu of their respective Board, Chairman and other cash retainers. The cash amounts payable for the 2018 fiscal year and received in the form of DSUs and options in lieu of such cash payments included in this column are as follows (rounded to the nearest whole share): (i) Mr. Clarkson: 10,710 options and 4,383 DSUs; (ii) Mr. Davis: 3,287 options (no DSUs); (iii) Ms. Lally-Green: 2,022 options (no DSUs); (iv) Mr. Lanigan: 7,930 options (no DSUs); and (v) Mr. Thorndike: 5,129 options and 4,598 DSUs.
(3)	The values set forth in this column are based on the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Compensation-Stock Compensation” (“FASB ASC Topic 718”). The grant date fair value of the restricted stock unit (“RSU”) awards is computed based upon the closing price per share of CNX’s stock on the date of grant. Included in this column are one-time special recognition RSU awards, each in the amount of $100,000, awarded to each non-employee director in 2018, other than Mr. Thorndike (who declined a special recognition award), in connection with their efforts with the Separation, as further described below.
A discussion of the relevant assumptions made in the valuation of these awards is provided in Note 17 of the 2018 Annual Report. The values reflect the awards’ fair market value at the date of grant, and do not correspond to the actual value that will be recognized by the directors.
As of December 31, 2018, the following directors held RSUs and DSUs relating to CNX stock in the amounts noted: (i) Mr. Clarkson had 12,133 unvested RSUs, 15,868 deferred RSUs and 8,967 DSUs; (ii) Mr. Davis had 7,310 unvested RSUs and 48,642 deferred RSUs; (iii) Ms. Lally-Green had 16,957 unvested RSUs and 24,144 deferred RSUs; (iv) Mr. Thorndike had 63,203 deferred RSUs and 16,893 DSUs; and (v) Mr. Lanigan had 28,001 deferred RSUs.
(4)	As of December 31, 2018, the number of shares underlying option awards held by our non-employee directors was: (i) 22,129 for Mr. Clarkson; (ii) 43,439 for Mr. Davis; (iii) 35,980 for Ms. Lally-Green; (iv) 69,910 for Mr. Lanigan; and (v) 90,790 for Mr. Thorndike.

  -  2019 Proxy Statement    25

Back to Contents

Understanding Our Director Compensation Table

We generally use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board. Each of our non-employee directors is entitled to receive annual cash fees for their service, any portion of which may be deferred at such director’s election. In lieu of all or any portion of the annual cash retainer otherwise payable to our non-employee directors, directors may elect to receive DSUs, which carry dividend equivalent rights, or non-qualified stock options. We also reimburse directors for customary travel and related expenses for their attendance at Board or committee meetings. A description of the fees and awards paid to our non-employee directors is set forth in greater detail below.

CNX Non-Employee Director Annual Fees and Awards

Our non-employee director compensation program is set forth in the following table:

Element of Annual Compensation	Dollar Value of Board Compensation (May 2018 - May 2019)
Chairman Retainer	$200,000
Board Retainer	$120,000
Committee Chair Retainer (excluding Audit Committee and Compensation Committee Chair Retainer)	$10,000
Audit Committee Chair Retainer	$30,000
Compensation Committee Chair Retainer	$20,000
Audit Committee Member Retainer (excluding Audit Committee Chair Retainer)	$7,500
Annual Equity Award (RSUs)	$150,000
Chairman Equity Award (RSUs)	$400,000

The compensation structure adopted by our Board was the result of a competitive assessment of board compensation provided to the Compensation Committee by its compensation consultants in December 2013. The Chairman’s compensation structure was adopted by our Board after a competitive assessment of similarly situated Chairpersons by its compensation consultant in connection with his appointment as Chairman after the Annual Meeting held on May 9, 2017. In recognition of their efforts related to the Separation, the Board approved one-time special recognition RSU awards in the amount of $100,000 to each non-employee director, other than Mr. Thorndike (who declined a special recognition award), that were granted in January 2018, which awards cliff-vested on the one-year anniversary of the grant date.

The Compensation Committee periodically reviews our non-employee director compensation program. In 2018, at the direction of the Compensation Committee, the consultant analyzed the competitive position of our non-employee director compensation program against the Company’s peer group used for executive compensation benchmarking purposes (see page 39 for information about the peer group) and determined that the Company’s non-employee director compensation structure generally aligns with peer group practices, with aggregate Board compensation positioned below the peer group median and individual director compensation positioned slightly above the peer group median. Based on this review, the Compensation Committee recommended, and the Board agreed, that no changes should be made to our non-employee director compensation program in 2018. There have been no increases in the cash or equity retainers for Board members (non-Committee roles) since December 2013.

CNX Non-Employee Director RSUs

In 2018, non-employee directors received their Annual Equity Award in the form of RSUs. Each RSU represents the right to receive one share of common stock following the vesting date of that unit. Non-employee director RSU awards vest upon the earlier to occur of: (i) the one year anniversary of the grant date or (ii) the date of the next Annual Meeting of Stockholders (and the directors have the ability to defer receipt of the shares). A director is not entitled to shareholder rights, including voting rights and/or dividend rights with respect to the shares underlying an RSU award, until such shares become vested and are issued to the director. Should a regular cash dividend be declared on the Corporation’s common stock at a time before the shares subject to a RSU award become vested and are issued, then the holder of the RSU will be entitled to dividend equivalent rights equal to the cash dividend declared on the shares. Dividend equivalent rights are converted into shares underlying the RSUs in accordance with a pre-established formula. The additional shares resulting from this calculation will be subject to the same terms and conditions as the unissued shares of common stock to which they relate under the award.

  -  2019 Proxy Statement    26

Back to Contents

The non-employee director RSU award agreements provide that in the event of death or disability or upon the completion of a change in control, all shares subject to such award will vest automatically and be delivered to the director immediately, or as soon as administratively practical thereafter (but in no event later than the 15th day of the third month following that date). If a director’s service is terminated for cause or he or she ceases to provide services to the Corporation for any reason other than death, disability or in connection with a change in control, such director’s award will be cancelled with respect to any unvested shares, and the number of RSUs will be reduced accordingly. The director will then cease to have any rights or entitlements to receive any shares of common stock under those cancelled units.

As a condition to a director’s right to receive shares subject to a stock option or RSU award, the director must agree to abide by the terms and conditions of the proprietary information covenant included in the award agreement and must return any materials belonging to CNX upon termination of service on the Board. See “Equity Incentive Plan Definitions” on page 63 for definitions under our Plan.

CNX Non-Employee Director Stock Options

Under the non-employee director compensation program, directors may, in lieu of receiving all or any portion of their annual cash retainer, elect to receive non-qualified stock options and/or DSUs. Subject to the provisions of the non-qualified stock option agreement and the Plan, options granted to our non-employee directors generally vest upon the earlier to occur of: (i) the one year anniversary of the grant date or (ii) the date of the next Annual Meeting of Stockholders and expire on the tenth anniversary of such grant date.

The non-employee director nonqualified stock option agreements provide that in the event of death or disability or upon the completion of a change in control, any non-vested portion of the award will immediately vest and become exercisable, and remain exercisable until the normal expiration of the stock option. If a director separates from service for any other reason, other than for cause, any non-vested portion of the award will be forfeited and cancelled as of such date, with any vested portion remaining exercisable until the normal expiration of the option. If a director terminates from service for cause, all outstanding option awards will immediately be forfeited and cancelled as of such date.

CNX Non-Employee Directors Deferred Fee Plan

The Directors Deferred Fee Plan (“Deferred Fee Plan”) was adopted on July 20, 2004 to allow non-employee directors to defer payment of all or any portion of their annual cash retainer and director meeting fees. Participation in the Deferred Fee Plan is at the election of the particular director. Upon CNX’s receipt of a deferral agreement from a director, an account is established by CNX on behalf of such director and is credited with all fees selected by the participating director. A participant’s account will be adjusted by an amount equal to the amount that would have been earned (or lost) if amounts deferred under the Deferred Fee Plan had instead been invested in hypothetical investments designated by the participant and available under the Deferred Fee Plan from time to time or, in the event that a participant fails to designate such hypothetical investments, the participant’s account will earn interest as provided in the Deferred Fee Plan. Earnings are credited to the participant’s account on a quarterly basis. The amount payable to a director participant will be paid in cash as soon as administratively practicable after the earlier of: (i) the director’s termination of service as a director or (ii) the date selected by such director, which date must be at least two years after the end of the plan year for which fees are deferred. The Deferred Fee Plan is an unfunded and unsecured liability of CNX and benefits will be paid from our general assets. Accordingly, participants are general unsecured creditors of CNX with respect to any benefits to be received by them under the Deferred Fee Plan.

CNX Non-Employee Director Deferred Stock Units (DSUs)

Under the terms of our Plan, non-employee directors may elect to receive DSUs and/or options in lieu of all or any portion of their cash retainer fees. DSUs have dividend equivalent rights. DSUs that have vested are paid following the earlier of: (i) the director’s separation from service or (ii) the date selected by the director on his or her payment date election form previously filed with CNX. DSUs generally vest on the one-year anniversary of the grant date. Upon a change in control, unvested DSUs will accelerate and vest.

A director is not entitled to shareholder rights, including voting rights and actual dividends, with respect to the shares subject to an award until the director becomes the record holder of the shares following their actual issuance. Should a regular cash dividend be declared on CNX’s common stock at a time when the director holds DSUs, he or she will be entitled to dividend equivalent rights equal to the cash dividends declared on the shares. Dividend equivalent rights are converted into additional DSUs based on a pre-established formula. The additional DSUs resulting from this calculation will be subject to the same terms and conditions as the DSUs subject to the award.

  -  2019 Proxy Statement    27

Back to Contents

If a director ceases to be a director on account of death, disability or retirement at normal retirement age for directors, all unvested DSUs granted to such director will automatically vest and become non-forfeitable. If the director’s service is terminated for cause or if the director ceases to provide services for any reason other than death, disability or retirement at a normal age, all unvested DSUs and any rights to the underlying shares will be immediately forfeited for no consideration. In addition, in the event of a termination for cause or a breach of the proprietary information covenant contained in the DSU agreement, the director will also forfeit all of his or her right, title and interest in and to any shares that have vested under his or her award. See “Equity Incentive Plan Definitions” on page 63 for definitions of cause and disability under our Plan. DSUs are structured to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

CNX Stock Ownership Guidelines for Directors

Our Board has adopted stock ownership guidelines for our directors to further align their interests with those of our shareholders and to ensure that they maintain an appropriate financial stake in CNX. The stock ownership guidelines provide, among other things, that our directors hold CNX common stock (not including shares issuable upon the exercise of options) with a value equal to five times the annual Board cash retainer on or before the fifth anniversary of becoming a Board member. As of December 31, 2018, each Board member was in compliance with our stock ownership guidelines or is expected to be within the five-year period from their start date on the Board.

  -  2019 Proxy Statement    28

Back to Contents

BENEFICIAL OWNERSHIP OF SECURITIES

The following tables set forth information with respect to the beneficial ownership of the Corporation’s common stock by:

•	persons we know to be beneficial owners of more than five percent of CNX’s common stock based upon information filed with the SEC, which information is as of December 31, 2018; and
•	each director and each nominee for director, each named executive, and all current directors and executive officers of CNX as a group, as of March 12, 2019 (except as otherwise indicated below).

The table also presents the ownership of common units of CNX Midstream Partners LP (“CNXM”) held by each director and each nominee for director, each named executive and all directors and executive officers of CNX as a group, as of March 12, 2019.

Unless otherwise indicated, the named person has the sole voting and dispositive powers with respect to the shares of CNX common stock or CNXM common units set forth opposite such person’s name.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)		Percent of Class
Southeastern Asset Management, Inc., Longleaf Partners Fund, and Longleaf Partners Small-Cap Fund(2)
c/o Southeastern Asset Management, Inc.
6410 Poplar Ave., Suite 900
Memphis, TN 38119			49,021,695	24.9%
BlackRock, Inc.(3)
55 East 52nd Street
New York, NY 10055			18,408,505	9.4%
Dimensional Fund Advisors LP(4)
Building One
6300 Bee Cave Road
Austin, Texas, 78746			15,751,720	8.0%
The Vanguard Group(5)
100 Vanguard Boulevard
Malvern, PA 19355			13,722,647	7.0%

	CNX Resources Corporation Shares Beneficially Owned(1)	Percent of Class	CNX Midstream Partners LP Common Units Beneficially Owned(1)	Percent of Class
Nicholas J. DeIuliis(6)(7)	2,034,066	1.0%	20,100	*
Donald W. Rush(6)	49,439	*	300	*
Stephen W. Johnson(6)	581,965	*	22,000	*
Timothy C. Dugan(6)	352,528	*	2,500	*
William E. Davis(6)	111,137	*	—	*
William N. Thorndike, Jr.(6)(8)	335,886	*	—	*
Maureen E. Lally-Green(6)	82,380	*	1,500	*
Bernard Lanigan, Jr.(6)(9)	1,568,023	*	164,640	*
J. Palmer Clarkson(6)	79,097	*	—	*
All current directors and executive officers as a group(10)	4,655,483	2.4%	189,040	*

*	Indicates less than one percent (1%) ownership.
(1)	As of March 12, 2019, there were 196,876,157 shares of CNX common stock outstanding. As of March 12, 2019, there were 63,730,710 common units of CNXM outstanding.
(2)	Based on a Schedule 13G/A filed by Southeastern Asset Management, Inc. (“Southeastern”), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, Longleaf Partners Fund, an investment company registered under Section 8 of the Investment Company Act, Longleaf Partners Small-Cap Fund, an investment company registered under Section 8 of the Investment Company Act, and O. Mason Hawkins, Chairman of the Board and CEO of Southeastern, on February 14, 2019. Southeastern is deemed to be the beneficial owner of 49,021,695 shares and has sole voting power with respect to 18,908,423 shares, shared voting power with respect to 25,992,531 shares, no voting power with respect to 4,120,741 shares, sole dispositive power with respect to 24,592,295 shares, and shared dispositive power with respect to 24,429,400 shares. Longleaf Partners Fund is deemed to be the beneficial owner of 10,605,889 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 10,605,889 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 10,605,889 shares. Longleaf Partners Small-Cap Fund is deemed to be the beneficial owner of 12,038,143 shares and has sole voting power with respect to 0 shares, shared voting power with respect to 12,038,143 shares, sole dispositive power with respect to 0 shares and shared dispositive power with respect to 12,038,143 shares. O. Mason Hawkins is deemed to be the beneficial owner of 0 shares.

  -  2019 Proxy Statement    29

Back to Contents
(3)	Based on a Schedule 13G/A filed by BlackRock, Inc. on February 4, 2019. BlackRock, Inc., as a parent holding company for a number of investment management subsidiaries, is deemed to be the beneficial owner of 18,408,505 shares and has sole voting power with respect to 17,710,464 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 18,408,505 shares and shared dispositive power with respect to 0 shares. The following subsidiaries of BlackRock, Inc. are investment advisors which hold shares of our common stock: BlackRock Life Limited, BlackRock Advisors, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, National Association, BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Schweiz AG, BlackRock Investment Management, LLC, BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Advisors (UK) Limited.
(4)	Based on a Schedule 13G/A filed by Dimensional Fund Advisors LP on February 8, 2019 (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In its role as investment advisor or investment manager, Dimensional may possess voting and/or investment power over the securities of CNX that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of CNX held by the Funds. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional Fund Advisors LP is deemed to be the beneficial holder of 15,751,720 shares and has sole voting power with respect to 15,442,638 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 15,751,720 shares and shared dispositive power with respect to 0 shares.
(5)	Based on a Schedule 13G/A filed by the Vanguard Group on February 11, 2019. The Vanguard Group is deemed to be the beneficial owner of 13,722,647 shares and has sole voting power with respect to 97,835 shares, shared voting power with respect to 25,078 shares, sole dispositive power with respect to 13,620,667 shares and shared dispositive power with respect to 101,980 shares.
(6)	Amounts include options that are currently exercisable or that may become exercisable within 60 days of March 12, 2019 (i.e., May 11, 2019) and shares underlying DSUs, RSUs and deferred RSUs that will or may be settled on or before May 11, 2019 as set forth below:

	Total Option, DSUs, RSUs, and deferred RSUs	Options Exercisable within 60 days	RSUs may be settled within 60 days	Deferred RSUs may be settled within 60 days	DSUs may be settled within 60 days
Nicholas J. DeIuliis	1,112,840	1,112,840	—	—	—
Donald W. Rush	9,944	9,944	—	—	—
Stephen W. Johnson	322,423	322,423	—	—	—
Timothy C. Dugan	185,632	185,632	—	—	—
William E. Davis	92,081	43,439	—	48,642	—
William N. Thorndike, Jr.	156,093	90,790	—	63,203	2,100
Maureen E. Lally-Green	69,771	35,980	9,647	24,144	—
Bernard Lanigan, Jr.	97,911	69,910	—	28,001	—
J. Palmer Clarkson	51,787	22,129	4,823	15,868	8,967

Of the shares set forth in the table above, the following related to amounts received by directors in lieu of cash retainers: Mr. Davis, 67,152; Ms. Lally-Green, 35,195; Mr. Lanigan, 72,982; Mr. Thorndike, 106,235; and Mr. Clarkson, 46,964.
(7)	Includes 65,421 CNX shares and 5,699 CNXM common units held in trusts for his children.
(8)	As a result of Mr. Thorndike’s contractual arrangement with a third party who holds 100,000 shares of CNX common stock in a margin account, Mr. Thorndike may be deemed to have a beneficial interest with respect to 50,000 shares. Mr. Thorndike has indicated he will continue to use commercially reasonable efforts to pay down the margin account. As of April 9, 2019, Mr. Thorndike has reduced the number of shares that are deemed to be held on margin by over 25% (10,000 shares) to 27,500.
(9)	Includes 20,600 shares held by Mr. Lanigan, 30,600 shares held by the Lanigan Family Limited Partnership, of which Mr. Lanigan is one of the general partners, and 120,000 shares held by limited liability companies, of which Mr. Lanigan is part owner of the managing member. These shares are currently held in a marginable account, but are on non-margin status. Also includes 1,298,912 shares of CNX common stock and 132,600 units of CNXM common units held in investment advisory accounts of clients of Southeast Asset Advisors, Inc., an investment advisor of which Mr. Lanigan serves as Chairman and Chief Executive Officer and disclaims beneficial ownership of such shares.
(10)	Of the 4,505,233 CNX shares held by the directors and executive officers as a group, 1,597,137 represent options that are currently exercisable or that may become exercisable within 60 days of March 12, 2019 (i.e., May 11, 2019); 14,470 represent RSUs that may or will be settled on or before May 11, 2019; 179,858 represent deferred RSUs that may be settled on or before May 11, 2019; and 11,067 represent DSUs that may be settled on or before May 11, 2019.

Brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course. Shares shown in the table for the directors and executive officers may be subject to this type of security interest.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires CNX’s directors, executive officers and persons who beneficially own more than ten percent of a class of CNX’s registered equity securities to file with the SEC and deliver to CNX initial reports of ownership and reports of changes in ownership of such registered equity securities. To our knowledge, based solely upon a review of Section 16 filings with the SEC, written representations that no other reports were required, and on CNX’s records, we believe that during 2018, CNX’s executive officers, directors and greater than ten percent shareholders complied with all applicable Section 16(a) filing requirements.

  -  2019 Proxy Statement    30

Back to Contents
Proposal No. 1	Election of Directors

The six nominees for election as directors for at the Annual Meeting are identified below. Each director who is elected will hold office until the next annual meeting and until the director’s successor is elected and qualified. All nominees are current members of the Board. If any nominee should for any reason become unable to serve, all shares represented by valid proxies will be voted for the election of such other person as the Board may designate as recommended by the NCG Committee. Alternatively, the Board may reduce the number of directors to eliminate the vacancy.

Biographies of Nominees

The following biographies include information concerning the nominees for director, including their recent employment, positions with CNX, other directorships, Board committee memberships and ages as of March 12, 2019.

J. PALMER CLARKSON Age: 62 Director Since: 2017 Occupation: President and Chief Executive Officer of Bridgestone HosePower, LLC	CNX Committees: • Health, Safety and Environmental Committee (Chair) • Compensation Committee • Nominating and Corporate Governance Committee

Background:

J. Palmer Clarkson joined the CNX Board in May 2017. He is the founder and, since 1992, the President and Chief Executive Officer of Bridgestone HosePower, LLC, previously Hosepower, the largest U.S. based service provider of hydraulic and industrial hoses used in construction machinery, mining, oil field equipment and factories. Mr. Clarkson currently serves as Chairman of the HSE Committee and as a member of the Compensation Committee and NCG Committee. Mr. Clarkson currently sits on the Board of Directors at Bridgestone HosePower, LLC, Hawkson Properties, Inc., Bridgestone Industrial Products Group – Japan and Actuant Corporation. Mr. Clarkson previously served as the President and Chief Executive Officer of Anchor Coupling Company from 1987 to 1992. He also sits on the boards of several nonprofit organizations.

Qualifications:

Mr. Clarkson brings over 31 years of hands-on experience as an entrepreneur, business builder and manager. He has extensive experience in accounting, finance, and operations, with a proven leadership track record.

  -  2019 Proxy Statement    31

Back to Contents
WILLIAM E. DAVIS Age: 76 Director Since: 2004 Occupation: Former Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation	CNX Committees: • Compensation Committee (Chair) • Audit Committee • Health, Safety and Environmental Committee

Background:

William E. Davis joined the CNX Board in January 2004. He currently serves as Chair of the Compensation Committee and as a member of the Audit Committee and HSE Committee. From November 2007 until December 2010, Mr. Davis was a Director of AbitibiBowater Inc., which produced a broad range of forest products marketed around the world, and served on its governance, finance and audit committees. Mr. Davis was a Director of Abitibi Consolidated Inc., which produced newsprint and commercial printing paper, from April 2003 to November 2007, and served on its audit and nominating and governance committees. Mr. Davis was also the Chairman of the Board of Directors and Chief Executive Officer of Niagara Mohawk Power Corporation, an electricity and natural gas utility located in upstate New York, from May 1993 to February 2002. Following the sale of Niagara Mohawk in February 2002, and until his retirement in April 2003, Mr. Davis served as Chairman of National Grid USA and as an Executive Director of National Grid (UK), owner and operator of the electricity transmission network in England and Wales. He served as Chairman and Chief Executive Officer of the Metropolitan Development Foundation of Central New York until December 4, 2008.

Qualifications:

Having served as Chairman and Chief Executive Officer of Niagara Mohawk Power Corporation, a major investor owned gas and electric utility, for nine years, and as Chairman of National Grid USA and Executive Director of National Grid (UK), Mr. Davis provides our Board with substantial insight into the energy industry. Mr. Davis also contributes significant knowledge with respect to corporate governance matters acquired through his years of multiple board service and a unique corporate governance insight having graduated from the National Association of Corporate Directors certification course.

NICHOLAS J. DEIULIIS Age: 50 Director Since: 2014 Occupation: CNX President and Chief Executive Officer	CNX Committees: • Health, Safety, and Environmental Committee

Background:

Nicholas J. DeIuliis serves as a Director and the President and Chief Executive Officer of CNX. Prior to the Separation, Mr. DeIuliis had more than 25 years of experience with the Company and in that time held the positions of CEO since May 7, 2015, President since February 23, 2011, and previously served as the Chief Operating Officer, Senior Vice President – Strategic Planning, and, earlier in his career, various engineering positions. On January 3, 2018, Mr. DeIuliis was appointed Chairman of the Board and Chief Executive Officer of the general partner of CNXM. He was a Director, President and Chief Executive Officer of CNX Gas Corporation from its creation in 2005 through 2009. Mr. DeIuliis was a Director and Chairman of the Board of the general partner of CONSOL Coal Resources LP (formerly known as CNX Coal Resources LP) from March 16, 2015 until November 28, 2017. Mr. DeIuliis is a member of the Board of Directors of the University of Pittsburgh Cancer Institute and the Center for Responsible Shale Development. Mr. DeIuliis is a registered engineer in the Commonwealth of Pennsylvania and a member of the Pennsylvania bar.

Qualifications:

As our current President and Chief Executive Officer, Mr. DeIuliis has a unique and in-depth understanding of our business with over 25 years of experience with CNX. He provides our Board with direct operational insight through his leadership in the development and execution of our strategic priorities, and his understanding of our business, challenges and the material risks facing the Corporation.

  -  2019 Proxy Statement    32

Back to Contents
MAUREEN E. LALLY-GREEN Age: 69 Director Since: 2013 Occupation: Dean, Duquesne University School of Law, Former Judge on the Superior Court of Pennsylvania	CNX Committees: • Nominating and Corporate Governance Committee (Chair) • Compensation Committee • Health, Safety, and Environmental Committee

Background:

Maureen E. Lally-Green joined the CNX Board in June 2013. Ms. Lally-Green currently serves as Chair of the NCG Committee and a member of the Compensation Committee and HSE Committee. Ms. Lally-Green currently serves as the Dean of Duquesne University School of Law (as of July 1, 2016). She has served on the board of Federated Mutual Fund Complex since August 2009 and was appointed to serve on its audit committee in May 2013. Ms. Lally-Green has served in various legal and business roles and directorship positions throughout her career. She previously served as Associate General Secretary, Diocese of Pittsburgh (retired August 2015), as a member of the Superior Court of Pennsylvania (retired 2009), and as a Professor of Law, Duquesne University School of Law (1983-98, both adjunct and full-time), where she currently teaches two courses. Other relevant experience includes her service as a consultant to the Supreme Court of Pennsylvania, counsel in the law department at the former Westinghouse Electric Corporation and counsel at the Division of Trading and Markets and Enforcement at the Commodity Futures Trading Commission. She also holds the following positions: member, Pennsylvania State Board of Education; Director and Chair, UPMC Mercy Hospital; Director and Vice Chair, Our Campaign for the Church Alive!, Inc.; and Director, Saint Vincent College, Latrobe, PA. Ms. Lally-Green also has held the positions of: Director, Auberle; Director, Ireland Institute of Pittsburgh; Director, Saint Thomas More Society; Director, Epilepsy Foundation of Western and Central Pennsylvania; Director, Pennsylvania Bar Institute; Director and Chair, North Catholic High School, Inc.; and Director and Chair, Catholic High Schools of the Diocese of Pittsburgh, Inc. She is a member, among others, of the Pennsylvania Bar Association and the Allegheny County Bar Association.

Qualifications:

Ms. Lally-Green brings over 40 years of legal experience to our Board that includes a diversity of experience while serving as a Judge on the Superior Court of Pennsylvania State (a statewide appellate court), her service with a major corporation and the federal government, her activities in the state-wide and local legal communities, and her experience with, among other things, corporate governance due to her service on a number of boards of non-profit entities and the for-profit Federated Mutual Fund Complex.

BERNARD LANIGAN, JR. Age: 71 Director Since: 2016 Occupation: Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc.	CNX Committees: • Audit Committee (Chair) • Health, Safety, and Environmental Committee • Nominating and Corporate Governance Committee

Background:

Bernard Lanigan, Jr. joined the CNX Board in May 2016. Mr. Lanigan currently serves as Chair of the Audit Committee and as a member of the HSE Committee and NCG Committee. He founded and has served as Chairman and Chief Executive Officer of Southeast Asset Advisors, Inc., an investment advisor and wealth management company, since 1991. He also founded and has served as Chairman of Lanigan & Associates, P.C., a certified public accounting and consulting firm, since 1974. Mr. Lanigan currently serves on the boards of directors of Rayonier Inc. since 2015, as well as various nonpublic companies and various endowments and private foundations. Previously, Mr. Lanigan served on the boards of directors of Texas Industries, Inc. and Ruby Tuesday, Inc.

Qualifications:

Mr. Lanigan brings over 40 years of leadership experience with large, complex and diverse organizations to our Board. He has been a certified public accountant for more than 40 years and has over 35 years of experience in financial, tax, accounting, investment advising, capital allocation, strategic consulting, risk assessment, valuations and mergers and acquisitions matters, including as both advisor and principal.

  -  2019 Proxy Statement    33

Back to Contents
WILLIAM N. THORNDIKE, JR. Age: 55 Director Since: 2014 Occupation: Managing Director of Housatonic Partners	CNX Committees: • Audit Committee • Compensation Committee • Health, Safety, and Environmental Committee

Background:

William N. Thorndike, Jr. joined the CNX Board in October 2014. Mr. Thorndike was named our Chairman on May 11, 2016. He currently serves as a member of the Audit Committee, Compensation Committee and HSE Committee. He founded Housatonic Partners, a private equity firm, in Boston, Massachusetts, in 1994 and has been a Managing Director since that time. Prior to founding Housatonic Partners, Mr. Thorndike worked with T. Rowe Price Associates and Walker & Company, a publishing company, where he was named to the Board of Directors. Mr. Thorndike has served as a director of over 30 companies since founding Housatonic Partners. He is currently a director of Carillon Assisted Living, LLC; Lincoln Peak Holdings, LLC; OASIS Group Ltd.; QMC International, LLC; and Zirco DATA. He also serves as a Trustee of Stanford Business School Trust, and WGBH, a public broadcaster serving southern New England, and is the Chair of the Board of Trustees of the College of the Atlantic. Mr. Thorndike is the author of “The Outsiders: Eight Unconventional CEOs and Their Radically Rational Blueprint for Success.”

Qualifications:

Mr. Thorndike brings over 20 years of investment and board experience to the CNX Board. He has extensive leadership experience in evaluating strategic alternatives and helping to build value for shareholders across a variety of industries. He has a breadth of financial, strategic and human resource knowledge with specific expertise in the areas of capital allocation and compensation.

Related Party Policy and Procedures

Our Audit Committee adopted a written Related Party Policy and Procedures for the review and approval or ratification of related party transactions with directors, nominees for director, executive officers and certain family members (“related persons”). A copy of the policy is available on our website at www.cnx.com.

Under the policy, prior to entering into a potential related party transaction (which is generally a transaction in excess of $120,000 involving the Corporation and a related person), the related person must notify our chief financial officer and general counsel of the material facts regarding the transaction. If our chief financial officer and general counsel determine that the proposed transaction is in fact a related person transaction, the details of the transaction are presented to our Audit Committee (or if it is not practicable or desirable to wait until the next Audit Committee meeting, to the chairman of the Audit Committee) for approval. The Audit Committee or Chairman, as applicable, will consider all relevant facts and circumstances including the terms of the transaction and terms that would be available to unrelated parties, the benefits to us and, if the transaction involves an independent director, any impact the transaction would have on such director’s independence. The Audit Committee or Chairman, as applicable, will also inform our NCG Committee of any related person transactions involving directors or nominees. Since the SEC’s related party regulation also applies to directors’ and executive officers’ family members, as well as entities with which they may be affiliated, it is possible that related person transactions could occur without a director or executive officer being aware of them and seeking approval in accordance with the policy. When we become aware of a related person transaction that has not been previously approved, the policy provides that the details of the transaction will be presented to our Audit Committee or Chairman, as applicable, for ratification or other action. Our Audit Committee also reviews, on an annual basis, ongoing related person transactions having a remaining term of more than six months or that are in excess of $120,000. We also require that officers and directors complete annual director and officer questionnaires and adhere to written codes of business conduct and ethics regarding various topics, including conflicts of interest, the receipt of gifts, service in outside organizations, political activity and corporate opportunities. Officers and directors must certify compliance with these codes in writing each year.

No reportable transactions occurred during 2018.

  -  2019 Proxy Statement    34

Back to Contents

Determination of Director Independence

Our Board is required under the NYSE rules to affirmatively determine the independence of each director on an annual basis and to disclose this determination in the Proxy Statement for each annual meeting of shareholders of CNX. Based on the independence standards set forth in our Corporate Governance Guidelines, which are described below, and the NYSE listing standards, our Board has determined that each of our directors, other than Mr. DeIuliis (who is our President and CEO), had no material relationship with CNX (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with CNX) and is “independent” under our Corporate Governance Guidelines and the corporate governance rules of the NYSE listing standards set forth in Section 303A of the NYSE Listed Company Manual. The Board also determined that each member of the Audit Committee meets the heightened independence standards required for audit committee members under the NYSE listing standards and the SEC rules, and considered the additional factors under the NYSE rules relating to members of the Compensation Committee before determining that each of them is independent.

The Board has established the following standards for determining director independence, which are reflected in our Corporate Governance Guidelines that are available in the Corporate Governance section of the Corporation’s website at www.cnx.com.

A director will not be deemed independent under CNX’s Corporate Governance Guidelines if:

•	(i) the director is, or has been within the previous three years, employed by CNX or its subsidiaries, or an immediate family member is, or has been within the previous three years, an executive officer of CNX or its subsidiaries; provided, that employment as an interim Chairman of the Board or CEO or other executive officer shall not disqualify a director from being considered independent following that employment;
•	(ii) the director or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from CNX or its subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that compensation received by a director for former service as an interim Chairman of the Board or CEO or other executive officer need not be considered in determining independence under this paragraph (ii) and provided further, that compensation received by an immediate family member for service as an employee of CNX or its subsidiaries (other than an executive officer) need not be considered in determining independence under this paragraph (ii);
•	(iii)(A) the director or an immediate family member is a current partner of the firm that is CNX’s or its subsidiaries’ internal auditor or external auditor (each an “Audit Firm”); (B) the director is a current employee of an Audit Firm; (C) the director has an immediate family member who is a current employee of an Audit Firm and who personally works on CNX’s or its subsidiaries’ audit or (D) the director or an immediate family member was, within the previous three years (but is no longer), a partner or employee of an Audit Firm and personally worked on CNX’s or its subsidiaries’ audit within that time;
•	(iv) the director or an immediate family member is, or has been within the previous three years, employed as an executive officer of another company where any of CNX’s or its subsidiaries’ present executive officers at the same time serves or served on such company’s compensation (or equivalent) committee of the board of directors; or
•	(v) the director is a current employee, or an immediate family member is an executive officer, of a company that has made payments to, or received payments from, CNX or its subsidiaries for property or services in an amount which, in any of the previous three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues. For purposes of the foregoing, both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year;
•	(vi) for members of the Audit Committee only: other than in the capacity as a member of the audit committee, the Board or any other committee of the Board, the director (A) may not accept, directly or indirectly, any consulting, advisory or other compensatory fee from CNX or its subsidiaries; provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with CNX or its subsidiaries (provided that such compensation is not contingent in any way on continued service) or (B) is not an affiliated person of CNX or its subsidiaries; and
•	(vii) for members of the Compensation Committee only: other than in the capacity as a member of the Compensation Committee, Board, or any other committee of the Board, the Board will consider all factors specifically relevant to determining whether a director has a relationship to CNX or its subsidiaries which is material to that director’s ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to, (A) the source of compensation of such director, including any consulting, advisory or other compensatory fee paid by CNX or its subsidiaries to such director and (B) whether the director is affiliated with CNX or its subsidiaries or an affiliate of CNX or its subsidiaries.

Any related person transaction required to be disclosed under SEC Regulation S-K, Item 404, shall be considered in determining the independence of a director or nominee.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Above-Named Nominees for Re-Election to the Board of Directors.

  -  2019 Proxy Statement    35

Back to Contents

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Introduction

As described in this Proxy Summary, 2018 was a significant year for CNX. Last year was the first full year of CNX as a pure-play E&P company following the closing of the Separation in November 2017. Our Compensation Committee has continued its commitment to an executive compensation program that is aligned with our business goals and culture and serves the long-term interests of our shareholders. We believe that attracting and retaining superior talent, supported by a compensation program that is highly performance-based, is important to delivering long-term shareholder returns.

This Compensation Discussion and Analysis (“CD&A”) section of the Proxy Statement is designed to provide our shareholders with an explanation of CNX’s executive compensation philosophy and objectives, our 2018 executive compensation program, and the compensation paid by CNX to the following named executive officers (“named executives”):

Name	Position*
Nicholas J. DeIuliis	President and Chief Executive Officer (“Chief Executive Officer” or “CEO”)
Donald W. Rush	Executive Vice President and Chief Financial Officer (“Chief Financial Officer”)
Stephen W. Johnson**	Former Executive Vice President and Chief Legal Officer (“Chief Legal Officer”)
Timothy C. Dugan	Executive Vice President and Chief Operating Officer—Exploration and Production (“Chief Operating Officer”)
*	Following the Separation, the Board and management reviewed CNX’s executive team and their respective roles and responsibilities. Given the reduced size of the Corporation after the Separation, the Board and management determined that the “executive officers” of the Corporation, as defined by the applicable SEC rule, were Messrs. DeIuliis, Rush, Johnson and Dugan, and that no other CNX employee held positions, roles and responsibilities within CNX that qualified him or her as an “executive officer” of the Corporation within the meaning of such rule during fiscal year 2018.
**	Mr. Johnson retired from the position of Chief Legal Officer on February 1, 2019.

This CD&A contains references to one or more financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”). A reconciliation of each disclosed non-GAAP financial measure to the most directly comparable GAAP financial measure is provided in Appendix A to this Proxy Statement.

  -  2019 Proxy Statement    36

Back to Contents
1	Summary

Our executive compensation program is designed to attract, motivate, and retain key executives who will promote both the short- and long-term growth of CNX and create sustained shareholder value. To this end, we take a pay-for-performance approach to our executive compensation program that ties the majority of the compensation payable to our named executives to stock price and operational performance, and promotes equity ownership among the named executives to greater align their interests with those of our shareholders.

Following our 2018 say-on-pay vote, management engaged in an extensive shareholder outreach program (contacting shareholders representing over 80% of our common stock at the time and communicating with shareholders holding more than 60% of our common stock at the time) to understand our shareholders’ concerns regarding our executive compensation program and to develop responses to address and alleviate their concerns, as described in the following chart:

CHANGES TO 2019 COMPENSATION PROGRAMS (IN RESPONSE TO 2018 SOP VOTE)

Shareholder Comment		CNX Response
•	CEO Compensation Level. After the Separation (and related reduction in the size of CNX), CEO compensation should be similarly reduced.	•	Volunteered to Reduce CEO Compensation. Our CEO voluntarily agreed to a 2019 target equity compensation decrease of $1 million.
•	Acceleration of Vesting for PSUs.
2017 and 2018 PSU awards include a term that accelerates vesting of future annual tranches if the closing market price per share of CNX common stock equals or exceeds the maximum performance of that future year.	•	Eliminated this Accelerated Vesting Term from CEO Awards.
CNX addressed this issue by excluding this feature from the CEO’s 2019 PSU award. In return, the Board approved a retirement provision for the CEO’s 2019 equity awards.
•	TSR Peer Group (S&P 500) Too Large.
For the PSU programs, shareholders indicated that the peer group for the TSR metric (50% of each award) of the S&P 500 was too broad especially since, after the Separation, CNX became a pure-play E&P company.	•	Streamlined the TSR Peer Group.
For the 2019 PSU program, CNX determined to use a more relevant, targeted group of E&P companies in the Appalachian Basin for purposes of measuring the TSR metric (i.e., Antero Resources Corporation, Cabot Oil and Gas Corporation, EQT Corporation, Gulfport Energy Corporation, Range Resources Corporation and Southwestern Energy Corporation).
•	Carryover of Excess STIC Results from Prior Year.
	In connection with the 2017 STIC program, the Board approved the carryover of excess cash flow from the prior year’s STIC program based on the Corporation’s performance in 2016.	•	Eliminated STIC Carryover Concept. The Board agreed to eliminate any carryover from year to year in its STIC programs adopted in 2018 and 2019.

Some of the executive compensation highlights from 2018 are as follows:

•	No change in the CEO’s target compensation from 2017 to 2018;
•	Designed the CEO’s compensation with 90% being at-risk and/or tied to stock price;
•	Designed the 2018 STIC to be focused on Adjusted EBITDA, stock price and individual achievement goals so that our executives were focused on maximizing performance as a new standalone pure-play E&P company;
•	Maintained the essential components of the LTIC in 2018 to continue to focus on, and reward executives for, the achievement of stock price appreciation goals, including time-based vesting of RSUs over a three-year period and vesting of PSUs over a five-year period based on the achievement of absolute and relative stock price goals;
•	Achieved PSU vesting at more than a maximum performance level (200%) with respect to the 2018 tranche of the 2016 PSUs, the 2018 tranche of the 2017 PSUs was not earned, and the 2018 tranche of the 2018 PSUs was earned between the threshold and target performance levels (33%). The performance of the PSU programs aligns with our shareholders’ interests and related experience with our stock performance;
•	Continued competitive stock ownership guidelines and long-term retention requirements for equity awards; and
•	No employment agreements between CNX and current executives.

Managerial decisions over time drive a company’s financial performance. CNX’s financial and non-financial performance has been consistently solid over the years, despite the volatile economy and volatile commodity prices. This conclusion is underscored by our “Business/Strategic Highlights” and “Compensation Highlights”, as described on pages 8 and 9.

  -  2019 Proxy Statement    37

Back to Contents
2	Pay for Performance

We consistently place a substantial portion of our named executives’ compensation at-risk, a majority of which is dependent upon the performance of our stock price. As demonstrated in the following charts for the CEO, on the one hand, and Messrs. Johnson, Rush and Dugan, on the other hand, the vast majority of our named executives’ compensation is in the form of short-term and long-term incentive-based compensation.

The above charts demonstrate a strong alignment between the named executives’ compensation and the long-term interests of our shareholders. In short, our named executives’ compensation is highly correlated with stock price performance – if value is not delivered to our shareholders, as measured by stock price, then the named executives’ compensation will be adversely affected.

3	Compensation Setting Process

Compensation Philosophy and Objectives

CNX’s compensation philosophy is to provide a total compensation package—that is, base salary, short-term (annual) incentive compensation, long-term (equity-based) compensation (generally, in the form of RSUs and PSUs), retirement compensation (401(k) contributions),and benefits (such as health insurance, vacation, etc.) that will attract and retain employees with the education, experience, values (Responsibility, Ownership and Excellence), initiative and drive necessary to execute CNX’s business plan and achieve CNX’s long-term strategic goals. Each named executive’s total compensation opportunity is generally targeted within a reasonable range around the median of similarly-situated executives at our peer group companies after consideration of the items described in the next paragraph. See “Use of Peer Group Data” below for a list of the companies included in our 2018 peer group.

Key factors affecting the Compensation Committee’s executive compensation determinations include: (i) the nature and scope of an executive’s responsibilities; (ii) an executive’s performance (including contribution to CNX’s financial results); and (iii) the Compensation Committee’s outside compensation consultant’s report(s) on survey and/or proxy data for compensation paid to executives with similar responsibilities at other similarly-situated companies.

Results of 2018 Shareholder Vote on Named Executive Compensation

CNX engages in discussions with our major shareholders on various topics, including the compensation of our named executives. The insight that we have gained over the years through these discussions has been helpful to the Compensation Committee as it considers and adopts compensation policies relating to our named executives.

At our 2018 Annual Meeting of Shareholders, over a majority — 68% — of the shares voted approved our 2017 executive compensation program. We were disappointed in this outcome, and therefore made an effort to engage in shareholder discussions throughout the year. We subsequently took actions in response to such discussions to address shareholder concerns, as described above. We continue to strive to structure our executive compensation programs to better align the interests of our named executives and shareholders. We understand from our shareholders (based on discussions with shareholders holding over 60% of our shares at the time) that the changes we have made in 2019 to our executive compensation programs (as described above) have, in fact, more closely aligned our programs with their expectations.

We will continue to engage actively in discussions with our shareholders on executive compensation matters and consider shareholder views about our core principles and objectives when determining the compensation of our named executives.

  -  2019 Proxy Statement    38

Back to Contents

Use of Peer Group Data

A primary factor that the Compensation Committee considers in determining the total compensation opportunity available to each of our named executives is whether such total compensation opportunity is competitive with the total compensation opportunities offered to similarly-situated executives by our competitors.

In connection with becoming a pure-play E&P company, the Compensation Committee modified our peer group for 2018 to select peers that are engaged in businesses substantially similar to our business. The following peer companies were used to help establish 2018 compensation for our named executives (collectively, the “peer group”):

Antero Resources Corporation	EQT Corporation	Southwestern Energy Corporation
Cabot Oil and Gas Corporation	Gulfport Energy Corporation	SM Energy Company
Chesapeake Energy Corporation	PDC Energy Inc.	Whiting Petroleum Corporation
Energen Corp.	Range Resources Corporation	WPX Energy

On average, each of our current named executives are below the 50th percentile of the peer group and, in the aggregate, the named executives are at the 30th percentile. With respect to the average percentile ranking for the named executives’ total direct compensation compared to the peer group, the Compensation Committee’s compensation consultant found the following relative to its peers in metrics such as TSR, revenue and market capitalization:

CNX PERCENTILE RANKINGS FOR 2018 AMONG PEER GROUP

Average Target Total Direct Compensation for Named Executives	Total Shareholder Return	Revenue	Market Capitalization
30th percentile(1)	68th percentile	34th percentile(2)	61st percentile(3)

(1)	Average total direct compensation includes base salary, annual incentive payment and target value of long-term incentives measured as of the January 30, 2018 grant date of the following named executives: Messrs. DeIuliis, Rush, Johnson, and Dugan.
(2)	Based on CNX’s revenues of $1.730 billion in 2018.
(3)	Based on CNX’s market capitalization of $2.3 billion (as of December 31, 2018 and after $384 million of stock repurchases for that year).

Role of Compensation Consultant

The compensation consultant is retained by the Compensation Committee and works with the Compensation Committee in coordination with management. For 2018, the Compensation Committee engaged Mercer (the “consultant”) to assist with the development of our 2018 executive compensation program. A consultant representative generally attended Compensation Committee meetings and was available to participate in executive sessions. Before retaining the consultant, the Compensation Committee considered the factors set forth in the NYSE rules regarding the independence of advisors from management and other relevant factors. After review, the Compensation Committee determined that the retention of the consultant would not pose a material conflict of interest based on a number of factors, including that the advisors providing consulting services to the Compensation Committee were not involved in, and would continue not to be involved in, any of the other services provided to the Corporation by Mercer affiliates. In 2018, the Mercer affiliate, Marsh USA Inc., provided insurance brokerage services to CNX relating to its properties, employment and director and officers, and casualty matters in the amount of $1,031,672.

The Compensation Committee looked to the compensation consultant to review the elements of our compensation program, including the appropriate mix of short- and long-term incentives, and for any recommendations of modifications thereto, based on their review of the market practices at a peer group of companies and CNX’s compensation objectives. The consultant also provided input on the design of our incentive programs and the underlying performance metrics.

Process for Evaluating Compensation

Generally, in the first quarter of each year, the Compensation Committee meets to establish the base salaries, incentive opportunities, and related performance goals of CNX’s incentive compensation programs, including the STIC and LTIC. To establish compensation for a particular named executive (other than our CEO), CNX’s Human Resources personnel make initial assessments that are submitted to our CEO for review. This assessment considers relevant industry salary practices, the complexity and level of responsibility associated with the particular named executive’s position, the position’s overall importance to CNX in relation to other executive positions, and the competitiveness of the named executive’s total compensation. Our CEO may make appropriate changes to this qualitative assessment based on his determination of such named executive’s past performance. The Compensation Committee then reviews: (i) our CEO’s compensation recommendations for each named executive (other than himself); (ii) our CEO’s evaluation of each named executive’s performance and internal value; and (iii) the benchmarking studies as compiled by the consultant.

  -  2019 Proxy Statement    39

Back to Contents

After considering the factors described above, and in consultation with the CEO and the consultant, the Compensation Committee approved the named executives’ 2018 compensation packages.

To establish compensation for our CEO, the Compensation Committee reviews: (i) the benchmarking studies and compensation alternatives compiled by the consultant; (ii) the CEO’s self-evaluation of his annual performance; and (iii) the Board’s evaluation of his annual performance.

After considering these factors, the Compensation Committee reviews and approves, and recommends that the Board approves, the compensation of our CEO. Our CEO does not participate in, and is not present for, any approvals relating to his compensation.

  -  2019 Proxy Statement    40

Back to Contents
4	Compensation Decisions for 2018

Elements of Executive Compensation Program

In 2018, we continued to compensate our named executives through the following:

Compensation Element Form of Compensation

Performance Criteria/Formula   Purpose

  ••Cash Individual performance and experience in the role are To provide fixed compensation to attract and retain key executives and offset the cyclicality in our business that impacts variable pay primary factors in determining base salaries.

Base Salary (page 42)

  ••Cash For our 2018 STIC, the formula was:       To provide incentives to our employees to achieve Adjusted EBITDA per share and operational   performance goals for the year and to reward our employees for the achievement of those goals.

Short Term Incentive Compensation Program (“STIC”) (page 42)   Performance   Individual     Total

  Measure   Performance     Result

  Adjusted Capped at 20% of   200% +

  EBITDA/ + Total STIC Payout = Indiv.

  Share         Perform.

  ••2016, 2017 and 2018 PSUs (vesting 1/5 per year for five years) ••PSUs represented 55% of the LTIC in 2018, 2017 and 2016 ••For the PSU awards granted in 2018 for the 2018 – 2022 performance period, the LTIC formula was as follows: To create a strong incentive for our key management members to achieve our long-term

  Performance measure Total Units Earned performance objectives and strategic plan and

  (2018 PSUs)   Weight (2018 Tranche)

                to align management’s interests with those of our shareholders. Equity

    Relative TSR (S&P 500) 50%   33%

    Absolute Stock Price   50%

                awards also are intended to retain executive talent. All equity awards settle in stock.

Long-Term Incentive Compensation Program (“LTIC”) (page 44)   ••For the PSU awards granted in 2017 for the 2017 – 2021 performance period, the LTIC formula was as follows:

  Performance measure Total Units Earned

  (2017 PSUs)   Weight (2018 Tranche)

    Relative TSR (S&P 500) 50%

            0%

    Absolute Stock Price   50%

    ••For the PSU awards granted in 2016 for the 2016 – 2020 performance period, the LTIC formula was as follows:

    Performance measure Total Units Earned

    (2016 PSUs)   Weight (2018 Tranche)

    Relative TSR (S&P 500) 50%

            200%

    Absolute Stock Price   50%

  ••2018 RSUs (vesting 1/3 per year for three years) ••RSUs represented 45% of the 2018 LTIC

  ••RSUs have time-based vesting

  ••Retirement Benefits           To attract and retain key management members and, for change in control agreements, to motivate executives to take actions that are in the best interests of CNX.

  ••Change in Control Agreements

Other Agreements and Benefits (page 47)

  Examples of our Perquisites include: ••Social Club Memberships ••Vehicle Allowance ••Occasional Event Tickets           To provide a competitive compensation package.

Perquisites (page 49)

  -  2019 Proxy Statement    41

Back to Contents

2018 Base Salary

The Compensation Committee reviewed the base salaries of our named executives as compared to those of the peer group companies, and as a result, recommended increases to our named executives’ base salaries for 2018. Messrs. DeIuliis and Johnson declined increases to their base salaries. The annual base salaries of our named executives are as follows for 2018 and 2017:

Named Executive	Salaries at Year-End 2017	Salaries at Year-End 2018	Percent Change
Chief Executive Officer	$ 800,000	$ 800,000	0%
Chief Financial Officer	$ 350,000	$ 435,969	24.56%
Chief Legal Officer	$ 497,996	$ 497,996	0%
Chief Operating Officer	$ 446,516	$ 460,163	3.06%

2018 STIC

The STIC program is designed to deliver annual cash awards when CNX and our named executives are successful in meeting or exceeding established performance targets and to pay less, or nothing at all, when CNX and/or our employees fall short of these targets. The STIC program provides incentive compensation (measured at target) that is comparable to compensation provided by companies with which CNX competes for executive talent. The description of the 2018 STIC program established by the Compensation Committee applied to all of the named executives.

For the 2018 STIC applicable to the January 1, 2018 – December 31, 2018 performance period, the Compensation Committee significantly re-designed and simplified the program to achieve key goals in our first year as a standalone pure-play E&P company based on achievement of (i) Adjusted EBITDA per share and (ii) pre-established individual performance goals for our executive officers.

Part One: Adjusted EBITDA/Share Goal:

EBITDA per share was calculated as described in Appendix A and had a score ranging from 0 – 200%, with a score of 100% indicating target performance and a higher score (up to a maximum of 200%) indicating above-target performance as follows:

Adjusted EBITDA/Share	Performance Level	EBITDA Score
$4.00/share (based on $895M Adjusted EBITDA)	Maximum	200%
$3.828/share (based on $857M Adjusted EBITDA)	Target	100%
$3.777/share (based on $845M Adjusted EBITDA)	Threshold	70%

If the threshold, or minimum, score of 70% had not been achieved, a score of zero would have been assigned, with no payout. Upon achievement of the threshold, target, or maximum score, the EBITDA performance factor was determined based on such score, with total payout potentially modified by the individual performance factor described below. The target Adjusted EBITDA per share performance factor was derived from the annual Board-approved profit objective (“PO”) for CNX for 2018.

The “EBITDA Score” was then applied to the following formula:

Target Dollars (Base Salary (year-end) x Target Opportunity % (pre-assigned)) x EBITDA Score (up to 200%) = Annual Award Payment for Adjusted EBITDA per Share

The Adjusted EBITDA per share was achieved at $4.46/share(3) (Adjusted EBITDA of $940M) resulting in the achievement of the goal at 200%. The Compensation Committee acknowledged that the Corporation’s stock repurchase activity over the annual performance period impacted Adjusted EBITDA per share for the year; however, the Board views stock repurchase as an important element of the Corporation’s capital allocation strategy and the Board desires to incentivize management to effect stock repurchases when there is a disconnect between the Corporation’s stock price and its internal NAV per share. In any event, the Compensation Committee determined that performance at maximum would have been achieved even without the stock repurchases in 2018.

(3)	See Appendix A for non-GAAP reconciliation.

  -  2019 Proxy Statement    42

Back to Contents

Part Two: Individual Performance Goals:

In January 2018, the Compensation Committee approved individual strategic performance goals for the executive officers to achieve in our first year as a pure-play E&P company. The goals (both quantitative and qualitative) were not assigned specific weighted percentages and our Compensation Committee determined achievement after considering performance as to the goals on a holistic basis. The named executives’ performance relative to the below goals was capped at 20% percent of the total STIC payout and their ultimate payouts were a function of the degree to which their job responsibilities were aligned with the established goals. The individual strategic performance goals (and related performance results) were as follows:

Quantitative	Achieved?	Performance Results
Achieve Adjusted EBITDA in excess of $857M ($3.828/share).	YES	$947M(1) ($4.46/share)
Achieve a leverage ratio of 2.5 or less by year-end.	YES	2.28 (E&P standalone basis) and 2.33 (consolidated basis)
Stock buyback activity.	YES	25.9M shares for $383M ($14.80/share)
Increase NAV per share by 10% by year-end 2018 (without regard to changes in commodity pricing), as determined using consistent NAV per share methodology.	YES	NAV per share increased by 40% in 2018.

Qualitative	Achieved?	Performance Results
Continue the delineation of the dry Utica in Southwestern Pennsylvania (SWPA), Central Pennsylvania (CPA) and Northern West Virginia (Northern WV).	YES

CNX continued to successfully delineate its Utica assets as follows:

•  With respect to SWPA, CNX successfully completed and turned online the RHL11E Utica well and began to test the blend strategy.

•  The SWPA blend strategy was refined and at year-end, the first SWPA pad was drilling ahead of schedule.

•  In CPA, the development strategy, including the data acquisition plan, acreage acquisition plan and a midstream buildout, were approved by management and included in the two-year plan.

•  In Northern WV, the delineation plan was approved by management and the WDTN 5 pad was under construction.

•  Participation via non-op working interest in the SWN Funka well (SWPA) and XTO HCPP well (CPA) also helped to further delineate the blend strategy and eastern extent of the Utica play burnout line respectively in 2017–2018.

•  The Bell Point 6 well in CPA was successfully completed and turned online in 2018 and represents a successful test of six inch production casing.

Hold an analyst day for CNX and CNXM.	YES	On March 13, 2018, management held an analyst and investor meeting for CNX and CNXM. The meeting was attended in person by 46 analysts and investors (with approximately 425 listeners on the webcast).
Develop a process to methodically assess M&A opportunities and evaluate at least one strategic acquisition in the Appalachian Basin.	YES	CNX developed an M&A process utilizing a SixSigma Pugh Matrix to screen potential M&A candidates and prioritize resources. Using the Matrix, CNX evaluates M&A opportunities with a weighted average scoring system that measures opportunities against pre-established sets of criteria and prioritizes them based on the asset’s (i) strategic fit, (ii) value creation potential and (iii) risk/feasibility. If the screening evaluation exceeds a composite baseline score, then the asset will be considered for further evaluation with an in-depth pro-forma analysis.
At least 25% of all new hires will be diverse (that is, women and minorities) and at least 15% of all candidates interviewed will be in a minority group.	YES	28.8% of all new hires were diverse and 15.3% of all candidates interviewed were from minority groups.

(1)	See Appendix A for non-GAAP reconciliation.

  -  2019 Proxy Statement    43

Back to Contents

Based on the results of the 2018 STIC as shown above, the ultimate payouts to our named executives for 2018 performance were as follows:

Named Executive	Target Opportunity Percentages (% of Base Salary)(1)	Target Payout Opportunity	EBITDA Payout	Individual Performance Payout	Total Payout(2)
Chief Executive Officer	120%	$960,000	$1,920,000	$456,000	$2,376,000
Chief Financial Officer	70%	$305,178	$610,357	$122,071	$733,000
Chief Legal Officer	65%	$323,698	$647,396	$64,740	$713,000
Chief Operating Officer	65%	$299,106	$598,212	$89,732	$688,000

(1)	The Compensation Committee determined the 2018 target opportunity percentages for our named executives based on a review of competitive data and performance. The Compensation Committee approved the target opportunity percentages and payouts for each of the named executives.
(2)	Rounded up to the nearest thousand.

LTIC

Our LTIC program is designed to create a strong incentive for our named executives to achieve the longer-term performance objectives in CNX’s strategic plan and to align management’s interests with those of our shareholders. The Compensation Committee determined that each named executive would receive his entire 2018 long-term incentive opportunity in the form of PSUs and RSUs, with 55% of each named executive’s target long-term incentive opportunity in the form of PSUs, and 45% in the form of time-based RSUs. The Compensation Committee believes that our PSU awards align the interests of our employees with those of our shareholders because the vesting of such awards is tied to the achievement of pre-approved, long-term performance goals related to our stock price.

A. 2018 PSU Grants and 2018 Tranche Metrics and Performance

In January 2016, 2017 and 2018, the Compensation Committee granted PSUs that vest, if earned, ratably over a five-year period. The performance period for the 2016 PSU Program, 2017 PSU Program and 2018 PSU Program (collectively, the “Programs”) was January 1, 2016 through December 31, 2020, January 1, 2017 through December 31, 2021 and January 1, 2018 through December 31, 2022, respectively. This five-year vesting period encourages retention among our named executives.

The vesting of the named executives’ PSU awards is calculated annually based on the following pre-established, equally-weighted goals, with the aggregate payout capped at 200% of target:

(i)	TSR relative to the S&P 500 (measured by comparing CNX’s 10-day average closing stock price ending December 31, 2018 and the companies in the S&P 500 as of that same date against their 10-day average close stock price ending on December 31st of the year prior to the grant date; dividends are included on a cash basis);
(ii)	Absolute stock price appreciation (comparing the 10-day average closing stock price ending on December 31 of each year during the five-year performance period against the 10-day average closing stock price ending on January 29, 2016 for the 2016 PSU Program ($5.26), January 31, 2017 for the 2017 PSU Program ($16.11) and January 30, 2018 for the 2018 PSU Program ($14.43) (collectively, the grant date stock prices or the “GDSPs”)).

PSU Performance Measures TSR Relative to the S&P 500 (50%)(1) Performance Performance Level Multiplier Outstanding>75th percentile 200% Target 60th percentile 100 %Threshold 25th percentile 50% Below Threshold<25th percentile 0% Absolute Stock Price (50%)(1)(2) 2018 Tranche Performance Level 2016 PSUProgram(GDSP + _%) 2017 PSUProgram(GDSP + _%) 2018 PSUProgram(GDSP + _%) Threshold (50% Payout)22.5%14.5%5.6% Target (100% Payout)33.1%21.0%8.0% Outstanding (200% Payout)44.3%27.7%10.4%

(1)	Straight line interpolation between performance levels.
(2)	After reviewing the Corporation’s prior stock price performance and consideration of the Corporation’s business plan, the Compensation Committee considered the stock price goals applicable to the remaining tranches of the PSU awards as confidential and challenging, but attainable.

  -  2019 Proxy Statement    44

Back to Contents

In the event that a tranche fails to pay out at the end of any annual tranche period with respect to the absolute stock price measure (a “Missed Year”), the unvested PSUs attributable to the Missed Year may still become fully vested, capped at the target level, if the Corporation achieves target performance (or greater) as determined after the end of a future tranche. The opportunity to recoup any missed payouts can occur for any prior tranche, but only up to target performance for that prior period. This is, in fact, a long-term feature of the program that continues to incentivize employees to take actions that result in stock price appreciation in future years and not disincentivize participants in the event one component is not achieved in one year.

Additionally, if the closing market price of CNX common stock equals or exceeds 200% for one or more future years, all unvested PSUs associated with those specific years will pay out at 200% immediately (“Special Vesting”). The Compensation Committee believes that this Special Vesting feature for the 2017 and 2018 PSU Programs (not included in the 2016 PSU Program) will help to enhance the retention of our named executives. This furthers the Board’s objective of aligning shareholder and management interests to increase the stock price as soon as possible. If the Corporation achieves its goals for its shareholders sooner than expected, then management is appropriately compensated. As described above, this award term was not included in the CEO’s 2019 PSU award.

The Missed Year and Special Vesting provisions described above only apply to 50% of the 2017 and 2018 PSU Awards (i.e., only the absolute stock price goal). In total, our Board believes that these features help the PSU program achieve an overall balanced approach by continuing to incentivize employees to operate CNX in a manner that will achieve long-term stock price appreciation in alignment with shareholders’ interests.

In January 2018, the Compensation Committee approved target awards for the 2018 PSU Program (as shown below).

Named Executive	Aggregate Dollar Value of 2018 PSU Awards
Chief Executive Officer	$3,300,000
Chief Financial Officer	$584,650
Chief Legal Officer	$1,072,500
Chief Operating Officer	$1,045,000

In January 2019, the Compensation Committee determined the payouts for each of the PSU Programs based on CNX’s relative TSR and absolute stock price performance during 2018. This determination was based on strict adherence to the formula described above.

2018 Tranche Performance of PSU Awards

The performance results for 2018 are shown in the below chart.

PSU Program	Performance Metric	Results	Units Earned	Weighting	Total Units Earned (2018 Tranche Only)
2016 PSU Program	Relative TSR	88th percentile	200%	50%	200%
	Absolute Stock Price	$11.69 (compared to maximum performance of $7.59)	200%	50%
2017 PSU Program	Relative TSR	14.7th percentile	0%	50%	0%
	Absolute Stock Price	$11.69 (compared to threshold performance of $18.45)	0%	50%
2018 PSU Program	Relative TSR	33rd percentile	66%	50%	33%
	Absolute Stock Price	$11.69 (compared to threshold performance of $15.24)	0%	50%

  -  2019 Proxy Statement    45

Back to Contents

As a result of the achievement of the above performance factors, the executive officers earned the following payout amounts under the 2018 tranches of the PSU Programs:

Named Executive	PSU Program	2018 PSU Tranche (at target)	Target Payout (%)	Payout Amounts (# of shares)
Chief Executive Officer	2016 Program	96,010	200%	192,020
	2017 Program	45,000	0%	0
	2018 Program	48,245	33%	15,922
Chief Financial Officer	2016 Program	1,198	200%	2,396
	2017 Program	748	0%	0
	2018 Program	8,546	33%	2,822
Chief Legal Officer	2016 Program	24,002	200%	48,004
	2017 Program	14,626	0%	0
	2018 Program	15,680	33%	5,176
Chief Operating Officer	2016 Program	22,400	200%	44,800
	2017 Program	14,249	0%	0
	2018 Program	15,277	33%	5,042

B. 2018 RSU Grants

In order to provide competitive compensation, retain key executive talent, and align management’s interests with the shareholders, in January 2018, the Compensation Committee granted time-based, three-year ratable vesting RSU awards to all of the named executives. The 2018 RSUs granted to the named executives were as follows:

Named Executive	Aggregate Dollar Value of RSU Awards
Chief Executive Officer	$2,700,000
Chief Financial Officer	$478,350
Chief Legal Officer	$877,500
Chief Operating Officer	$855,000

C. Separation-Related Recognition Awards (RSUs)

Following the Separation and in consideration of the year-long process to transform CNX into a standalone pure-play E&P company, the Chairman of the Board and the CEO recommended that the Board approve special recognition awards be made to certain non-employee directors, executive officers, and key employees of CNX. In December 2017, the Board approved RSU awards in the amount of $100,000 to each non-employee director, other than Mr. Thorndike (who declined a special recognition award). The awards were granted in January 2018 and vested on the one-year anniversary date of grant in January 2019. The Board also approved the following RSU and cash bonus awards to the named executives who have continued employment with CNX following the Separation:

Named Executive	RSU Awards(1)		Cash Awards
Chief Executive Officer	N/A	(2)	N/A	(2)
Chief Financial Officer	$200,000		$200,000
Chief Legal Officer	$250,000		$250,000
Chief Operating Officer	$150,000		$150,000
(1)	The RSU awards were granted on January 30, 2018 and will vest ratably over a three-year period on each anniversary of the grant date.
(2)	Mr. DeIuliis declined any special recognition award in connection with his role in the Separation.

  -  2019 Proxy Statement    46

Back to Contents
5	Other Compensation Policies and Information

Retirement Benefit Plans

During 2018, CNX maintained retirement benefit plans, which were intended to attract and retain key talent. CNX continues to move toward a single qualified defined contribution plan to deliver retirement benefits to its employees, as in 2018 it froze a nonqualified supplemental defined contribution plan in which employees participated. This action left only one supplemental plan in place, which is the CNX Supplemental Retirement Plan (the “SERP”) in which only two active employees participate.

Change in Control Agreements

We have change in control agreements with each of our named executives who are currently employed by us (the “CIC Agreements”). The CIC Agreements provide for a “double trigger” requirement, in that each named executive will receive cash severance benefits only if such named executive’s employment is terminated or constructively terminated after, or in connection with, a change in control (as defined in the respective CIC Agreements) and such named executive enters into a general release of claims reasonably satisfactory to us. Under these circumstances, the named executives would be entitled to receive a lump sum cash severance payment equal to a multiple of base pay, plus a multiple of incentive pay (as defined in each named executive’s respective CIC Agreement) as follows:

Named Executive	Multiple of Base Salary and Incentive Pay
Chief Executive Officer	2.5
Chief Financial Officer	1.5
Chief Legal Officer	2.0
Chief Operating Officer	2.0

Additionally, benefits would be continued for 18 to 30 months (as set forth in the applicable CIC Agreement) and equity grants would accelerate and vest in connection with a change in control alone.

The Compensation Committee believes that providing change in control benefits in the CIC Agreements and equity award agreements will motivate executives to take actions in the event of a proposed change in control that are in the best interests of CNX and its shareholders, while reducing the distraction of the potential impact of such a transaction on the named executive personally. To protect the business interests of CNX, the CIC Agreements and equity award agreements also contain confidentiality obligations, a one-year non-competition covenant and a two-year non-solicitation covenant. Additional terms of these agreements are more fully described in “Understanding Our Change in Control and Employment Termination Tables and Information” on page 60.

In connection with the Compensation Committee’s objective to provide compensation opportunities that will attract and retain superior executive personnel who will make significant contributions to CNX, our CIC Agreements that were entered into prior to 2009 provide for tax gross-ups in the event of a change in control (the CIC Agreements of Messrs. Rush and Dugan, which were entered into more recently, do not contain change in control tax gross-ups). If it is determined that any payment or distribution by CNX, or CNX Gas LLC, a subsidiary of CNX (“CNX Gas”), in the case of our CEO and Chief Legal Officer, to or for the disqualified person’s benefit would constitute an “excess parachute payment,” CNX or CNX Gas will pay to the disqualified person a gross-up payment, subject to certain limitations, such that the net amount retained by the disqualified person after deduction of any excise tax imposed under Section 4999, and any tax imposed upon the gross-up payment, will be equal to the excise tax on such payments or distributions. In connection with incorporating gross-up provisions in the CIC Agreements entered into prior to 2009, the Compensation Committee determined that such gross-up payments were consistent with general market practice at that time such that each executive would receive the intended level of severance benefits not reduced by the 20% excise tax. It is CNX’s policy not to provide tax gross-ups in future CIC Agreements, as evidenced by the more recent agreements with Messrs. Rush and Dugan.

  -  2019 Proxy Statement    47

Back to Contents

Clawback Policy

The Compensation Committee and Board approved the adoption of an executive compensation clawback policy, which provides that the Compensation Committee may seek to recover performance-based cash and equity incentive compensation awarded in 2014 and thereafter that was paid to an executive officer in the three years prior to a restatement as a result of CNX’s material non-compliance with the financial reporting requirements of the securities laws if (i) such officer is responsible for such restatement and (ii) the amount paid to the officer would have been lower had it been calculated based on such restated financial statements.

Stock Ownership Guidelines for Executives

The stock ownership guidelines provide that all employees designated as officers for purposes of the policy should own shares of CNX stock, the value of which is a multiple of base salary. The guidelines provide each officer with a five-year period from their appointment as an officer to achieve the applicable ownership level. Shares issuable upon the exercise of stock options or settlement of PSUs held by an individual are not counted for purposes of determining whether an individual has satisfied the ownership guideline requirement, which is as follows for the named executives.

Named Executive	Ownership Guideline (Multiple of Base Salary)	Actual Ownership (Multiple of Base Salary(1))	Percentage Compliance with Ownership Guideline
Chief Executive Officer	5.5	20.06	365%
Chief Financial Officer	3.5	3.87	111%
Chief Legal Officer	3.5	9.91	283%
Chief Operating Officer	3.5	7.80	223%

(1)	Based on CNX’s 200-day average rolling stock price per share ended December 31, 2018 of $15.246.

Our stock ownership guidelines were implemented by the Compensation Committee to further align our named executives’ interests with those of our shareholders and to comply with what we believe are best practices. CNX reviews named executives’ compliance with the stock ownership guidelines annually.

No Hedging/Pledging Policy

Our Insider Trading Policy prohibits directors, officers (including named executives who are currently employed with CNX) and employees from engaging in any of the following activities with respect to securities of CNX (except as otherwise may be approved in writing by the General Counsel): (i) purchases of CNX stock on margin; (ii) short sales; (iii) buying or selling options (other than the grant and exercise of compensatory stock options by CNX to directors, officers and employees), including buying or selling puts or calls or other hedging transactions with CNX securities; or (iv) pledging CNX stock (provided, however, that brokerage account agreements may grant security interests in securities held at the broker to secure payment and performance obligations of the brokerage account holder in the ordinary course). As a result of Mr. Thorndike’s contractual arrangement with a third party who acquired shares in a margin account (and as disclosed in the Beneficial Ownership of Securities table), Mr. Thorndike may be deemed to own 50,000 shares that were acquired on margin. Mr. Thorndike has indicated he will continue to use commercially reasonable efforts to pay down the margin. As of April 9, 2019, Mr. Thorndike has reduced the number of shares that are deemed to be held on margin by over 25% (10,000 shares) to 27,500. Also as disclosed in the Beneficial Ownership of Securities table above, Mr. Lanigan may be deemed to own 30,600 shares held by a family limited partnership, of which Mr. Lanigan is a general partner, and 120,000 shares held by limited liability companies, of which Mr. Lanigan is part owner of the managing member, which shares currently are held in a marginable account, but are on non-margin status.

Stock Retention Requirements

The Compensation Committee has implemented stock retention requirements applicable to our named executives who are currently employed with CNX and certain of our other employees for regular annual cycle PSU and RSU awards in which 50% of vested shares (after tax) must be held until the earlier of: (i) 10 years from the Board determined grant date or (ii) the participant reaching age 62.

  -  2019 Proxy Statement    48

Back to Contents

Perquisites

We provide our named executives who are currently employed with CNX and other senior officers with perquisites that we believe are reasonable, competitive and consistent with CNX’s compensation program. Our principal perquisite programs currently include club memberships, de minimis personal usage of company purchased event tickets, and a vehicle allowance. These programs are more fully described in the footnotes to the SCT. We do not provide tax gross-ups on CNX-provided perquisite programs for our named executives.

Tax, Accounting, and Regulatory Considerations

While the Compensation Committee considers tax deductibility as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by us for tax purposes.

Section 162(m) of the Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year for certain executive officers (and, beginning in 2018, certain former executive officers). Historically, the $1 million deduction limit generally has not applied to compensation that satisfies Section 162(m)’s requirements for qualified performance-based compensation. However, effective for taxable years beginning after December 31, 2017, the exemption for qualified performance-based compensation from the deduction limitation of Section 162(m) has been repealed, such that compensation paid to our NEOs in excess of $1 million will not be deductible unless it qualifies for the limited transition relief applicable to certain compensation arrangements in place as of November 2, 2017.

Although the Compensation Committee structured certain performance-based awards in a manner intended to be exempt from Section 162(m), and therefore not subject to its deduction limits, because of ambiguities and uncertainties as to the application and interpretation of the scope of the transition relief under the legislation repealing the performance-based compensation exemption from the Section 162(m) deduction limit, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m), in fact, will. The Compensation Committee believes that shareholder interests are best served if its discretion and flexibility in awarding compensation is not restricted, even though some compensation awards may result in non-deductible compensation expenses.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with CNX’s management and, based upon such review and discussion, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee:

William E. Davis, Chairman
J. Palmer Clarkson
Maureen E. Lally-Green
William N. Thorndike, Jr.

The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX under the Securities Act of 1933 or the Exchange Act, except to the extent that CNX specifically incorporates the Report by reference therein.

  -  2019 Proxy Statement    49

Back to Contents

Compensation Policies and Practices as They Relate to CNX’s Risk Management

Our compensation program is designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term, and for taking appropriate business risks.

In January 2019, the Compensation Committee reviewed an assessment of the risks, if any, to CNX associated with our compensation policies and practices. The Compensation Committee, with management, reviewed the design features, characteristics, performance metrics and approval mechanisms for all of our various compensation components, to determine whether any of our compensation policies or programs could create risks that would be reasonably likely to have a material adverse effect on CNX. The assessment was also reviewed by our Internal Auditors and Human Resources Department. Based on this review, management, the Compensation Committee and the full Board identified the following risk mitigating components, which, in their opinion, would be likely to reduce incentives for excessive risk-taking and mitigate any incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: The target compensation mix of our executive officers is heavily weighted towards performance-based incentive compensation.
•	Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of metrics, including (among others): Adjusted EBITDA per share, TSR, and absolute stock price. Performance-based awards are also based, in part, on the achievement of strategic and operational objectives in addition to the foregoing metrics.
•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against metrics, including review of all results by the internal audit department.
•	Stock Ownership and Retention Guidelines: As it relates to our executives, these policies require our named executives to own equity in CNX and retain shares of CNX acquired through equity grants for the long-term.
•	Clawback Policy: CNX adopted a clawback policy that generally provides that the Compensation Committee has the discretion to seek recovery of performance-based cash and equity incentive compensation paid to an executive officer in connection with an accounting restatement due to misconduct of that officer.

Based on its review of CNX’s internal controls and the risk mitigating components of CNX’s compensation programs identified in the management team’s risk assessment, it was determined that CNX’s compensation policies and practices do not encourage our executives or our other non-executive employees to take excessive risks that are reasonably likely to have a material adverse effect on CNX.

  -  2019 Proxy Statement    50

Back to Contents

Summary Compensation Table – 2018, 2017 and 2016

The following table discloses the compensation for Mr. DeIuliis, the principal executive officer of CNX, Mr. Rush, the principal financial officer of CNX, and the other two most highly-compensated named executives of CNX serving at the end of fiscal 2018 (other than Messrs. DeIuliis and Rush): Mr. Johnson, Chief Legal Officer (who retired from this position effective February 1, 2019), and Mr. Dugan, Chief Operating Officer (there were no other executive officers of CNX serving at the end of fiscal 2018). We have excluded compensation for prior years to the extent permitted by applicable SEC rules.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4) (h)	All Other Compensation ($)(5) (i)		Total ($) (j)
Nicholas J. DeIuliis(6) President & CEO	2018	$800,000	$—	$7,042,130	$—	$2,376,000	$—	$54,378	(7)	$10,272,508
	2017	$800,000	$—	$6,960,407	$—	$1,423,000	$1,361,388	$40,983		$10,585,778
	2016	$800,000	$—	$11,512,618	$5,565,310	$1,920,000	$658,101	$58,353		$20,514,382
Donald W. Rush Chief Financial Officer	2018	$427,600	$—	$1,447,648	$—	$733,000	$—	$36,425	(8)	$2,644,673
	2017	$294,113	$200,000	$616,012	$—	$415,000	$38,629	$32,260		$1,596,014
Stephen W. Johnson Chief Legal Officer	2018	$497,996	$—	$2,538,706	$—	$713,000	$146,480	$32,514	(9)	$3,928,696
	2017	$497,529	$250,000	$2,262,133	$—	$480,000	$714,412	$29,200		$4,233,274
	2016	$483,197	$—	$2,878,169	$1,391,328	$632,000	$395,303	$44,800		$5,824,797
Timothy C. Dugan Chief Operating Officer	2018	$453,340	$—	$2,380,003	$—	$688,000	$—	$33,091	(10)	$3,554,434
	2017	$446,097	$150,000	$2,204,138	$—	$431,000	$56,310	$29,760		$3,317,305
	2016	$435,257	$—	$2,686,291	$1,298,577	$567,000	$57,953	$44,800		$5,089,878
(1)	One-time cash bonuses awarded in connection with the Separation. Mr. DeIuliis declined a bonus in connection with the Separation.
(2)	These values represent the aggregate grant date fair value of PSU and RSU awards granted to the named executives in 2018 under the Plan. The values are based on the aggregate grant date fair value of the awards computed in accordance with SEC rules and FASB ASC Topic 718, which awards were granted on January 30, 2018.
The amounts reported in this column reflect the accounting cost for these awards, and do not correspond to the actual economic value that may be received by the named executives. For example, in order for the 2018 PSUs to vest even with a 50% payout, certain threshold TSR and Absolute Stock Price (“ASP”) levels must be attained. For the 2018 PSUs, the grant date fair value is computed based upon a Monte Carlo simulation for both the TSR component and the ASP component, which results in a valuation of 132% of the January 30, 2018 stock price of $13.68 per share. The TSR fair value component was determined using four primary input assumptions for an asset projection: the risk-free rate (2.21%), the dividend yield for CNX (0%), the volatility of returns (50.97%), and the assumed correlation in stock returns among the comparator group, the S&P 500. The grant date fair value of the TSR portion was $17.07. The ASP fair value component requires three primary input assumptions for an asset projection: the risk-free rate (2.48%), the dividend yield (0%) for CNX, and the volatility of returns (51.76%). The grant date fair value of the ASP portion was $18.91. The value of the awards in the “Stock Awards” column on the January 30, 2018 grant date for FASB ASC Topic 718 purposes assumes that the highest level of the conditions will be achieved (resulting in no additional expense in the future). For the 2018 PSUs, the value of the awards, as reported in the table, does not change assuming that the highest level of performance conditions will be achieved. A discussion of the valuation of these PSU and RSU awards is provided in Note 17 of the 2018 Annual Report.
(3)	Includes cash incentives earned and paid by CNX in the applicable year under the CNX STIC.
(4)	Amounts reflect the actuarial increase in the present value of the named executives’ benefits under the SERP and the Defined Contribution Restoration Plan through December 31, 2018. In connection with the Separation, CONSOL Energy Inc. assumed the CONSOL Energy Inc. Employee Retirement Plan (qualified plan) (the “Pension Plan”) and the related liabilities from CNX, which plan was no longer sponsored by CNX or any of its subsidiaries as of December 31, 2017; therefore, values relating to the Pension Plan have been excluded from the SCT. For 2018, values have decreased for Mr. DeIuliis ($618,577), Mr. Rush ($3,010) and Mr. Dugan ($2,856). The 2018 decrease in value for Mr. DeIuliis is primarily due to an increase in the discount rate associated with the SERP from 3.70% in 2017 to 4.37% in 2018. These amounts were determined using the interest rate and mortality assumptions set forth in the financial statements of CNX’s applicable Annual Reports on Form 10-K (Note 16 in the 2018 Annual Report for the 2018 amount, Note 12 in the 2017 Annual Report for the 2017 amount, and Note 14 in the 2016 Annual Report for the 2016 amount). Values may fluctuate significantly from year to year depending on several factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate.
(5)	On April 6, 2009, CNX filed a Current Report on Form 8-K stating that it would no longer provide tax gross-ups to its officers, as defined under Section 16 of the Exchange Act, in connection with company-maintained perquisite programs. From time to time, we provide tickets to sporting and other entertainment events to our employees, including our named executives, primarily for business purposes.

  -  2019 Proxy Statement    51

Back to Contents
(6)	Mr. DeIuliis did not receive any additional compensation from CNX in connection with his Board service in 2018.
(7)	Mr. DeIuliis’ personal benefits for 2018 include: an annual vehicle allowance, occasional event tickets, and a physical exam. On occasion, Mr. DeIuliis had one or more guests accompany him on the Corporation’s chartered airplane. The total in column (i) includes $16,500 in employer matching contributions made by CNX under its 401(k) plan.
(8)	Mr. Rush’s personal benefits for 2018 include: an annual vehicle allowance, occasional event tickets, and luncheon and city club dues. The total in column (i) includes $16,500 in employer matching contributions made by CNX under its 401(k) plan.
(9)	Mr. Johnson’s personal benefits for 2018 include an annual vehicle allowance and occasional event tickets. The total in column (i) also includes $16,500 in matching contributions made by CNX under its 401(k) plan.
(10)	Mr. Dugan’s personal benefits for 2018 include an annual vehicle allowance, occasional event tickets, and a physical exam. The total in column (i) also includes $16,500 in matching contributions made by CNX under its 401(k) plan.

Grants of Plan-Based Awards – 2018

The following table sets forth each grant made to a named executive in the 2018 fiscal year under plans established by CNX.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (STIC)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (PSUs)(2)			All Other Stock Awards: Number of Shares of Stock or	Grant Date Fair Value of Stock and Option
	Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards(4)
Name	Date		($)	($)	($)	(#)	(#)	(#)	(#)	($)
Nicholas J. DeIuliis	—		480,000	960,000	2,400,000	—	—	—	—	—
	1/30/2018	(3)	—	—	—	120,615	241,229	482,458	—	4,342,122
	1/30/2018	(3)	—	—	—	—	—	—	197,369	2,700,008
Donald W. Rush	—		152,589	305,178	762,945	—	—	—	—	—
	1/30/2018	(3)	—	—	—	21,369	42,738	85,476	—	769,284
	1/30/2018	(3)	—	—	—	—	—	—	34,968	478,362
	1/30/2018	(3)	—	—	—	—	—	—	14,620	200,002
Stephen W. Johnson	—		161,849	323,698	809,245	—	—	—	—	—
	1/30/2018	(3)	—	—	—	39,200	78,400	156,800	—	1,411,200
	1/30/2018	(3)	—	—	—	—	—	—	64,145	877,504
	1/30/2018	(3)	—	—	—	—	—	—	18,275	250,002
Timothy C. Dugan	—		149,553	299,106	747,765	—	—	—	—	—
	1/30/2018	(3)	—	—	—	38,195	76,389	152,778	—	1,375,002
	1/30/2018	(3)	—	—	—	—	—	—	62,500	855,000
	1/30/2018	(3)	—	—	—	—	—	—	10,965	150,001
(1)	Awards were made pursuant to the STIC under the Executive Annual Incentive Plan. Actual incentive plan payments are based on fiscal 2018 performance and are set forth in column (g) of our SCT.
(2)	These columns report the number of PSUs that may be earned pursuant to the awards originally granted under the Plan. The amounts reflect threshold (50%), target (100%), and maximum (200%) performance levels.
(3)	RSU grants were made under the Plan.
(4)	The values set forth in this column reflect the aggregate grant date fair value of awards computed in accordance with FASB ASC Topic 718. The values set forth in this table may not correspond to the actual values that will be realized by the named executives.

Understanding Our Summary Compensation and Grants of Plan-Based Awards Tables

In addition to their base salaries, our executive officers receive a mix of at-risk compensation, both short- and long-term, for their services. Pursuant to CNX’s plans, our executive officers are eligible to receive annual cash incentive awards based on the achievement of certain performance targets, and long-term equity awards generally in the form of RSUs, PSUs and/or stock options. Each of these elements of compensation and the plans under which they are awarded are discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement starting on page 36.

  -  2019 Proxy Statement    52

Back to Contents

Outstanding Equity Awards at Fiscal Year-End – 2018

The following table sets forth all unexercised options, and unvested RSU and PSU awards that have been awarded to our named executives by CNX and were outstanding as of December 31, 2018.

	Option Awards							Stock Awards
												Equity
											Equity	Incentive
											Incentive	Plan Awards:
											Plan	Market or
					Equity						Awards:	Payout
					Incentive					Market	Number of	Value of
					Plan					Value of	Unearned	Unearned
					Awards:			Number of		Shares	Shares,	Shares,
	Number of		Number of		Number of			Shares or		or Units	Units or	Units or
	Securities		Securities		Securities			Units of		of Stock	Other	Other
	Underlying		Underlying		Underlying			Stock That		That	Rights That	Rights That
	Unexercised		Unexercised		Unexercised	Option	Option	Have Not		Have Not	Have Not	Have Not
	Options (#)		Options (#)		Unearned	Exercise	Expiration	Vested		Vested	Vested	Vested
Name	(Exercisable)		(Unexercisable)		Options (#)	Price	Date	(#)(12)		($)(2)	(#)(1)	($)(2)
(a)	(b)		(c)		(d)	(e)	(f)	(g)		(h)	(i)	(j)
Nicholas J. DeIuliis	55,525	(3)	—		—	24.155	2/17/19	—		—	—	—
	41,106	(4)	—		—	43.722	2/16/20	—		—	—	—
	175,619	(5)	—		—	39.003	6/15/20	—		—	—	—
	39,475	(6)	—		—	42.085	2/23/21	—		—	—	—
	61,077	(7)	—		—	31.012	3/01/22	—		—	—	—
	530,373	(9)	265,190	(9)	—	6.874	1/29/26	—		—	—	—
	—		—		—	—	—	320,104	(8)	$3,655,588	—	—
	—		—		—	—	—	192,020	(10)	$2,192,868	—	—
	—		—		—	—	—	15,922	(11)	$181,829	—	—
	—		—		—	—	—	—		—	644,549	$9,429,752
Donald W. Rush	6,627	(9)	3,317	(9)	—	6.874	1/29/26	—		—	—	—
	—		—		—	—	—	87,248	(8)	$996,372	—	—
	—		—		—	—	—	2,396	(10)	$27,362	—	—
	—		—		—	—	—	2,822	(11)	$32,227	—	—
	—		—		—	—	—	—		—	40,132	$587,124
Stephen W. Johnson	21,721	(3)	—		—	24.155	2/17/19	—		—	—	—
	14,083	(4)	—		—	43.722	2/16/20	—		—	—	—
	70,248	(5)	—		—	39.003	6/15/20	—		—	—	—
	15,849	(6)	—		—	42.085	2/23/21	—		—	—	—
	23,353	(7)	—		—	31.012	3/01/22	—		—	—	—
	132,591	(9)	66,299	(9)	—	6.874	1/29/26	—		—	—	—
	—		—		—	—	—	122,311	(8)	$1,396,792	—	—
	—		—		—	—	—	48,004	(10)	$548,206	—	—
	—		—		—	—	—	5,176	(11)	$59,110	—	—
	—		—		—	—	—	—		—	180,677	$2,643,305
Timothy C. Dugan	123,753	(9)	61,879	(9)	—	6.874	1/29/26	—		—	—	—
	—		—		—	—	—	124,922	(8)	$1,426,609	—	—
	—		—		—	—	—	44,800	(10)	$511,616	—	—
	—		—		—	—	—	5,042	(11)	$57,580	—	—
	—		—		—	—	—	—		—	172,115	$2,518,035

  -  2019 Proxy Statement    53

Back to Contents
(1)	This column shows the aggregate number of unvested PSUs for which the performance period had not lapsed as of December 31, 2018. The performance period for the PSU awards granted in 2018 is January 1, 2018 through December 31, 2022, vesting 20% per year (with the 2019 through 2022 tranches remaining outstanding). The performance period for the PSU awards granted in 2017 is January 1, 2017 through December 31, 2021, vesting 20% per year (with the 2019 through 2021 tranches remaining outstanding). The performance period for the PSU awards granted in 2016 is January 1, 2016 through December 31, 2020, vesting 20% per year (with the 2019 and 2020 tranches remaining outstanding). The amounts presented for the 2018 PSU awards are based on achieving performance goals at the target level, and the amounts presented for the 2016 and 2017 PSU awards are based on achieving performance goals at the maximum and threshold levels, respectively.
(2)	The market values for RSUs and PSUs were determined by multiplying the closing market price per share for CNX common stock on December 31, 2018 ($11.42) by the number of shares relating to such awards.
(3)	Options granted February 17, 2009 that vested and became exercisable in three equal annual installments (subject to rounding), beginning on the first anniversary of the grant date.
(4)	Options granted February 16, 2010 and February 19, 2010 that vested and became exercisable in three equal annual installments (subject to rounding), beginning on the first anniversary of the grant date.
(5)	Represents 100% of the shares underlying performance options granted on June 15, 2010, which shares were determined to be vested on February 10, 2011 by the Compensation Committee for the performance period ended December 31, 2010, on February 16, 2012 by the Compensation Committee for the performance period ended December 31, 2011, on January 28, 2013 by the Compensation Committee for the performance period ended December 31, 2012, and on January 28, 2014 by the Compensation Committee for the performance period ended December 31, 2013.
(6)	Options granted February 23, 2011 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(7)	Options granted February 29, 2012 that vested and became exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(8)	RSUs granted on January 31, 2017 and January 31, 2018 that vest in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(9)	Options granted January 29, 2016 that vest and become exercisable in three equal annual installments (subject to rounding) beginning on the first anniversary of the grant date.
(10)	The performance period for the 2018 tranche of the 2016 PSU awards was January 1, 2018 through December 31, 2018. The amounts are based on actual performance results for the period and vested in January 2019 when the Compensation Committee certified performance.
(11)	The performance period for the 2018 tranche of the 2018 PSU awards was January 1, 2018 through December 31, 2018. The amounts are based on actual performance results for the period and vested in January 2019 when the Compensation Committee certified performance.
(12)	The performance period for the 2018 tranche of the 2017 PSU awards was January 1, 2018 through December 31, 2018. There are no amounts set forth in the table, because threshold performance was not satisfied.

Option Exercises and Stock Vested Table – 2018

The following table sets forth information concerning each exercise of CNX options and the vesting of RSUs and PSUs of CNX during the 2018 fiscal year.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nicholas J. DeIuliis	—	—	422,151	$5,795,275
Donald W. Rush	—	—	18,522	$280,463
Stephen W. Johnson	—	—	110,143	$1,513,337
Timothy C. Dugan	—	—	97,994	$1,346,970
(1)	Values include vesting of RSU awards granted in each of 2015 (final tranche) and 2017 (first tranche), as well as PSU awards granted in 2015 (entire award) and 2016 (2017 tranche only).

  -  2019 Proxy Statement    54

Back to Contents

Pension Benefits Table – 2018

The following table provides information with respect to each plan that provides for specified retirement payments or benefits, or payments or benefits that will be provided primarily following retirement, including benefits available under the CNX non-qualified defined benefit plans (which we refer to as the Supplemental Retirement Plan or SERP and the New Restoration Plan), but excluding nonqualified defined contribution plans.

Name	CNX Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Nicholas J. DeIuliis	Supplemental Retirement Plan	20		$6,171,351	—
Donald W. Rush	New Restoration Plan	—	(2)	$60,667	—
Stephen W. Johnson	Supplemental Retirement Plan	13		$3,112,042	—
Timothy C. Dugan	New Restoration Plan	—	(2)	181,126	—
(1)	The accumulated benefits included in this column were computed through December 31, 2018 using the assumptions stated in the financial statements included in Note 16 of the 2018 Annual Report. The table above excludes benefits relating to the Pension Plan, which was assumed by CONSOL Energy Inc. in connection with the Separation.
(2)	Years of service are not included for Messrs. Rush and Dugan as service is not a factor in the calculation of benefits for the New Restoration Plan.

Understanding Our Pension Benefits Table

This section provides information regarding CNX’s retirement programs, which include the SERP and the New Restoration Plan.

Supplemental Retirement Plan

On December 5, 2006, the Board approved and adopted the SERP, effective January 1, 2007. Certain modifications were made to the SERP that became effective December 4, 2007. The SERP is designed primarily for the purpose of providing benefits for a select group of management and highly-compensated employees of CNX and its subsidiaries, and is intended to qualify as a “top hat” plan under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). We established the SERP to attract and retain persons that we considered to be important to our success by providing benefits that are not restricted by the statutory limitations imposed by the federal income tax laws. The SERP is an unfunded, unsecured obligation of CNX, the benefits of which will be paid from its general assets.

Certain named executives and other eligible individuals were the initial participants in the SERP. On September 9, 2009, the Board adopted amendments to the SERP to include certain employees of CNX Gas and to give service credit thereunder for service with CNX Gas to all participants in the plan who are or were employees of CNX Gas, including Messrs. DeIuliis and Johnson. The amendments to the SERP were consistent with the Corporation’s assumption of CNX Gas’s compensatory arrangements as part of the management reorganization that occurred in January 2009.

In September 2011, the Board authorized amendments to the SERP, which froze the plan effective December 31, 2011 for current and future CNX employees, except for certain officers (referred to hereafter as the “excepted employees”). After the applicable date, no existing participant or future CNX employee, other than the excepted employees, accrues benefits under the SERP, and no compensation or service is counted for purposes of calculating benefits thereunder. Frozen CNX participants’ years of service continue to accrue, solely for vesting purposes. Messrs. DeIuliis and Johnson are excepted employees and, accordingly, continue to accrue benefits under the SERP.

The Compensation Committee has reserved the right to terminate a participant’s participation in the SERP at any time. Additionally, if a participant’s employment is terminated or if a participant no longer meets basic eligibility standards, the participant’s participation in the SERP (and such person’s right to accrue any benefits thereunder) will terminate automatically. Final average compensation and years of service will be determined at such time.

  -  2019 Proxy Statement    55

Back to Contents

The amount of each participant’s benefit under the plan as of age 65 (expressed as an annual amount) will be equal to 50% of “final average compensation” multiplied by the “service fraction,” as calculated on the participant’s date of employment termination with CNX. “Final average compensation” means the average of a participant’s five highest consecutive annual compensation amounts (annual base salary plus amounts received under the STIC) while employed by CNX or its subsidiaries. The “service fraction” means a fraction with a numerator equal to a participant’s number of years of service and a denominator of 20, and cannot exceed one.

The benefit described above will be reduced by a participant’s vested benefits (including benefits already paid or payable in the future (converted to an annual amount)) under: (i) the Pension Plan; (ii) the Restoration Plan; and (iii) any other plan or arrangement providing retirement-type benefits, including arrangements with prior employers, to the extent service with such other employer or under such arrangement is credited under the SERP. As part of the Separation, the sponsorship of the Pension Plan was transferred to CONSOL Energy Inc., which now is an entity independent of CNX.

No benefit will be vested under the SERP until a participant has five years of service with CNX or its participating subsidiaries while the participant meets the applicable eligibility standards. For a description of the effect of termination or change in control upon benefits under the SERP, see “Understanding Our Change in Control and Employment Termination Tables and Information” on page 60.

Benefits under the SERP will be paid in the form of a life annuity with a guaranteed term of 20 years (which will be the actuarial equivalent of a single life annuity) commencing in the month following the later to occur of: (a) the end of the month following the month in which the participant turns age 50 or (b) the end of the month following the month in which the employment termination of a participant occurs. In the event the benefits commence prior to the participant’s normal retirement age, the benefit will be actuarially reduced as necessary (using assumptions specified in the Pension Plan).

New Restoration Plan (Frozen)

The New Restoration Plan was frozen in 2018. Prior to the freeze, eligibility for benefits under the New Restoration Plan was determined each calendar year (the “Award Period”). Participants whose sum of annual base pay as of December 31 and amounts received under the STIC or other annual incentive program earned for services rendered by the participant during the award period exceed the compensation limits imposed by Section 401(a)(17) of the Code (up to $270,000 for 2017, the final year for which benefits were credited) were eligible for benefits under the New Restoration Plan for such period. The amount of each eligible participant’s benefit under the plan was equal to 9% times annual base salary as of December 31 and amounts received under the STIC (or other annual incentive program earned for services rendered by the participant during the award period), less 6% times the lesser of (i) annual base salary as of December 31 or (ii) the compensation limit imposed by the Code for the award period ($270,000 for 2017).

The New Restoration Plan is an unfunded, unsecured obligation of CNX, the benefits of which will be paid from its general assets. CNX employees who are eligible to participate and accrue benefits in the SERP are ineligible to participate in the New Restoration Plan. Messrs. Dugan and Rush, and other eligible individuals, are participants in the New Restoration Plan.

Benefits under the New Restoration Plan will be paid in the form of 240 equal monthly installments, with each installment equal to the value of the participant’s account at commencement divided by 240. Benefits commence in the month immediately following the later to occur of: the month (i) in which the participant turns age 60 or (ii) containing the six-month anniversary date of the participant’s separation from service.

  -  2019 Proxy Statement    56

Back to Contents

Potential Payments Upon Termination or Change in Control Tables

Except as otherwise indicated, the following narrative and tables set forth the potential payments and the value of other benefits that would vest or otherwise accelerate vesting at, following, or in connection with any termination, including, without limitation, incapacity retirement or a constructive termination of a named executive, or a “change in control” of CNX and/or CNX Gas, in the case of Messrs. DeIuliis and Johnson, or a change in the named executive’s responsibilities, as such scenarios are contemplated in the contracts, agreements, plans or arrangements described below.

For each currently employed named executive, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each named executive, including those set forth in the Pension Benefits Table – 2018, and any stock options vested as of December 31, 2018 (which are set forth in the Outstanding Equity Awards at Fiscal Year-End Table – 2018). The tables assume that employment termination and/or the change in control occurred on December 31, 2018 and a valuation of our common stock based on its closing market price per share on December 31, 2018 of $11.42 per share. The tables also assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims and compliance with restrictive covenants described below.

A description of some elements of the plans, arrangements and agreements covered by the following tables and which provide for payments or benefits in connection with a termination of employment or change in control are also described under “Compensation Discussion and Analysis” on page 36. The footnotes to the tables describe the assumptions that were used in calculating the amounts described below.

Tables

NICHOLAS J. DEIULIIS*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$2,000,000
Short-Term Incentive(2)	—	—	—	$960,000	—	$3,436,667
Severance Pay Plan(3)	—	$384,615	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	$1,205,474	—	—	$1,205,474	—	$1,205,474
RSUs: Unvested	$1,401,634	$3,655,588	—	$3,655,588	—	$3,655,588
PSUs: Unvested	—	—	—	$5,938,674	—	$5,938,674
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$36,406
401(k) payment	—	—	—	—	—	$41,250
Supplemental Retirement Plan(6)	—	—	—	—	—	$12,304,853
280G Tax Gross-up(7)	—	—	—	—	—	$10,568,634
TOTAL	$2,607,108	$4,040,203	—	$11,759,736	—	$39,212,546

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

  -  2019 Proxy Statement    57

Back to Contents

DONALD W. RUSH*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$653,954
Short-Term Incentive(2)	—	—	—	$305,178	—	$457,767
Severance Pay Plan(3)	—	$108,992	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	—	—	—	$15,078	—	$15,078
RSUs: Unvested	—	$996,372	—	$996,372	—	$996,372
PSUs: Unvested	—	—	—	$443,701	—	$443,701
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$16,597
401(k) payment	—	—	—	—	—	$24,750
New Restoration Plan	—	—	—	—	—	$0
280G Tax Reduction(7)	—	—	—	—	—	$(820,367)
TOTAL	—	$1,105,364	—	$1,760,329	—	$1,812,852

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

STEPHEN W. JOHNSON*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$995,992
Short-Term Incentive(2)	—	—	—	$323,697	—	$908,667
Severance Pay Plan(3)	—	$124,499	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	$301,375	—	—	$301,375	—	$301,375
RSUs: Unvested	$455,555	$1,396,792	—	$1,396,792	—	$1,396,792
PSUs: Unvested	—	—	—	$1,765,612	—	$1,765,612
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$29,125
401(k) payment	—	—	—	—	—	$33,000
Supplemental Retirement Plan(6)	—	—	—	—	—	$1,575,335
280G Tax Gross-up(7)	—	—	—	—	—	$2,131,480
TOTAL	$756,930	$1,521,291	—	$3,787,476	—	$9,162,378

*	Applicable footnotes follow the last table in this section of the Proxy Statement.

  -  2019 Proxy Statement    58

Back to Contents

TIMOTHY C. DUGAN*

Executive Benefits and Payments Upon Termination	Incapacity Retirement (with a social security disability)	Termination for Good Reason or Not for Cause (reduction in force)	Termination For Cause	Death	Disability (without a social security disability)	Change in Control Termination(1)
Compensation:
Base Salary	—	—	—	—	—	$920,326
Short-Term Incentive(2)	—	—	—	$299,106	—	$815,333
Severance Pay Plan(3)	—	$70,794	—	—	—	—
Long-Term Incentive Compensation:(4)
Options: Unvested	$281,283	—	—	$281,283	—	$281,283
RSUs: Unvested	$443,873	$1,426,609	—	$1,426,609	—	$1,426,609
PSUs: Unvested	—	—	—	$1,697,937	—	$1,697,937
Benefits and Perquisites:
Outplacement service	—	—	—	—	—	$25,000
Continuation of medical/drug/dental benefits(5)	—	—	—	—	—	$19,145
401(k) payment	—	—	—	—	—	$33,000
New Restoration Plan	—	—	—	—	—	$0
280G Tax Reduction(7)	—	—	—	—	—	$(349,173)
TOTAL	$725,156	$1,497,403	—	$3,704,935	—	$4,869,460
*	Applicable footnotes follow this table.
(1)	If a change in control occurred and the named executive’s employment did not terminate, the named executive would be entitled only to the payments and benefits shown under Long-Term Incentive Compensation. The narrative following these tables contains a description of events that constitute a change in control.
(2)	In the event of death, Messrs. DeIuliis, Rush, Johnson, and Dugan would be entitled to the short-term incentive award. In the event of a qualifying termination in connection with a change in control, each named executive, pursuant to his CIC Agreement, would be entitled to a pro-rated payment of his short-term incentive awards based upon the length of service during the year in which the termination occurred. Assuming a maximum payout for 2018 and a change in control at year-end, each individual would receive, in addition to the amount shown in the table, the amounts set forth in the Grants of Plan-Based Awards – 2018 under the maximum amounts for non-equity incentive plan awards.
(3)	The Severance Pay Plan for Salaried Employees provides one week of severance for every year of service with a minimum of 8 weeks and up to a maximum of 25 weeks in the event that employment is involuntarily terminated because of a reduction in workforce. As of December 31, 2018, Messrs. DeIuliis, Rush, Johnson, and Dugan were entitled to 25 weeks, 13 weeks, 13 weeks, and 8 weeks, respectively, of severance.
(4)	The values for long-term incentive compensation represent the value of the unvested CNX options, RSUs and PSUs, which would accelerate and vest or would continue to vest according to the vesting schedule, depending on the termination event. The value of the CNX unvested options, RSUs and PSUs was calculated using a closing market price per share of $11.42 on December 31, 2018 for CNX (assumes target payout for the PSUs granted in 2016 (as to the 2019 and 2020 tranches), the PSUs granted in 2017 (as to the 2019 through 2021 tranches), and the PSUs granted in 2018 (as to the 2019 through 2022 tranches).
(5)	In the event of a qualifying termination in connection with a change in control, as of December 31, 2018, Mr. DeIuliis, pursuant to his CIC Agreement, would be entitled to the continuation of medical, dental, and vision coverage for a period of 30 months, Messrs. Johnson and Dugan would each be entitled to 24 months, and Mr. Rush would be entitled to 18 months.
(6)	In the event of a termination for cause, no benefit is payable. Benefits vest immediately in the event of termination due to disability, death or change in control. Further, the SERP pays an unreduced benefit in the event of incapacity retirement or disability, and accordingly, Messrs. DeIuliis and Johnson would receive $9,770,537 and $1,561,516 respectively, in such cases.
(7)	This calculation is an estimate for proxy disclosure purposes only. Note that actual payments for Messrs. Rush and Dugan would be reduced pursuant to the terms of their CIC Agreements by the amounts shown in the above tables under “280G Tax Reduction.” Payments on an actual change of control may differ based on factors such as transaction price, timing of employment termination and payments, methodology for valuing stock options, changes in compensation, reasonable compensation analyses and the value of the covenant not to compete. Assumptions used in the Proxy Statement include:
•	Marginal federal, Pennsylvania state and FICA-HI (Medicare) tax rates of 37%, 3.07% and 2.35%, respectively;
•	Any payments with respect to the 2018 bonus were not contingent on the change in control (and thus, not required to be included in the calculation);
•	Stock options are assumed to become fully vested and/or exercisable and are valued in accordance with Rev. Proc. 98-34 and Q&A 24(c) of Code Section 280G based on expected life of the option; and
•	We did not attribute any value to non-competition covenants or take the position that any part of the value of the performance-based equity and long-term incentive plans provided to the applicable named executive was reasonable compensation for services prior to the change of control, which would have reduced the estimated excise tax gross-up payment, if any.

  -  2019 Proxy Statement    59

Back to Contents

Understanding Our Change in Control and Employment Termination Tables and Information

This section provides information regarding the following CNX agreements and/or programs which provide for benefits to be paid to named executives in connection with employment termination and/or a change in control of the Corporation or, with respect to Messrs. DeIuliis and Johnson, CNX Gas: CIC Agreements; stock options; RSUs; PSUs; Supplemental Retirement Plan; New Restoration Plan; and Severance Pay Plan for Salaried Employees.

Change in Control Agreements

As of December 31, 2018, Messrs. Rush and Dugan each had change in control severance agreements with CNX, and Messrs. DeIuliis and Johnson each had change in control severance agreements with CNX and CNX Gas. The CIC Agreements provide severance benefits to our named executives if they are terminated (i) after, or in connection with, a CNX change in control (as described below) (and/or, in the case of Messrs. DeIuliis and Johnson, a CNX Gas change in control (as described below)) by CNX (and/or by CNX Gas, in the case of Messrs. DeIuliis and Johnson) for any reason other than cause (as defined below), death or disability (as defined below), that occurs not more than three months prior to or within two years after, a CNX change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson), or is requested by a third party initiating the CNX change in control (and/or the CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson) or (ii) within the two-year period after a CNX change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson), if he is “constructively terminated” (as defined below).

Under the two circumstances described above, as of December 31, 2018, the named executives would be entitled to receive:

•	a lump sum cash payment equal to a multiple of base pay plus a multiple of short-term incentive pay (the multiple, in each case, for Mr. DeIuliis, 2.5; for Messrs. Johnson and Dugan, 2.0; and for Mr. Rush, 1.5);
•	a pro-rated payment of his short-term incentive pay for the year in which his termination of employment occurs;
•	for a specified period (for Messrs. DeIuliis, 30 months; for Messrs. Johnson and Dugan, 24 months; and for Mr. Rush, 18 months), the continuation of medical, dental, and vision coverage (or monthly reimbursements in lieu of continuation);
•	a lump sum cash payment equal to the total amount that the executive would have received under the 401(k) plan as a match if he was eligible to participate in the 401(k) plan for a specified period after his termination date (for Mr. DeIuliis, 30 months; for Messrs. Johnson and Dugan, 24 months; and for Mr. Rush, 18 months) and he contributed the maximum amount to the plan for the match;
•	a lump sum cash payment equal to the difference between the present value of his accrued pension benefits at his termination date under the qualified defined benefit plan (which, as described in the Pension Benefits Table – 2018 section on page 55, is now sponsored by CONSOL Energy), and (if eligible) any plan or plans providing nonqualified retirement benefits and the present value of the accrued pension benefits to which the executive would have been entitled under the pension plans if he had continued participation in those plans for a specified period after his termination date (for Mr. DeIuliis, 30 months; for Messrs. Johnson and Dugan, 24 months; and for Mr. Rush, 18 months).
•	a lump sum cash payment of $25,000 in order to cover the cost of outplacement assistance services and other expenses associated with seeking other employment; and
•	any amounts earned, accrued or owing but not yet paid as of his termination date, payable in a lump sum, and any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs.

In addition, upon a CNX change in control (and/or a CNX Gas change in control, in the case of Messrs. DeIuliis and Johnson) all equity awards granted to each of the executives will become fully vested and/ or exercisable on the date the change in control occurs and all stock options or stock appreciation rights will remain exercisable for the period set forth in the applicable award agreement. If it is determined that any payment or distribution to an executive or for his benefit would constitute an “excess parachute payment” within the meaning of Section 280G of the federal income tax laws, the executives (other than Messrs. Rush and Dugan) will be entitled to an additional amount, subject to certain limitations, such that the net amount retained by him after deduction of any excise tax imposed under Section 4999 of the federal income tax laws, and any tax imposed upon the gross-up payment, will be equal to the excise tax on the payment.

In the case of Messrs. Rush and Dugan, the provisions of their CIC Agreements provide that in the event that any payment or distribution by CNX would constitute an “excess parachute payment” within the meaning of Section 280G, CNX will limit such payments to an amount below the excess parachute payment amount, such that there will not be any excise tax on such payments.

The CIC Agreements contain confidentiality, non-competition and non-solicitation obligations. The named executives have each agreed not to compete with the business for one year, or to solicit employees for two years, following a termination of employment, when such executive is receiving severance benefits under a CIC Agreement.

  -  2019 Proxy Statement    60

Back to Contents

No payments are made or benefits provided under the CIC Agreements unless the executive executes, and does not revoke, a written release of any and all claims (other than for entitlements under the terms of the agreement or which may not be released under the law).

“Cause,” under the CIC Agreements, is a determination by the Board (or the CNX Gas Board in the case of Messrs. DeIuliis and Johnson) that the executive has:

(a)	been convicted of, or has pleaded guilty or nolo contendere to, any felony or any misdemeanor involving fraud, embezzlement or theft; or
(b)	wrongfully disclosed material confidential information of the Corporation or any subsidiary (including CNX Gas), has intentionally violated any material express provision of the Corporation’s code of conduct for executives and management employees (as then in effect) or has intentionally failed or refused to perform any of his material assigned duties for the Corporation (or CNX Gas in the case of Messrs. DeIuliis and Johnson), and any such failure or refusal has been demonstrably and materially harmful to the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson).

Notwithstanding the foregoing, the executive will not be deemed to have been terminated for “cause” under clause (b) above unless the majority of the members of the Board (or the CNX Gas Board, in the case of Messrs. DeIuliis and Johnson) plus one member of such board, find that, in its good faith opinion, the executive has committed an act constituting “cause,” and such resolution is delivered in writing to the executive.

A “change in control” under the CIC Agreements means the occurrence of any of the following events (for purposes of this section, with respect to Messrs. DeIuliis and Johnson, where applicable, references to the “Corporation” also include the Corporation’s subsidiary, CNX Gas; references to the “Board” also include the CNX Gas Board; references to “shareholders of the Corporation” also include shareholders of CNX Gas and references to “voting stock” also include securities of CNX Gas):

(i)	the acquisition by any individual, entity or group of beneficial ownership of more than 25% of the combined voting power of the then outstanding voting stock of the Corporation; provided, however, that the following acquisitions will not constitute a change in control: (A) any issuance of voting stock of the Corporation directly from the Corporation that is approved by the then incumbent Board, (B) any acquisition by the Corporation (or any subsidiaries) of voting stock of the Corporation, (C) any acquisition of voting stock of the Corporation by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any subsidiary of the Corporation, (D) any acquisition of voting stock of the Corporation by an underwriter holding securities of the Corporation in connection with a public offering thereof, or (E) any acquisition of voting stock of the Corporation by any person pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) below; or
(ii)	individuals who constitute the Board as of the agreement date (or in the case of Messrs. DeIuliis and Johnson, individuals who constitute the CNX Gas Board other than at a time when the Corporation and/or its subsidiaries beneficially own more than 50% of the total voting stock of CNX Gas) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Corporation’s shareholders (or CNX Gas’s shareholders, in the case of Messrs. DeIuliis and Johnson) was approved by a vote of at least two-thirds of the directors then comprising the incumbent Board are deemed to have then been a member of the incumbent Board, but excluding any individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board;
(iii)	consummation of a reorganization, merger or consolidation of the Corporation or a direct or indirect wholly owned subsidiary of the Corporation, a sale or other disposition of all or substantially all of the assets of the Corporation, or other transaction involving the Corporation, unless, in each case, immediately following such transaction, (A) all or substantially all of the individuals and entities who were the beneficial owners of voting stock of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the combined voting power or securities of the then outstanding shares of voting stock or securities of the entity resulting from such transaction or any direct or indirect parent corporation thereof, (B) no person other than the Corporation beneficially owns 25% or more of the combined voting power of the then outstanding shares of voting stock of the entity resulting from such transaction or any direct or indirect parent corporation thereof and (C) at least a majority of the members of the Board of the entity resulting from such transaction or any direct or indirect parent corporation thereof were members of the incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction;
(iv)	approval by the shareholders of the Corporation of a complete liquidation or dissolution of the Corporation, except pursuant to a transaction that complies with clauses (A), (B) and (C) of (iii) above; or
(v)	in the case of Messrs. DeIuliis’ and Johnson’s CIC Agreements, other than a time when CNX and/or its subsidiaries beneficially own less than 50% of the total voting stock of CNX Gas, a CNX change in control (as described in clauses (i) through (iv) above).

A “constructive termination” means:

•	a material adverse change in position;
•	a material reduction in annual base salary or target bonus or a material reduction in employee benefits;

  -  2019 Proxy Statement    61

Back to Contents
•	material adverse change in circumstances as determined in good faith by the executive, including a material change in the scope of business or other activities for which the executive was responsible for prior to the change in control, which has rendered the executive unable to carry out, has materially hindered his performance of, or has caused him to suffer a material reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position he held immediately prior to the change in control, as determined by him;
•	the liquidation, dissolution, merger, consolidation or reorganization of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) or transfer of substantially all of CNX’s (or CNX Gas’s, in the case of Messrs. DeIuliis and Johnson) business or assets unless the successor assumes all duties and obligations of the Corporation (or CNX Gas, in the case of Messrs. DeIuliis and Johnson) under the applicable CIC Agreement; or
•	the relocation of the executive’s principal work location to a location that increases his normal commute by 50 miles or more or that requires travel increases by a material amount.

Stock Options

In the event that a named executive’s employment with the Corporation (including any affiliate of the Corporation) is terminated for “cause” (as defined in our Plan) or the named executive breaches non-competition or proprietary information covenants (see description below), then any stock option (whether vested or unvested) that is granted to the named executive will be cancelled and forfeited in its entirety on the date of termination of employment or breach of covenant, as applicable. In addition, any stock option exercised during the six-month period prior to such termination of employment or breach of covenant, as applicable, will be rescinded, and the named executive will be required to pay to the Corporation within 10 days an amount in cash equal to the gain realized by the exercise of the stock option.

In the event that the named executive’s employment terminates voluntarily, due to “disability” (as defined in our Plan) or by the Corporation without “cause” (as defined in our Plan), the non-vested portion of any stock option will be deemed cancelled on the termination date and the vested portion, if any, of the stock option as of the date of such termination will remain exercisable for the lesser of a period of 90 days following termination or until the expiration date of the stock option. Notwithstanding the previous sentence, if such termination occurs by reason of an “incapacity retirement” as defined in the Pension Plan (or any successor plan) and as provided in the award agreement, then in that event the non-vested portion of the stock option will continue to vest and become exercisable in the ordinary course and will remain exercisable until the stock option’s expiration date.

In the event that employment with the Corporation (including any affiliate) is terminated without cause and after a decision that such termination qualifies for special vesting treatment, the non-vested portion of a stock option will continue to vest and become exercisable in accordance with the vesting schedule set forth in the award agreement, and will remain exercisable until the expiration date. In the event that the named executive’s employment is terminated by reason of death, the non-vested portion of the stock option will vest in its entirety immediately upon the date of death and will remain exercisable for the lesser of a period of three years following death or the expiration date.

RSUs

All shares subject to RSU awards that are issued under our Plan will vest (i.e., will not be subject to forfeiture as the result of employment termination) upon the occurrence of certain specified termination of employment events such as incapacity retirement, termination of employment by reason of death or as part of a reduction in force as specified and implemented by the Corporation, or without cause and after a decision that such termination without cause qualifies for special vesting treatment. In no event will any shares vest in the event employment with the Corporation is terminated for “cause” as defined in our Plan (see below) or if a named executive leaves the Corporation’s employment for any reason other than in connection with a special vesting event.

In addition, if employment is terminated for cause or the named executive breaches the non-competition or proprietary information covenants (see below), then, in addition to awards being cancelled with respect to any unvested shares, the named executive will also forfeit all of his right, title and interest in and to any shares which have vested under existing awards and which are held by him at that time. In addition, to the extent a named executive has sold any of his vested shares within the six month period ending with the date of the named executive’s termination for cause or breach of the non-competition or proprietary information covenants or at any time thereafter, then the named executive will be required to repay to the Corporation, within 10 days after receipt of written demand from the Corporation, the cash proceeds received upon each such sale, provided the demand is made by the Corporation within one year after the date of that sale.

In the event employment is terminated because of a reduction in force, the named executive will not be subject to the non-competition and certain non-solicitation provisions contained in the award agreement.

  -  2019 Proxy Statement    62

Back to Contents

PSUs

The PSU awards also include special vesting provisions in connection with certain employment termination circumstances.

In the event the named executive’s employment with the Corporation (or an affiliate) is terminated (i) on or after the date the named executive has reached the age of 62, (ii) on account of death or disability, or (iii) by action taken by the Corporation (including any affiliate) without cause and after a decision that such termination without cause qualifies for special vesting treatment (a “Qualifying Separation”), the named executive will be entitled to retain the PSUs and receive payment therefore, to the extent earned and payable; provided, however, that in the case of a termination on or after the named executive has reached the age of 62 or on account of disability, the named executive will only be entitled to retain a prorated portion of the PSUs determined at the end of the performance period, based on the ratio of the number of complete months that the named executive worked in the performance period.

If the named executive’s employment with the Corporation or any affiliate generally is terminated for any other reason, including by the named executive voluntarily, or by the Corporation (including any affiliate) with or without cause (other than in connection with a Qualifying Separation), the PSUs awarded to the named executive will be cancelled and forfeited.

Equity Incentive Plan Definitions

The following definitions and provisions are set forth in our Plan:

“Cause” is defined, unless otherwise defined in the applicable award agreement, as a determination by the Compensation Committee that a person has committed an act of embezzlement, fraud, dishonesty or breach of fiduciary duty to the Corporation, deliberately and repeatedly violated the rules of the Corporation or the valid instructions of the Board or an authorized officer of the Corporation, made any unauthorized disclosure of any of the material secrets or confidential information of the Corporation, or engaged in any conduct that could reasonably be expected to result in material loss, damage or injury to the Corporation.

“Disability” is defined, unless otherwise defined in the applicable award agreement, as an award recipient’s inability, because of physical or mental incapacity or injury (that has continued for a period of at least 12 consecutive calendar months) to perform for the Corporation or an affiliate of the Corporation substantially the same services as he or she performed prior to incurring the incapacity or injury.

Change in Control and Restrictive Covenant Provisions – CNX Options, RSUs, and PSUs

All CNX option, RSU and PSU awards, whether or not vested, vest upon a change in control, which is defined under our Plan as (unless otherwise defined in the applicable award agreement) the earliest to occur of:

•	any one person (other than the Corporation, any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation, and any corporation owned, directly or indirectly, by the shareholders of the Corporation in substantially the same proportions as their ownership of Corporation stock), or more than one person acting as a group, is or becomes the beneficial owner of shares that, together with the shares held by that person or group, possess more than 50% of the total fair market value or total voting power of the Corporation’s shares;
•	a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or
•	the sale of all or substantially all of the Corporation’s assets.

However, in the event the accelerated vesting of the awards, either alone or together with any other payments or benefits to which the named executive may otherwise become entitled from the Corporation in connection with the “change in control” would, in the Corporation’s good faith opinion, be deemed to be a parachute payment under Section 280G of the Code (or any successor provision), then, unless any agreement between the named executive and the Corporation provides otherwise, the number of options and RSUs which vest on this accelerated basis will be reduced to the extent necessary to assure, in the Corporation’s good faith opinion, that no portion of the accelerated award will be considered such a parachute payment.

All CNX option, RSU and PSU awards contain a covenant regarding confidential information and trade secrets, pursuant to which the recipient must agree, at any time during or after his or her employment with the Corporation, not to disclose or use for his or any other person or entity’s own benefit or purposes, other than the Corporation and its affiliates, any proprietary confidential information or trade secrets, which are unique to the Corporation and not generally known to the industry or the public (except as otherwise provided therein). In addition, upon termination with the Corporation for any reason, the award recipient must immediately return all materials relating to the business of the Corporation and its affiliates, excluding personal notes, notebooks and diaries, and may not retain or use for such person’s own account at any time any trade names, trademarks or other proprietary business designation used or owned in connection with the business of the Corporation or its affiliates.

With respect to outstanding PSUs, upon a change in control, the applicable performance goals will be deemed to have been achieved on such date and the PSUs will be paid based on performance relative to such goals as of such date, with the value of such PSUs to be settled on the closing date of the change in control transaction; provided, however, that in the event of a change in control, PSUs may be settled in cash and/or securities or other property.

  -  2019 Proxy Statement    63

Back to Contents

Supplemental Retirement Plan

If a participant’s employment with CNX or any subsidiary terminates for “cause” (which is defined in the Supplemental Retirement Plan to include a violation of any nonsolicitation, noncompetition or nondisclosure provision contained in any agreement entered into by and between a participant and CNX or any subsidiary), no benefits will be payable under the Supplemental Retirement Plan. Additionally, each participant agrees by participating in the Supplemental Retirement Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of “cause,” the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of Supplemental Retirement Plan benefits will also occur for certain cause events even if the event does not occur or is not discovered until after any termination of employment. Benefits under the Supplemental Retirement Plan will immediately vest upon death or disability of a participant or upon a “change in control” (as described below).

Further, the participant will be entitled to receive the vested benefits in a lump sum payment if the participant’s employment is terminated after, or in connection with, a “change of control” (as defined in the Supplemental Retirement Plan) on account of: (i) an involuntary termination associated with a change in control within the two year period after the change in control, or (ii) a termination by CNX other than for cause or due to the participant’s death or disability that (A) occurs not more than three months prior to the date on which a “change in control” occurs or (B) is required by a third party who initiates a change in control.

The benefit will be calculated as if the participant terminated on the date of the change in control, but the participant will be considered only for purposes of applying the appropriate actuarial reduction to have a minimum age of 55 and a minimum of 20 years of credited service. Additional service credit will also be provided for the term of any payments under a participant’s CIC Agreement, if any, with the Corporation. See “Understanding our Pension Benefits Table” on page 55 for more information regarding the Supplemental Retirement Plan.

New Restoration Plan

The New Restoration Plan was frozen for future benefit credits effective July 1, 2018. If a participant’s employment terminates on account of “cause” (as defined in the New Restoration Plan), no benefits will be payable. Additionally, each participant agrees by participating in the New Restoration Plan that within ten (10) days after the date we provide the participant with a notice that there has occurred a termination on account of cause, the participant will pay to us in cash an amount equal to any and all distributions paid to or on behalf of such participant under the plan within the six (6) months prior to the date of the earliest breach. A forfeiture of New Restoration Plan benefits will also occur for certain “cause” events even if the event does not occur or is not discovered until after any termination of employment.

Severance Pay Plan for Salaried Employees

Eligible employees of CNX are entitled to receive benefits under the Severance Pay Plan immediately upon completion of one year of continuous service with CNX. Pursuant to the terms of the Severance Pay Plan, upon an involuntary termination that is part of a workforce reduction, the employee is entitled to one week’s compensation for each completed full year of continuous service, up to a maximum of 25 weeks’ compensation, subject to the Severance Pay Plan’s reemployment provisions described below. Benefits under the Severance Pay Plan do not apply where the employee is terminated for “cause” (as defined in the Severance Pay Plan) or resigns, or where such employee’s employment ends in connection with the sale of stock or all or part of the CNX asset and the employee is offered employment by the purchaser (or its affiliate) of the stock or all or part of the CNX asset.

Calculation of the one week’s compensation is made on the basis of straight time pay (excluding any bonus or overtime compensation) for such employee’s permanently assigned position. In addition to severance benefits, employees are granted any vacation pay to which they are entitled. Employees with less than one year of service are paid only up to and including the date of termination. In the event that the terminated employee is re-employed as a full-time employee before the severance pay period has expired, the employee shall reimburse CNX for the amount of severance benefits which relate to the unexpired period. If the employee was granted vacation pay, the employee may, at his or her option, remit the vacation pay to CNX and schedule a later vacation at a time mutually agreed upon with CNX.

Employees will not be entitled to severance under this plan unless and until such employee executes, and does not revoke, a release, deemed satisfactory by CNX, waiving any and all claims against CNX, its affiliates and subsidiaries and all related parties.

  -  2019 Proxy Statement    64

Back to Contents

2018 Pay Ratio Information

2018 Pay Ratio

The SEC requires disclosure of the annual total compensation of our President and CEO, Mr. DeIuliis, the annual total compensation of our “median employee” (determined by excluding our President and CEO), and the ratio of their respective annual total compensation to each other (in each case, with annual total compensation calculated in accordance with SEC rules applicable to the Summary Compensation Table). For fiscal year 2018, the values are as follows:

•	Mr. DeIuliis’ annual total compensation – $10,266,544
•	Median employee’s annual total compensation – $127,502
•	Ratio of Mr. DeIuliis’ to the median employee’s annual total compensation – 1:80

Pay Ratio Methodology

SEC rules allow CNX to select a methodology for identifying the median employee in a manner that is most appropriate, based on CNX’s size, organizational structure, and compensation plans, policies, and procedures.

Consistent with Instruction 2 to Item 402(u) of Regulation S-K, the applicable SEC rule, CNX may identify its median employee for purposes of providing pay ratio disclosure once every three years and calculate and disclose total compensation for that employee each year; provided that, during the last completed fiscal year, there has been no change in the employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our 2017 pay ratio disclosure. The Corporation has reviewed the changes in its employee population and employee compensatory arrangements and, based on that review, determined that there has been no change in our employee population or employee compensatory arrangements that would significantly impact our 2017 pay ratio disclosure.

Although this is the case, we also performed the pay ratio analysis of our employee population for 2018. As with last year, we chose December 1st as the determination date to identify our median employee, which date was within the last three months of our most recently completed fiscal year. This date was again selected to allow us sufficient time to assess our employee population and employee compensation arrangements given our operations and, if determined to be appropriate, to identify a new median employee. As of December 1, 2018, we employed 561 persons in the United States.

We used the same methodology as last year to identify the median employee. The median employee is a full-time, salaried employee who was selected using base salary and cash bonus payout under the STIC, which were applied consistently across CNX’s entire employee population for the trailing 12-month period preceding December 1, 2018 (excluding our CEO). We believed and continue to believe that these elements reasonably reflect the annual compensation of our general employee population. Using this methodology, we identified a 2018 median employee whose compensation was substantially similar to that of the median employee used for the 2017 pay ratio disclosure based on the above-described compensation measure. The principal difference between the compensation of the 2018 and 2017 median employees resulted from the fact that the 2017 median employee included in the 2017 pay ratio calculation received a promotion and an equity award in 2018. In determining the median employee, CNX did not use any of the exemptions permitted under SEC rules. Similarly, CNX did not rely on any material assumptions, adjustments or estimates in order to identify the median employee or to determine annual total compensation or any elements of annual total compensation for that employee or Mr. DeIuliis.

Once we identified our median employee, we calculated the median employee’s annual total compensation, as described above, for purposes of developing the comparison of Mr. DeIuliis’ annual total compensation to such median employee’s annual total compensation.

  -  2019 Proxy Statement    65

Back to Contents

ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

The Audit Committee has reviewed and discussed with management of CNX and Ernst & Young LLP (“EY”), the independent registered public accounting firm serving as the independent auditor of the Corporation for the fiscal year ended December 31, 2018, the audited financial statements of the Corporation for the fiscal year ended December 31, 2018 (the “Audited Financial Statements”). In addition, we have discussed with EY the matters required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) (Auditing Standard No. 1301 – Communications with Audit Committees) relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of the registered public accountant’s activities or access to requested information and any significant disagreements with management.

The Audit Committee also has received the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with that firm its independence from the Corporation and its subsidiaries. The Committee also discussed with management of the Corporation and EY such other matters and received such assurances from them as the Committee deemed appropriate.

Management is responsible for the Corporation’s internal controls and the financial reporting process. EY is responsible for performing an independent audit of CNX’s financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing review and discussions with management and a review of the report of EY with respect to the Audited Financial Statements and the other matters described above, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the Audited Financial Statements in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the SEC.

Members of the Audit Committee:

Bernard Lanigan, Jr., Chairman

William E. Davis

William N. Thorndike, Jr.

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of CNX under the Securities Act of 1933 or the Exchange Act, except to the extent that the Corporation specifically incorporates the Report by reference therein.

Independent Registered Public Accounting Firm

EY was the independent registered public accounting firm selected by the Corporation’s Audit Committee as the independent auditor for the fiscal years ended December 31, 2018 and December 31, 2017.

The following table presents fees billed for professional audit services rendered by EY in connection with its audits of CNX’s annual financial statements for the years ended December 31, 2018 and December 31, 2017 and fees for other services rendered by EY during those periods.

	2018 (EY Fees)		2017 (EY Fees)
Audit Fees	$2,052,457	(1)	$3,313,731
Audit-Related Fees	$—		$—
Tax Fees	$—		$—
All Other Fees	$4,310		$1,995
TOTAL	$2,056,767		$3,315,726
(1)	Includes $413,500 of fees incurred in connection with the sale of the Ohio Utica joint venture assets. These fees were reimbursed to CNX by the buyer.

As used in the table above, the following terms have the meanings set forth below.

  -  2019 Proxy Statement    66

Back to Contents

Audit Fees

The fees for professional services rendered in connection with the audit of CNX’s annual financial statements, for Sarbanes-Oxley attestation procedures, for the review of the financial statements included in CNX’s Quarterly Reports on Form 10-Q and for services that are normally provided by the accounting firm in connection with statutory and regulatory filings or engagements.

All Other Fees

These fees were for a subscription to EY’s GAAIT service, an electronic accounting and research tool offered by EY.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent registered public accounting firm. Under the policy, proposed services may require specific pre-approval by the Audit Committee or alternatively, may be generally pre-approved without consideration of specific case-by-case services. In either case, the Audit Committee must consider whether such services are consistent with SEC rules on auditor independence. The policy allows for certain enumerated services to be generally pre-approved for a period of 12 months, including integrated audits of financial statements and internal controls, services associated with periodic reports or SEC registration statements, and services related to compliance with financial, accounting or regulatory matters. Services that fall outside of the generally pre-approved categories are required to be specifically approved, on a case-by-case basis, by the Audit Committee. The Chair of the Audit Committee is authorized to pre-approve services on behalf of the Audit Committee, provided that any such pre-approval decisions are presented to the full Audit Committee at the next scheduled meeting.

All of the services related to audit fees, audit-related fees, tax fees and all other fees performed by EY during fiscal years 2018 and 2017 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee.

Proposal No. 2	Ratification of Anticipated Appointment of Independent Auditor

The Audit Committee anticipates appointing EY as the independent registered public accounting firm to serve as the independent auditor for CNX for the fiscal year ending December 31, 2019. The Audit Committee recommends that the shareholders of CNX ratify this anticipated appointment.

If the shareholders of CNX do not ratify the anticipated appointment of EY as the independent registered public accounting firm to serve as the independent auditor for the fiscal year ending December 31, 2019, this appointment will be reconsidered by the Audit Committee, including whether it should appoint an alternative independent auditor.

Representatives of EY are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Ratification of the Anticipated Appointment of EY as Independent Auditor for the Fiscal Year Ending December 31, 2019.

  -  2019 Proxy Statement    67

Back to Contents
Proposal No. 3	Advisory Approval of CNX’s Executive Compensation

Pursuant to Section 14A of the Exchange Act, the Corporation is required to provide its shareholders with the opportunity to cast a non-binding advisory vote on compensation paid to our named executives. At our 2011 and 2017 annual meetings of shareholders, our shareholders voted to conduct this advisory vote on an annual basis, which we will continue to do until the next vote on the frequency of holding our advisory say-on-pay votes in 2023.

As described in detail in the “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain key executives who drive our success and industry leadership. We achieve these objectives through compensation that:

•	links a significant portion of total compensation to performance, which we believe will create long-term shareholder value;
•	consists primarily of stock-based compensation, which encourages our named executives to act as owners of the Corporation;
•	is tied to overall corporate performance, financial and operational goals (annual and long-term);
•	enhances retention in a highly competitive market by subjecting a significant portion of total compensation to multi-year vesting or performance conditions;
•	discourages unnecessary and excessive risk-taking; and
•	provides a competitive total pay opportunity.

The Compensation Committee continually reviews the compensation programs for our executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our shareholders’ interests and current market practices. Please read “Compensation Discussion and Analysis” beginning on page 36, which describes the Corporation’s executive compensation program and the decisions made by the Compensation Committee in 2018 in more detail, including information about the fiscal year 2018 compensation paid to our named executives.

CNX has a consistent record of delivering solid financial results for our shareholders. For a discussion of the Corporation’s significant achievements in 2018, see the “Proxy Summary” on page 6. We believe that our executive compensation programs have played a material role in our ability (i) to drive the strong financial results described in “Compensation Discussion and Analysis” and (ii) to attract and retain a highly experienced, successful team to manage the Corporation.

We are asking our shareholders to indicate their support for the compensation paid to our named executives in 2018 as described in this Proxy Statement (including the Compensation Discussion and Analysis, the compensation tables and other related compensation disclosures required by Regulation S-K Item 402 and contained herein). This proposal is intended to give our shareholders the opportunity to express their views on the compensation paid to our named executives in 2018. This vote is not intended to address any specific item of compensation, but rather the overall compensation paid to our named executives, and the philosophy, policies and practices described in this Proxy Statement.

Accordingly, we ask our shareholders to vote “FOR,” on an advisory basis, the compensation paid to our named executives in 2018, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, and to adopt the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Corporation’s named executives, as disclosed pursuant to Item 402 of Regulation S-K, including the “Compensation Discussion and Analysis,” compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, your vote will not be binding on the Corporation, the Board or the Compensation Committee. However, our Board and our Compensation Committee, which is responsible for designing and administering the Corporation’s executive compensation program, value the opinions of our shareholders and to the extent there is any significant vote against the compensation paid to our named executives in 2018, we will consider our shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors Unanimously Recommends that You Vote “FOR” the Compensation Paid to our Named Executives in 2018, as Disclosed in this Proxy Statement, Pursuant to the Compensation Disclosure Rules of the SEC.

  -  2019 Proxy Statement    68

Back to Contents

SECURITIES AUTHORIZED FOR ISSUANCE UNDER THE CNX EQUITY COMPENSATION PLAN

The following table summarizes the Corporation’s equity compensation plan information as of December 31, 2018.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	9,599,429	(1)	$24.13	(2)	6,461,878
Equity compensation plans not approved by security holders	—		—		—
TOTAL	9,599,429	(1)	$24.13	(2)	6,461,878
(1)	Of this total, 4,529,180 shares are subject to outstanding stock options, 1,427,151 shares are subject to outstanding RSUs, 25,860 shares are subject to outstanding DSUs, and 2,689,970 shares are subject to outstanding PSUs (assuming maximum payout).
(2)	The weighted-average exercise price does not take into account the RSUs, DSUs or PSUs.

  -  2019 Proxy Statement    69

Back to Contents

ADDITIONAL MATTERS

Shareholder Proposals for Inclusion in Next Year’s Proxy Statement or Presentation at Next Year’s Annual Meeting

Any proposal submitted by a shareholder for inclusion in the next annual meeting Proxy Statement must (a) conform to the requirements of Rule 14a-8 promulgated under the Exchange Act and (b) be received by the Corporate Secretary of CNX at our principal executive offices no later than 5:30 p.m. Eastern Standard Time on December 20, 2019. Any such proposal should be addressed to the Corporate Secretary, CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317.

The Bylaws require that all shareholder proposals to be submitted at the annual meeting, but not included in the Corporation’s Proxy Statement, be received by the Corporate Secretary of CNX as written notice no later than the close of business on February 29, 2020, nor earlier than the close of business on January 30, 2020, together with all information specified in the Bylaws. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date of the previous year’s annual meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting and not later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made by CNX.

General Information Regarding the Requirements for Shareholder Nominations of Directors

Any shareholder desiring to nominate an individual for election as a director of CNX must submit to the Corporate Secretary the information required by Section 2.8 of the Bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary that they are not party to and will not become party to any agreement about how they will act or vote, and (iv) the nominee’s executed irrevocable conditional resignation letter. In addition, CNX may require the shareholder to provide such further information as it may reasonably request. To be timely, a shareholder nomination must be received within the timeframe described above for proposals to be submitted at the annual meeting but not included in CNX’s Proxy Statement.

Additionally, CNX’s Bylaws provide “proxy access” rights to shareholders that provide notice to CNX consistent with the requirements set forth in the Bylaws (the “proxy access notice”). A summary of these procedures is as follows. As set forth in Section 2.14 of our Bylaws, a shareholder, or group of twenty or fewer shareholders, that (i) own at least 3% of the aggregate voting power of the outstanding shares of the Corporation entitled to vote generally for the election of directors and (ii) have owned such shares continuously for at least three years as of the date that the Corporation receives the proxy access notice and as of the record date for determining shareholders eligible to vote at the applicable annual meeting of shareholders, may nominate candidates to serve on the Board and have such candidates included in CNX’s Proxy Statement. The shareholder(s) may nominate director candidates constituting the greater of (i) two individuals or (ii) the largest whole number that does not exceed 20% of the number of directors in office on the last day on which the proxy access notice may be delivered, consistent with the requirements set forth in the Bylaws, provided that the shareholder(s) and nominee(s) satisfy the requirements specified in Section 2.14 of our Bylaws. To be timely, the proxy access notice must be delivered to the Corporate Secretary of CNX at CNX’s principal executive offices not later than the close of business on the 120th day nor earlier than the close of business on the 150th day prior to the first anniversary of the date that CNX mailed its proxy statement for the preceding year’s annual meeting of shareholders (i.e., for the 2020 annual meeting of shareholders, no later than December 20, 2019 and no earlier than November 20, 2019). The proxy access notice must contain the information required in our Bylaws, and the shareholder(s) and nominee(s) must comply with the information and other requirements set forth in Sections 2.8 and 2.14 of our Bylaws.

  -  2019 Proxy Statement    70

Back to Contents

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address and the same last name by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. CNX and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once shareholders have received notice from their broker or CNX that materials will be sent in the householding manner to the shareholder’s address, householding will continue until otherwise notified or until the shareholder revokes such consent. If, at any time, shareholders no longer wish to participate in householding and would prefer to receive separate proxy statements, they should notify their broker if their shares are held in a brokerage account, or CNX if they hold registered shares. CNX will deliver promptly upon written or oral request a separate copy of the annual report or proxy statement, as applicable, to a shareholder at a shared address to which a single copy of the documents was delivered. To request the start or end of householding, shareholders should notify their broker or CNX. Any such written notice directed to CNX should be addressed to the Investor Relations department of CNX Resources Corporation, CNX Center, 1000 CONSOL Energy Drive, Suite 400, Canonsburg, PA 15317, or oral notice may be given by calling CNX at (724) 485-4000:

•	to receive a separate copy of the annual report or proxy statement for the Annual Meeting;
•	to receive separate copies of those materials for future meetings; or
•	if the shareholder shares an address and wishes to request delivery of a single copy of annual reports or proxy statements, rather than receiving multiple copies.

Other

The Board knows of no other proposals that may properly be presented for consideration at the Annual Meeting, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote your shares according to their best judgment.

By the Order of the Board of

Directors of CNX Resources Corporation

  -  2019 Proxy Statement    71

Back to Contents
Appendix A	Reconciliation of Non-GAAP Measures

Net Asset Value

Net Asset Value, or NAV, is a non-GAAP measure calculated as the present value of the company’s future cash flows less the value of net debt as of a specific date. There is no comparable GAAP measure provided in CNX’s financial statements and, thus, no applicable reconciliation.

Calculations of Adjusted EBITDA, EBITDA Per Share, and Adjusted EBITDAX

We define EBITDA as earnings before deducting net interest expense (interest expense less interest income), income taxes, and depreciation, depletion, and amortization. ROCE is defined as return on capital employed.

Calculations for the 2018 Performance Period of the STIC

•	Adjusted EBITDA. EBITDA is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes and depreciation, depletion and amortization. EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, but instead are performance measures calculated consistent with the definition set forth in our quarterly and year-end earnings releases as furnished with our filings on Form 8-K. Items that we exclude from EBITDA to calculate Adjusted EBITDA may include the following:

–	the effect of changes in accounting principles;
–	expenses associated with reorganizations and/or restructurings programs, including, but not limited to, reductions in force (pursuant to ASC 420) and early retirement incentives;
–	the impairment of tangible or intangible assets (pursuant to ASC 360);
–	gains or losses on the sale of assets, that are unusual in nature or infrequent in occurrence;
–	divestitures of EBITDA generating assets/businesses;
–	the unrealized portion of the gain or loss on derivative instruments;
–	non-cash portion of stock-based compensation;
–	financing and debt extinguishment fees; and
–	any other item that is unusual in nature or infrequent in occurrence and that will be reported in CNX Resources earnings release.

•	Adjusted EBITDA per Share. Equals Adjusted EBITDA divided by the basic shares of common stock outstanding at the end of the on-year performance period, December 31, 2018. The basic shares of common stock outstanding will be consistent with the shares used in the year-end earnings release as filed on Form 8-K to calculate basic EPS from Continuing Operations.

  -  2019 Proxy Statement    A-1

Back to Contents
Calculation for the 2018 Performance Period of STIC ($ in Thousands)	December 31, 2018
Net Income	$883,111
Add: Interest Expense	145,934
Less: Interest Income	(117)
Add: Income Taxes	215,557
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$1,244,485
Add: Depreciation, Depletion & Amortization	493,423
Earnings Before Interest, Taxes, and DD&A (EBITDA) from Continuing Operations	$1,737,908
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(39,507)
Settlement Expense	2,000
Gain on Asset Sales	(140,240)
Gain on Previously Held Equity Interest	(623,663)
Severance Expense	1,529
Fair Value Put Option	(3,500)
Other Transaction Fees	1,149
Stock Based Compensation	21,341
Loss on Debt Extinguishment	54,118
Impairment of Other Intangible Assets	18,650
Divestitures of EBITDAX generating assets/businesses	30,000
Total Pre-tax Adjustments	$(678,123)
Adjusted EBITDA from Continuing Operations	1,059,785
Less: Adjusted EBITDA Attributable to Noncontrolling Interest(1)	112,732
ADJUSTED EBITDA ATTRIBUTABLE TO CNX SHAREHOLDERS	$947,053
WEIGHTED AVERAGE BASIC SHARES OF COMMON STOCK OUTSTANDING	212,348,581
ADJUSTED EBITDA PER SHARE ATTRIBUTABLE TO CNX SHAREHOLDERS	$4.46

(1)	Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended December 31, 2018 is Net Income Attributable to Noncontrolling interest of $27,488 plus Depreciation, Depletion and Amortization of $3,189, plus Interest Expense of $3,480, plus Stock-based compensation of $393. Calculated by taking an average noncontrolling interest percentage of 63.91%.

  -  2019 Proxy Statement    A-2

Back to Contents
•	Adjusted EBITDAX. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization and exploration expense. Although EBITDAX, and adjusted EBITDAX are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX because they are widely used to evaluate a company’s operating performance. We exclude stock-based compensation from adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles.

Adjusted EBITDAX Attributable to CNX Shareholders ($ in Thousands)	December 31, 2018
Net Income	$883,111
Add: Interest Expense	145,934
Less: Interest Income	(117)
Add: Income Taxes	215,557
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	$1,244,485
Add: Depreciation, Depletion & Amortization	493,423
Add: Exploration Expense	12,033
Earnings Before Interest, Taxes, and DD&A (EBITDAX) from Continuing Operations	$1,749,941
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(39,507)
Settlement Expense	2,000
Gain on Asset Sales	(140,240)
Gain on Previously Held Equity Interest	(623,663)
Severance Expense	1,529
Fair Value Put Option	(3,500)
Other Transaction Fees	1,149
Stock Based Compensation	21,341
Loss on Debt Extinguishment	54,118
Impairment of Other Intangible Assets	18,650
Total Pre-tax Adjustments	$(708,123)
Adjusted EBITDAX from Continuing Operations	1,041,818
Less: Adjusted EBITDA Attributable to Noncontrolling Interest(1)	112,732
ADJUSTED EBITDAX ATTRIBUTABLE TO CNX SHAREHOLDERS	$929,086

(1)	Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended December 31, 2018 is Net Income Attributable to Noncontrolling interest of $27,488 plus Depreciation, Depletion and Amortization of $3,189, plus Interest Expense of $3,480, plus Stock-based compensation of $393. Calculated by taking an average noncontrolling interest percentage of 63.91%.

  -  2019 Proxy Statement    A-3

Back to Contents

Leverage Ratio is calculated by taking Net Debt divided by TTM EBITDAX. Management uses net debt to determine the company’s outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt attributable to CNX Resources shareholders is useful to investors in determining the company’s leverage ratio since the company could choose to use its cash and cash equivalents to retire debt.

Net Debt Attributable to CNX Shareholders	December 31, 2018
	E&P	Midstream	Total
Total Debt (GAAP)(1)	$1,921,285	$477,215	$2,398,500
Less Cash and Cash Equivalents	787	16,411	17,198
Net Debt (Non-GAAP)	1,920,498	460,804	2,381,302
Net Debt Attributable to Noncontrolling Interest(2)	—	294,500	294,500
NET DEBT ATTRIBUTABLE TO CNX SHAREHOLDERS	$1,920,498	$166,304	$2,086,802

(1)	Includes current portion.
(2)	Calculated by taking an average noncontrolling interest percentage of 63.91%.

Trailing-Twelve-Months (TTM) EBITDAX	Three Months Ended				Twelve Months Ended
($ in thousands)	March 31, 2018	June 30, 2018	September 30, 2018	December 31, 2018	December 31, 2018
Net Income	$545,546	$61,394	$146,756	$129,415	$883,111
Add: Interest Expense	38,551	38,438	35,723	33,222	145,934
Less: Interest Income	(76)	—	(42)	1	(117)
Add: Income Taxes	213,694	(31,102)	56,678	(23,713)	215,557
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	797,715	68,730	239,115	138,925	1,244,485
Add: Depreciation, Depletion & Amortization	124,667	119,087	119,585	130,084	493,423
Add: Exploration Expense	2,380	3,699	3,321	2,633	12,033
EARNINGS BEFORE INTEREST, TAXES, DD&A, AND EXPLORATION (EBITDAX) FROM CONTINUING OPERATIONS	$924,762	$191,516	$362,021	$271,642	$1,749,941
Adjustments:
Unrealized Loss (Gain) on Commodity Derivative Instruments	(52,078)	(8,975)	(15,181)	36,727	(39,507)
Settlement Expense	—	—	2,000	—	2,000
(Gain) Loss on Certain Asset Sales	(9,487)	—	(130,849)	96	(140,240)
Gain on Previously Held Equity Interest	(623,663)	—	—	—	(623,663)
Severance Expense	814	257	513	(55)	1,529
Fair Value Put Option	(3,500)	—	—	—	(3,500)
Other Transaction Fees	1,149	—	—	—	1,149
Stock Based Compensation	4,909	5,709	5,245	5,478	21,341
Loss (Gain) on Debt Extinguishment	15,635	23,413	15,385	(315)	54,118
Impairment of Other Intangible Assets	—	18,650	—	—	18,650
Total Pre-tax Adjustments	$(666,221)	$39,054	$(122,887)	$41,931	$(708,123)
ADJUSTED EBITDAX FROM CONTINUING OPERATIONS	$258,541	$230,570	$239,134	$313,573	$1,041,818
Less: Adjusted EBITDA Attributable to Noncontrolling Interest(1)	22,388	26,711	29,083	34,550	112,732
ADJUSTED EBITDAX ATTRIBUTABLE TO CNX SHAREHOLDERS	$236,153	$203,859	$210,051	$279,023	$929,086

(1)	Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended March 31, 2018 is Net Income Attributable to Noncontrolling interest of $17,983 plus Depreciation, Depletion and Amortization of $2,707, plus Interest Expense of $1,398, plus Stock-based compensation of $300. Calculated by taking an average noncontrolling interest percentage of 63.91%.
Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended June 30, 2018 is Net Income Attributable to Noncontrolling interest of $19,380 plus Depreciation, Depletion and Amortization of $3,078, plus Interest Expense of $3,836, plus Stock-based compensation of $417. Calculated by taking an average noncontrolling interest percentage of 63.91%.
Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended September 30, 2018 is Net Income Attributable to Noncontrolling interest of $21,727 plus Depreciation, Depletion and Amortization of $3,171, plus Interest Expense of $3,877, plus Stock-based compensation of $308. Calculated by taking an average noncontrolling interest percentage of 63.91%.
Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended December 31, 2018 is Net Income Attributable to Noncontrolling interest of $27,488 plus Depreciation, Depletion and Amortization of $3,189, plus Interest Expense of $3,480, plus Stock-based compensation of $393. Calculated by taking an average noncontrolling interest percentage of 63.91%.

  -  2019 Proxy Statement    A-4

Back to Contents

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 28, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 26, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/CNX2019**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 28, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 26, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E68086-P20821

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CNX RESOURCES CORPORATION

The Board recommends a vote FOR all nominees.

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

01) J. Palmer Clarkson
02) William E. Davis
03) Nicholas J. DeIuliis
04) Maureen E. Lally-Green
05) Bernard Lanigan, Jr.
06) William N. Thorndike, Jr.

The Board recommends a vote FOR Proposal 2.

	For	Against	Abstain
2. Ratification of Anticipated Selection of Independent Auditor: Ernst & Young LLP.	☐	☐	☐

The Board recommends a vote FOR Proposal 3.

	For	Against	Abstain
3. Approval, on an Advisory Basis, of Compensation Paid to CNX Resources Corporation's Named Executives in 2018.	☐	☐	☐

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, trustee, administrator or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Back to Contents

YOUR VOTE IS IMPORTANT

Please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope so these shares may be represented at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement, Annual Report on Form 10-K, and Shareholder Letter are available at www.proxyvote.com.

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

E68087-P20821

Proxy — CNX RESOURCES CORPORATION

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Nicholas J. DeIuliis and Stephanie L. Gill, and each of them, as proxies with power of substitution to vote on behalf of the undersigned all shares, on all matters designated on the reverse side or otherwise properly presented at the Annual Meeting of Shareholders of CNX Resources Corporation, as the undersigned may be entitled to vote at the Annual Meeting of Shareholders of CNX Resources Corporation to be held on May 29, 2019 at 10:00 a.m., Eastern Time, at www.virtualshareholdermeeting.com/CNX2019 and any postponement or adjournment thereof, with all powers that the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein. **If no direction is made, this Proxy will be voted "FOR" the election of all nominees in Proposal 1, "FOR" the ratification of the anticipated selection of Ernst & Young LLP as independent auditor in Proposal 2, "FOR" the approval, on an advisory basis, of compensation paid to CNX Resources Corporation's named executives in 2018 in Proposal 3, and the proxies are authorized, in accordance with their judgment, to vote upon such other matters as may properly come before the meeting and any postponement or adjournment thereof.**

Continued and to be signed on reverse side